UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

UBIQUITEL INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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May 15, 2006

Merger Proposal—Your Vote Is Very Important

To the Stockholders of UbiquiTel Inc.:

You are cordially invited to attend our 2006 annual meeting of stockholders to be held on June 27, 2006 at 9:00 a.m., local time, at the Philadelphia Marriott West Hotel, 111 Crawford Avenue, West Conshohocken, Pennsylvania.

On April 19, 2006, we entered into a merger agreement with Sprint Nextel Corporation, pursuant to which UbiquiTel Inc. will become a wholly-owned subsidiary of Sprint Nextel. If the merger is completed, you will receive $10.35 in cash, without interest, for each share of UbiquiTel Inc. common stock you own. At our annual meeting of stockholders, we will ask you to, among other things, consider and vote on the adoption of the merger agreement and the approval of the merger and related transactions.

After careful consideration, the board of directors unanimously approved the merger agreement and determined that the merger agreement and the merger are fair to and in the best interests of UbiquiTel and its stockholders. Our board of directors unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement and approve the merger and related transactions.

Your vote is important.   The merger cannot be completed unless stockholders holding a majority of the outstanding shares on the record date adopt the merger agreement and approve the merger and related transactions. The completion of the merger is also subject to the satisfaction or waiver of other conditions, including obtaining clearance from regulatory agencies. More information about the merger is contained in the accompanying proxy statement. We encourage you to read the accompanying proxy statement in its entirety because it explains the proposed merger, the documents related to the merger and other related matters.

Whether or not you plan to attend the annual meeting, please take the time to submit a proxy by following the instructions on your proxy card as soon as possible. If your shares are held in an account at a brokerage firm, bank or other nominee, you should instruct your broker, bank or other nominee how to vote in accordance with the voting instruction form furnished by your broker, bank or other nominee. If you do not vote or do not instruct your broker, bank or other nominee how to vote, it will have the same effect as voting against the adoption of the merger agreement and approval of the merger and related transactions.

If you properly transmit your proxy and do not indicate how you want to vote, your proxy will be voted “FOR” the adoption of the merger agreement and approval of the merger and related transactions and “FOR” the other matters set forth in the accompanying notice of annual meeting, including any proposal to adjourn or postpone the annual meeting to a later date, but in no event later than December 31, 2006, to solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement and approval of the merger and related transactions.

I enthusiastically support this transaction and join the other members of our board of directors in recommending that you vote for the adoption of the merger agreement and approval of the merger and related transactions.

Sincerely,

Donald A. Harris
Chairman, President and Chief Executive Officer

This transaction has not been approved or disapproved by the Securities and Exchange Commission or any state securities commission. Neither the Securities and Exchange Commission nor any state securities commission has passed upon the merits or fairness of this transaction or upon the adequacy or accuracy of the information contained in this proxy statement. Any representation to the contrary is a criminal offense.

This proxy statement is dated May 15, 2006 and is first being mailed to stockholders on or about May 16, 2006.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 27, 2006

To the Stockholders of UbiquiTel Inc.:

We will hold our annual meeting of the stockholders of UbiquiTel Inc. on June 27, 2006, at 9:00 a.m., local time, at the Philadelphia Marriott West Hotel, 111 Crawford Avenue, West Conshohocken, Pennsylvania, to consider and vote on the following proposals:

1.     To adopt the Agreement and Plan of Merger, dated as of April 19, 2006, by and among UbiquiTel Inc., a Delaware corporation, Sprint Nextel Corporation, a Kansas corporation, and Eagle Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Sprint Nextel Corporation, and approve the merger and related transactions contemplated by the Agreement and Plan of Merger;

2.     To elect Robert A. Berlacher, Donald A. Harris and Joseph N. Walter as Class III directors, each for a term ending on the earlier to occur of the effective date of the merger and our annual meeting of stockholders in 2009;

3.     Any proposal to adjourn or postpone the annual meeting to a later date, but in no event later than December 31, 2006, to solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement and approval of the merger and related transactions; and

4.     To transact any other business as may properly come before the annual meeting or any adjournments or postponements of the annual meeting.

Only stockholders of record at the close of business on May 11, 2006, the record date for the annual meeting, may vote at the annual meeting and any adjournments or postponements of the annual meeting. A complete list of UbiquiTel stockholders of record entitled to vote at the annual meeting will be available for the 10 days before the annual meeting at our executive offices at One West Elm Street, Suite 400, Conshohocken, Pennsylvania for inspection by stockholders during ordinary business hours for any purpose germane to the annual meeting.

Your vote is very important.   Please submit your proxy or voting instructions as soon as possible to make sure that your shares are represented and voted at the annual meeting, whether or not you plan to attend the annual meeting. Whether you attend the annual meeting or not, you may revoke a proxy at any time before it is voted by filing with our corporate secretary a duly executed revocation of proxy, by properly submitting a proxy either by mail, the Internet or telephone with a later date or by appearing at the annual meeting and voting in person. You may revoke a proxy by any of these methods, regardless of the method used to deliver your previous proxy. Attendance at the annual meeting without voting will not itself revoke a proxy. If your shares are held in an account at a brokerage firm, bank or other nominee, you must contact your broker, bank or other nominee to revoke your proxy.

Under Delaware law, if the merger is completed, our stockholders who do not vote in favor of adoption of the merger agreement and approval of the merger and related transactions will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery, but only if they submit a written demand for such an appraisal prior to the vote on the merger agreement and they comply with the other Delaware law procedures and requirements explained in the accompanying proxy statement. The procedures are described more fully in the accompanying proxy statement and a copy of the applicable Delaware law provision is attached as Annex C to the proxy statement.

For more information about the merger and the other transactions contemplated by the merger agreement, please review the accompanying proxy statement and the merger agreement attached to it as Annex A. The proposals to elect three Class III directors and adjourn or postpone the annual meeting for the purpose of soliciting additional proxies are also described in detail in the accompanying proxy statement.

By Order of the Board of Directors,

Patricia E. Knese
Conshohocken, Pennsylvania	Secretary
May 15, 2006

SUMMARY VOTING INSTRUCTIONS

YOUR VOTE IS IMPORTANT

Ensure that your shares of UbiquiTel common stock can be voted at the annual meeting by submitting your proxy or contacting your broker, bank or other nominee. If you do not vote or do not instruct your broker, bank or other nominee how to vote, it will have the same effect as voting “AGAINST” the adoption of the merger agreement and approval of the merger and related transactions.

If your UbiquiTel shares are registered in the name of a broker, bank or other nominee:   check the voting instruction card forwarded by your broker, bank or other nominee to see which voting options are available or contact your broker, bank or other nominee in order to obtain directions as to how to ensure that your shares are voted in favor of the proposals at the annual meeting.

If your UbiquiTel shares are registered in your name:   submit your proxy as soon as possible by telephone, via the Internet or by signing, dating and returning the enclosed proxy card in the enclosed postage-paid envelope, so that your shares can be voted in favor of the proposals at the annual meeting. Instructions regarding telephone and Internet voting are included on the proxy card.

If you need assistance in completing your proxy card or have questions regarding the UbiquiTel annual meeting, please contact:

UbiquiTel Inc.	Innisfree M&A Incorporated
One West Elm Street, Suite 400	501 Madison Avenue
Conshohocken, Pennsylvania 19428 or	New York, NY 10022
Attention: Secretary	Stockholders Call Toll-Free: 1-888-750-5834
Telephone: (610) 832-3300	Bankers or Brokers Call Collect: (212) 750-5833

i

ii

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT	72
PERFORMANCE GRAPH	75
PROPOSAL 3—ADJOURNMENT OF THE ANNUAL MEETING	76
RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	76
STOCKHOLDER PROPOSALS	77
OTHER MATTERS	77
WHERE YOU CAN FIND MORE INFORMATION	77

ANNEXES
Annex A	Agreement and Plan of Merger
Annex B	Opinion of Bear Stearns
Annex C	Section 262 of the General Corporation Law of the State of Delaware

iii

UBIQUITEL INC.
One West Elm Street, Suite 400
Conshohocken, Pennsylvania 19428

PROXY STATEMENT

This proxy statement contains information related to our 2006 annual meeting of stockholders to be held on June 27, 2006, at 9:00 a.m., local time, at the Philadelphia Marriott West Hotel, 111 Crawford Avenue, West Conshohocken, Pennsylvania, and at any adjournments or postponements thereof. We are furnishing this proxy statement to stockholders of UbiquiTel as part of the solicitation of proxies by UbiquiTel’s board of directors for use at the annual meeting. You should review this information together with our 2005 annual report to stockholders, which accompanies this proxy statement.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND MERGER

Q:	What matters will be voted on at the annual meeting?
A:

You will vote on the following proposals: (1) to adopt the merger agreement and approve the merger and related transactions; (2) to elect three Class III directors, each for a term ending on the earlier to occur of the effective date of the merger and our annual meeting of stockholders in 2009; and (3) to approve any proposal to adjourn or postpone the annual meeting to a later date, but in no event later than December 31, 2006, to solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement and approval of the merger and related transactions.

On April 19, 2006, we entered into a merger agreement with Sprint Nextel Corporation. Under the merger agreement, UbiquiTel will become a wholly owned subsidiary of Sprint Nextel and holders of UbiquiTel common stock will be entitled to receive $10.35 per share in cash, without interest.

In order to complete the merger, our stockholders holding a majority of the shares of UbiquiTel common stock outstanding at the close of business on the record date must vote to adopt the merger agreement and approve the merger and related transactions. We are holding our annual meeting of our stockholders to obtain this and other approvals. This proxy statement contains important information about the merger and the annual meeting, and you should read it carefully. The enclosed voting materials allow you to vote your shares without attending the annual meeting.

Q:	As a stockholder, what will I receive in the merger?
A:

You will be entitled to receive $10.35 in cash, without interest, for each share of UbiquiTel common stock that you own immediately prior to the effective time of the merger unless you perfect your appraisal rights under Delaware law.

Q:	If I also hold options to purchase shares of UbiquiTel common stock, how will my options be treated in the merger?
A:

Our stock options, whether vested or unvested, will be cancelled and option holders will receive the excess, if any, of $10.35 per share over the option exercise price for each share subject to the stock option, less any applicable withholding taxes and without interest.

Q:	Is the merger contingent upon Sprint Nextel obtaining financing?
A:	No. The consummation of the merger is not contingent upon Sprint Nextel obtaining financing. Sprint Nextel has represented to us that it will have funds available at closing to complete the merger.
Q:	Is the approval of the Sprint Nextel stockholders required to complete the merger?
A:	No. Sprint Nextel may complete the merger without obtaining the approval of its stockholders.
Q:	When and where is the annual meeting of our stockholders?
A:	The annual meeting of stockholders will take place on June 27, 2006, at 9:00 a.m., local time, at the Philadelphia Marriott West Hotel, 111 Crawford Avenue, West Conshohocken, Pennsylvania.
Q:	What vote of our stockholders is required to adopt the merger agreement and approve the merger and related transactions?
A:

For us to complete the merger, stockholders holding at least a majority of the shares of UbiquiTel common stock outstanding at the close of business on the record date must vote “FOR” the proposal to adopt the merger agreement and approve the merger and related transactions. Because the vote is based on the number of shares outstanding rather than the number of votes cast, failure to vote your shares and broker non-votes will have the same effect as voting “AGAINST” the merger agreement.

At the close of business on the record date, 94,453,100 shares of our common stock were outstanding.
Q:	What is the required vote for the other matters at the annual meeting?
A:

The affirmative vote of a plurality of the votes cast, either in person or by proxy, at the annual meeting is required for the election of the Class III directors. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum. Stockholders do not have the right to cumulate their votes for directors.

A proposal to adjourn or postpone the annual meeting or in the event other items are properly brought before the annual meeting, the affirmative vote of a majority of the votes cast, either in person or by proxy, at the meeting will be required for approval. A properly executed proxy marked “ABSTAIN” with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.

Q:	Have any executive officers or directors of UbiquiTel agreed to vote in favor of the adoption of the merger agreement and approve the merger and related transactions as stockholders?
A:

Yes. Concurrently with the execution and delivery of the merger agreement, all five executive officers, each member of the board of directors and certain of their affiliates, holding an aggregate of 8,971,152 shares of our common stock, or 9.5% of our outstanding common stock as of the record date, agreed to vote their shares of common stock for the adoption of the merger agreement and approval of the merger and related transactions. We also currently anticipate that all of these persons will vote these shares in favor of the nominees for election as Class III directors and any proposal to adjourn or postpone the annual meeting for the purpose of soliciting additional proxies.

Q:	Who can vote and attend the annual meeting?
A:

All stockholders of record as of the close of business on May 11, 2006, the record date for the annual meeting, are entitled to receive notice of and to attend and vote at the annual meeting, or any postponement or adjournment thereof. If you wish to attend the annual meeting and your shares are held in an account at a brokerage firm, bank or other nominee (i.e., in “street name”), you will need to bring a copy of your voting instruction card or brokerage statement reflecting your stock ownership as of the record date. “Street name” holders who wish to vote at the annual meeting will need to obtain a proxy from the broker, bank or other nominee that holds their shares.

Q:	How does our board of directors recommend that I vote?
A:

Our board of directors unanimously recommends that our stockholders vote “FOR” the proposal to adopt the merger agreement and approve the merger and related transactions, “FOR” the election of Robert A. Berlacher, Donald A. Harris and Joseph N. Walter as the Class III directors and “FOR” any proposal to adjourn or postpone the annual meeting to a later date, but in no event later than December 31, 2006, to solicit additional proxies if there are not sufficient votes in favor of the adoption of the merger agreement and approval of the merger and related transactions.

Q:	Why is our board of directors recommending that I vote “FOR” the proposal to adopt the merger agreement and approve the merger and related transactions?
A:

After careful consideration, our board of directors unanimously approved the merger agreement and the merger and related transactions, and unanimously determined that the merger is advisable and fair to and in the best interests of our stockholders. In reaching its decision to approve the merger agreement and the merger and to recommend the adoption of the merger agreement and approval of the merger and related transactions by our stockholders, the board of directors consulted with our management, as well as our legal and financial advisors, and considered the terms of the proposed merger agreement and the transactions contemplated by the merger agreement. Our board of directors also considered each of the items set forth on pages 24 through 26 under “THE MERGER—Recommendation of Our Board of Directors; Reasons for Recommending the Adoption of the Merger Agreement and the Approval of the Merger.”

Q:	How do I cast my vote?
A:

If you were a holder of record on May 11, 2006, you may vote in person at the annual meeting or by submitting a proxy for the annual meeting. You can submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed, postage paid envelope. Holders of record may also vote by using the Internet or telephone by following the instructions on the proxy card.

If you properly transmit your proxy but do not indicate how you want to vote, your proxy will be voted “FOR” the adoption of the merger agreement and approval of the merger and related transactions, “FOR” the election of Robert A. Berlacher, Donald A. Harris and Joseph N. Walter as Class III directors, and “FOR” a proposal to adjourn or postpone the annual meeting for purposes of soliciting additional proxies.

Q:	How do I cast my vote if my UbiquiTel shares are held in “street name” by my broker, bank or other nominee?
A:

If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you must provide the record holder of your shares with instructions on how to vote your shares in accordance with the voting directions provided by your broker, bank or other nominee. If you do not provide your broker, banker or other nominee with instructions on how to vote your shares, it will not be permitted to vote your shares, and it will have the same effect as voting against the adoption of the merger agreement and approval of the merger and related transactions. You should, therefore, provide your broker, banker or other nominee with instructions as to how to vote your shares. Broker non-votes will have no effect on the other proposals. Please refer to the voting instruction card used by your broker, bank or nominee to see if you may submit voting instructions using the Internet or telephone.

Q:	What will happen if I abstain from voting or fail to vote?
A:

If you abstain from voting, fail to cast your vote in person or by proxy or fail to give voting instructions to your broker, bank or other nominee it will have the same effect as a vote “AGAINST” adoption of the merger agreement and approval of the merger and related transactions. Abstention from voting will also have the same effect as a vote against a proposal to adjourn or postpone the annual meeting; however, a failure to cast your vote or give voting instructions to your bank, broker or other nominee will have no effect on this proposal or on the election of the Class III directors.

Q:	Can I change my vote after I have delivered my proxy?
A:

Yes. If you are a record holder, you can change your vote at any time before your proxy is voted at the annual meeting by properly delivering a later-dated proxy either by mail, the Internet or telephone or attending the annual meeting in person and voting. You also may revoke your proxy by delivering a notice of revocation to the corporate secretary of UbiquiTel prior to the vote at the annual meeting. If your shares are held in street name, you must contact your broker, bank or other nominee to revoke your proxy.

Q:	What should I do if I receive more than one set of voting materials?
A.

You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please vote each proxy and voting instruction card that you receive.

Q:	Am I entitled to appraisal rights?
A:

Yes. If you do not wish to accept the $10.35 per share cash consideration payable pursuant to the merger, you may seek, under Section 262 of the General Corporation Law of the State of Delaware, judicial appraisal of the fair value of your shares by the Delaware Court of Chancery. This value could be more than, less than or equal to the merger consideration of $10.35 per share. This right to appraisal is subject to a number of restrictions and technical requirements summarized under the section entitled “THE MERGER—Appraisal Rights” beginning on page 40. We have included the full text of Section 262 of the General Corporation Law of the State of Delaware as Annex C to this proxy statement. We urge you to read all of Section 262 carefully if you wish to exercise your appraisal rights. If you fail to timely and properly comply with the requirements of Section 262, you will lose your appraisal rights under Delaware law.

Q:	Will the merger be taxable to me?
A:

Yes, if you are a United States stockholder. In that case, for United States federal income tax purposes, as a result of the merger you generally will recognize gain or loss on each share of our common stock you hold measured by the difference, if any, between $10.35 and your adjusted tax basis in that share. However, subject to certain exceptions, a non-United States stockholder will generally not be subject to United States federal income tax as a result of the merger.

You should read “THE MERGER—Material United States Federal Income Tax Consequences” beginning on page 43 for a more complete discussion of the United States federal income tax consequences of the merger. Tax matters can be complicated, and the tax consequences of the merger to you will depend on your particular tax situation. We urge you to consult your tax advisor on the tax consequences of the merger to you.

Q:	If I am a holder of certificated shares, should I send in my share certificates now?
A:

No. Promptly after the merger is completed, each holder of record on May 11, 2006 will be sent written instructions for exchanging their share certificates for the merger consideration. These instructions will tell you how and where to send in your certificates for your cash consideration. You will receive your cash payment after the paying agent receives your stock certificates and any other documents requested in the instructions. Holders of uncertificated shares of UbiquiTel common stock (i.e., holders whose shares are held in book entry) will automatically receive their cash consideration as soon as practicable after the effective time of the merger without any further action required on the part of such holders.

Q:	When do you expect the merger to be completed?
A:

We are working to complete the merger as quickly as possible. We currently expect to complete the merger in the second quarter of 2006. We cannot, however, predict the exact timing of the merger because the merger is subject to the receipt of regulatory approvals and other closing conditions. While we expect to obtain all required regulatory approvals, we cannot assure you that these regulatory approvals will be obtained and, even if they are ultimately obtained, they might not be obtained for a substantial period of time following the adoption of the merger agreement and approval of the merger and related transactions at the annual meeting.

Q:	Who can help answer my questions?
A:	If you have any questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card, you should contact:
	UbiquiTel Inc. One West Elm Street, Suite 400 Conshohocken, Pennsylvania 19428 Attention: Secretary Telephone: (610) 832-3300	or	Innisfree M&A Incorporated 501 Madison Avenue New York, NY 10022 Stockholders Call Toll-Free: 1-888-750-5834 Bankers or Brokers Call Collect: (212) 750-5833

SUMMARY TERM SHEET ABOUT THE MERGER

This summary highlights selected information from this proxy statement and may not contain all the information about the merger that is important to you. We have included page references in parentheses to direct you to more complete descriptions of the topics presented in this summary term sheet. In addition, to understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this proxy statement in its entirety, including the annexes, and the other documents to which we have referred you. For additional information, see “WHERE YOU CAN FIND MORE INFORMATION.”

The Companies (page 19)

UbiquiTel Inc.
One West Elm Street, Suite 400
Conshohocken, Pennsylvania 19428
(610) 832-3300

We are a Delaware corporation and have the exclusive right under our management agreement with Sprint PCS to provide digital wireless personal communications services under the Sprint brand name to certain markets in California, Nevada, Washington, Idaho, Utah, Wyoming, Indiana, Kentucky and Tennessee. Shares of our common stock are listed on the Nasdaq National Market under the symbol “UPCS.”

Sprint Nextel Corporation
2001 Edmund Halley Drive
Reston, Virginia 20191
(703) 433-4000

Sprint Nextel Corporation, a Kansas corporation, offers a comprehensive range of wireless and wireline communications services to consumer, business and government customers. Sprint Nextel is widely recognized for developing, engineering and deploying innovative technologies, including two robust wireless networks offering industry leading mobile data services, instant national and international walkie-talkie capabilities, and an award-winning and global Tier 1 Internet backbone.

Eagle Merger Sub Inc.
2001 Edmund Halley Drive
Reston, Virginia 20191
(703) 433-4000

Eagle Merger Sub Inc., a Delaware corporation, is a wholly owned subsidiary of Sprint Nextel formed solely for the purpose of merging with and into us. Eagle Merger Sub Inc. has not engaged in prior activities other than incidental to its incorporation and in connection with and as contemplated by the merger agreement.

Structure of Transaction (page 20)

The proposed transaction is a merger of Eagle Merger Sub Inc. with and into UbiquiTel Inc., with UbiquiTel surviving the merger as a wholly owned subsidiary of Sprint Nextel. The following will occur in connection with the merger:

•       Each share of our common stock issued and outstanding at the effective time of the merger (other than shares held directly or indirectly by us or Sprint Nextel and other than shares held by dissenting stockholders who exercise and perfect their appraisal rights under Delaware law) will be converted into the right to receive $10.35 in cash, less any applicable withholding taxes and without interest.

•       Each share of our common stock that is owned by us as treasury stock, by any of our subsidiaries, or by Sprint Nextel or any of its subsidiaries, including Eagle Merger Sub Inc., immediately before the merger becomes effective will automatically be cancelled and retired and will cease to exist. No consideration will be delivered in exchange for those shares.

•       Our stock options, whether vested or unvested, will be cancelled and option holders will receive the excess, if any, of $10.35 per share over the option exercise price for each share subject to the stock option, less any applicable withholding taxes and without interest.

•       Our Employee Stock Purchase Plan, or ESPP, will generally continue through June 30, 2006 or until the end of the last business day before the effective time of the merger, whichever is earlier. In lieu of any shares not issued prior to the effective time that would have been purchased under the plan, employees will receive $10.35 in cash, less the purchase price for such shares under the ESPP plus a cash payment equal to the balance, if any, in his or her account in the ESPP after the purchase of whole shares of common stock, less any applicable withholding taxes and without interest.

•  Upon the surrender to the paying agent of an original copy of a UbiquiTel warrant together with the applicable exercise price of $11.37 per share of UbiquiTel common stock, the paying agent will pay to such holder the merger consideration of $10.35 for each share of UbiquiTel common stock represented by such warrant. All of the outstanding warrants issued by UbiquiTel are currently out of-the-money, and such warrants will never be in-the-money following the completion of the merger.

•       Our stockholders will no longer have any interest in, and will no longer be stockholders of, us, and will not participate in any of our future earnings or growth.

•       Each share of Eagle Merger Sub Inc.’s common stock, par value $0.01 per share, all of which is held, directly or indirectly, by Sprint Nextel, will be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the surviving corporation and such shares will be the only outstanding shares of capital stock of the surviving corporation.

•       Our common stock will no longer be listed on Nasdaq and price quotations with respect to our common stock in the public market will no longer be available.

•       The registration of our common stock under the Exchange Act will be terminated.

Settlement Agreement (page 26)

Contemporaneously with the execution of the merger agreement, Sprint Nextel, UbiquiTel and certain of their respective affiliates entered into a settlement agreement and mutual release. Under the terms of the settlement agreement, the parties agreed to file a motion to stay the existing litigation between them in the Delaware Court of Chancery. In addition, the parties agreed that at the effective time of the merger, they will cooperate in taking all action necessary to cause the dismissal of the litigation. The settlement agreement also contains mutual releases that will become effective at the effective time of the merger. Furthermore, during the period between the signing of the merger agreement and the effective time of the merger (or termination of the merger agreement, if applicable), the settlement agreement prohibits, among other things, UbiquiTel from seeking relief against Sprint Nextel and certain of its affiliates through any suit or proceeding for any claim, including any claim for breach of any exclusivity provision of existing commercial contracts, although the settlement agreement permits UbiquiTel to seek relief through any suit or proceeding for any other claim arising during that period under such commercial contracts or any claim arising under the merger agreement or the settlement agreement.

For information about this litigation, we encourage you to read the summary set forth in “Part I, Item 3. Legal Proceedings” to our Annual Report on Form 10-K/A, which accompanies this proxy statement as part of our 2005 annual report to stockholders. In addition, we encourage you to read any updates about this litigation in our other reports filed with the SEC after the date of our Annual Report on Form 10-K/A, which reports are incorporated herein by reference. See “WHERE YOU CAN FIND MORE INFORMATION.”

Stockholders Agreement (page 27)

Concurrently with the execution and delivery of the merger agreement, each member of the board of directors and certain of their affiliates and all five executive officers, holding an aggregate of 8,971,152 shares of our common stock, or approximately 9.5% of our common stock outstanding as of the record date, agreed to vote their shares of common stock for the adoption of the merger agreement and approval of the merger and related transactions.

Our Stock Price

Shares of our common stock are traded on Nasdaq under the symbol “UPCS.” On April 19, 2006, the last trading day before the merger was announced, the closing price per share of our common stock was $10.19. On May 15, 2006, the closing price per share was $10.40.

Recommendation of Our Board of Directors; Reasons for Recommending the Adoption of the Merger Agreement and the Approval of the Merger (page 24)

Our board of directors approved the merger agreement and the merger, and determined that the merger agreement and the merger are advisable and that the proposed merger is fair to, and in the best interests of, UbiquiTel and its stockholders. Accordingly, our board of directors recommends that our stockholders vote “FOR” adoption of the merger agreement and approval of the merger and related transactions.

In making the determination to recommend the merger agreement be adopted and the merger and related transactions be approved, our board of directors considered, among other factors:

•       the business, operations, management, financial condition, earnings and cash flows of our company on a historical and prospective basis;

•       the impact of the merger of Sprint and Nextel on our operations and on our relationship with Sprint Nextel, and the disruption on the parties’ relationship caused by the pending and prospective litigation between them;

•       presentations and discussions with our senior management and representatives of Kirkland & Ellis LLP regarding the status of the litigation with Sprint Nextel and the likelihood of success on the merits of the litigation claims and timing of a ruling on the merits;

•       the fact that: (1) $10.35 exceeds the highest UbiquiTel common stock trading price during the four years preceding the date of announcement, (2) the premium to be received by our stockholders in the merger compares favorably to the premiums received by stockholders of other Sprint PCS Affiliates acquired by Sprint Nextel on an unaffected basis and (3) the premium to be received by our stockholders in the merger represents a premium of (a) 45.6% when compared to our common stock price as of the date one-day prior to the announcement of the Sprint—Nextel transaction (12/14/04), (b) 25.5% when compared to our common stock price as of the date one-day prior to the announcement of the Sprint Nextel—US Unwired transaction (7/8/05), (c) 30.4% when compared to our common stock price as of the date one-day prior to the announcement of the Sprint Nextel—IWO transaction (8/29/05) and (d) 16.9% when compared to our common stock price as of the date one-day prior to the announcement of the Sprint Nextel—Alamosa transaction (11/18/05); and

•       the additional factors described in detail under “THE MERGER—Recommendation of Our Board of Directors; Reasons for Recommending the Adoption of the Merger Agreement and the Approval of the Merger.”

Due to the variety of factors considered, our board of directors did not assign relative weight to these factors or determine that any factor was of particular importance. Our board of directors reached its conclusion based upon the totality of the information presented and considered during its evaluation of the merger.

Purposes of the Merger; Certain Effects of the Merger (page 36)

The principal purpose of the merger is to provide you with an opportunity to realize substantial value based on the receipt of $10.35 in cash per share of common stock, representing a premium over the market price at which our common stock traded prior to the announcement of the proposed merger.

The merger will terminate all equity interests in us held by our current stockholders, and Sprint Nextel will be the sole owner of us and our business. Upon completion of the merger, we will remove our common stock from quotation on Nasdaq and our common stock will no longer be publicly traded.

Background to the Merger (page 21)

For a description of the events leading to the approval of the merger agreement and the merger by our board of directors, you should refer to “THE MERGER—Background to the Merger” and “THE MERGER—Recommendation of Our Board of Directors; Reasons for Recommending the Adoption of the Merger Agreement and the Approval of the Merger.”

The Annual Meeting (page 15)

The annual meeting of our stockholders will be held at the Philadelphia Marriott West Hotel, 111 Crawford Avenue, West Conshohocken, Pennsylvania, at 9:00 a.m., local time, on June 27, 2006. At the annual meeting, you will be asked to, among other things, vote to adopt the merger agreement and approve the merger and related transactions.

Stockholders Entitled to Vote; Vote Required to Adopt the Merger Agreement and Approve the Merger (page 15)

You may vote at the annual meeting if you owned UbiquiTel common stock at the close of business on May 11, 2006, the record date for the annual meeting. On that date, there were 94,453,100 shares of UbiquiTel common stock outstanding and entitled to vote. You may cast one vote for each share of UbiquiTel common stock that you owned on that date. Approval and adoption of the merger proposal requires the affirmative vote of the holders of a majority of the outstanding shares of UbiquiTel common stock entitled to vote at the annual meeting.

Concurrently with the execution and delivery of the merger agreement, each member of the board of directors and certain of their affiliates and all five executive officers, holding an aggregate of 8,971,152 shares of our common stock, or approximately 9.5% of our common stock outstanding as of the record date, agreed to vote their shares of common stock for the adoption of the merger agreement and approval of the merger and related transactions.

Payment for Shares (page 48)

UMB Bank, N.A. has been appointed as the paying agent to coordinate the payment of the merger consideration to our stockholders that have not exercised appraisal rights. The paying agent will send written instructions for surrendering your UbiquiTel stock certificates, if such shares are certificated, and obtaining the merger consideration after we have completed the merger. Holders of uncertificated shares of UbiquiTel common stock (i.e., holders whose shares are held in book entry) will automatically receive their cash consideration as soon as practicable after the effective time of the merger without any further action required on the part of such holders.

Fairness Opinion of Financial Advisor (page 28 and Annex B)

On April 19, 2006, Bear, Stearns & Co. Inc., financial advisor to UbiquiTel, delivered its oral opinion to our board of directors and subsequently confirmed in writing, that, as of that date, and based upon and subject to the considerations described in their written opinion, the cash consideration of $10.35 per share to be paid under the merger agreement is fair from a financial point of view to the holders of UbiquiTel common stock.

The full text of the written opinion of Bear, Stearns & Co. Inc., is attached as Annex B to this proxy statement. We encourage you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken. The opinion is directed to our board of directors and does not constitute a recommendation by Bear, Stearns & Co. Inc. to any stockholder as to any matter relating to the merger.

Interests of Our Directors and Executive Officers in the Merger (page 37)

Members of our board of directors and our executive officers may have interests in the merger that differ from, or are in addition to, those of other stockholders. For example:

•       as of the record date, our executive officers and directors held 8,971,152 shares of our common stock and options to purchase an aggregate of 5,068,750 shares of our common stock;

•       our stock options, whether vested or unvested, will be cancelled and option holders will receive the excess, if any, of $10.35 per share over the option exercise price for each share subject to the stock option, less any applicable withholding taxes and without interest;

•       our executive officers may be entitled to severance benefits if their employment is terminated without cause or if such officer resigns for good reason; and

•       our current and former directors and officers will continue to be indemnified for six years after the completion of the merger and will have the benefit of liability insurance for six years after completion of the merger.

The Merger Agreement (page 47)

Conditions to the Completion of the Merger

We are working to complete the merger as soon as possible. Although we expect to complete the merger late in the second quarter of 2006, the merger is subject to receipt of stockholder and regulatory approvals and satisfaction of other conditions, including the conditions described immediately below. We cannot predict the exact time of the merger’s completion.

The completion of the merger depends on a number of conditions being satisfied, including but not limited to:

•       adoption of the merger agreement and approval of the merger and related transactions by our stockholders;

•       the absence of any order or injunction prohibiting the merger or certain proceedings seeking any such order or injunction;

•       the absence of any statute, rule or regulation being enacted by a governmental entity that restrains, precludes, enjoins or prohibits the merger or makes it illegal;

•       the receipt of all regulatory approvals that are necessary for the consummation of the merger;

•       the continued accuracy of the representations and warranties of each party to the merger agreement; and

•       the performance in all material respects by the parties to the merger agreement of their respective covenants contained in the merger agreement.

Where legally permissible, a party may waive a condition to its obligation to complete the merger even though that condition has not been satisfied.

No Solicitation Covenant

The merger agreement generally restricts our ability to solicit, initiate or knowingly encourage, facilitate or participate in or knowingly encourage any discussion or negotiations regarding any competing acquisition inquiries, proposals or offers. However, prior to the adoption of the merger agreement by our stockholders, we may provide information in response to a request for information by a person who has made, or participate in discussions or negotiations with respect to, an unsolicited acquisition proposal that our board of directors determines in good faith is reasonably likely to lead to a superior proposal. After the fourth business day following the receipt by Sprint Nextel of a notice from us stating that we have received a superior proposal or an unsolicited acquisition proposal that is reasonably likely to lead to a superior proposal, our board of directors may withdraw, qualify or modify its approval or recommendation of the merger or the merger agreement, or approve or recommend any alternative transaction.

Termination of the Merger Agreement

The parties to the merger agreement can mutually or unilaterally agree to terminate the merger agreement in certain circumstances. Under certain circumstances, we may be required to pay Sprint Nextel a termination fee of $35 million in immediately available funds.

Material United States Federal Income Tax Consequences (page 43)

For United States federal income tax purposes, as a result of the merger a United States stockholder generally will recognize gain or loss on each share of our common stock you hold measured by the difference, if any, between $10.35 and the stockholder’s adjusted tax basis in that share. However, subject to certain exceptions, a non-United States stockholder will generally not be subject to United States federal income tax as a result of the merger.

You should read “THE MERGER—Material United States Federal Income Tax Consequences” beginning on page 43 for a more complete discussion of the federal income tax consequences of the merger. Tax matters can be complicated, and the tax consequences of the merger to you will depend on your particular tax situation. We urge you to consult your tax advisor on the tax consequences of the merger to you.

Regulatory Matters (page 39)

Completion of the transactions contemplated by the merger agreement is subject to various regulatory approvals, consents and filings, including those required by (1) the Hart-Scott Rodino Antitrust Improvement Act of 1976, or HSR Act, and (2) the Federal Communications Commission. The parties to the merger agreement filed the required notifications and forms under the HSR Act with the Federal Trade Commission and the Department of Justice, and on May 10, 2006, were granted their request for early termination of the waiting period. The parties to the merger agreement are currently working on the other regulatory filings required. Neither party is aware of any reason why any of the remaining required approvals cannot be obtained in a timely manner, but there can be no assurance when or if they will be obtained.

Appraisal Rights (page 40)

Under Delaware law, stockholders who do not wish to accept the $10.35 per share cash consideration payable pursuant to the merger may seek, under Section 262 of the General Corporation Law of the State of Delaware, judicial appraisal of the fair value of their shares by the Delaware Court of Chancery. This value could be more than, less than or equal to the merger consideration of $10.35 per share. This right to appraisal is subject to a number of restrictions and technical requirements. Generally, in order to properly demand appraisal, among other things:

•       you must not vote in favor of the proposal to adopt the merger agreement and approve the merger and related transactions;

•       you must make a written demand on us for appraisal in compliance with the General Corporation Law of the State of Delaware before the vote on the proposal to adopt the merger agreement and approve the merger and related transactions occurs at the annual meeting; and

•       you must hold your shares of record continuously from the time of making a written demand for appraisal through the effective time of the merger. A stockholder who is the record holder of shares of common stock of UbiquiTel on the date the written demand for appraisal is made, but who thereafter transfers those shares prior to the effective time of the merger, will lose any right to appraisal in respect of those shares.

Merely voting against the merger agreement will not preserve your right to appraisal under Delaware law. Also, because a submitted proxy not marked “AGAINST” or “ABSTAIN” will be voted “FOR” the proposal to adopt the merger agreement and approve the merger and related transactions, the submission of a proxy not marked “AGAINST” or “ABSTAIN” will result in the waiver of appraisal rights. If you hold shares in the name of a broker, bank or other nominee, you must instruct your broker, bank or other nominee to take the steps necessary to enable you to demand appraisal for your shares. If you or your broker, bank or other nominee fails to follow all of the steps required by Section 262 of the General Corporation Law of the State of Delaware, you will lose your right of appraisal. See “THE MERGER—Appraisal Rights” beginning on page 40 for a description of the procedures that you must follow in order to exercise your appraisal rights.

Annex C to this proxy statement contains the full text of Section 262 of the General Corporation Law of the State of Delaware, which relates to your right of appraisal. We encourage you to read these provisions carefully and in their entirety.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, including information included in this document, contains or is based upon certain forward-looking statements with respect to our financial condition, results of operations, plans, objectives, intentions, future performance and business and other statements that are not statements of historical facts, as well as certain information relating to the merger, including, without limitation:

•       statements about the benefits of the proposed merger involving UbiquiTel and Sprint Nextel;

•       statements with respect to our plans, objectives, expectations and intentions and other statements that are not historical facts;

•       statements with respect to our projected capital expenditures, operations, cash flows, per share values and adjusted earnings before interest, taxes, depreciation and amortization; and

•       other statements identified by words such as “will”, “would”, “likely”, “thinks”, “may”, “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” “projects” and similar expressions.

These forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the following factors:

•       UbiquiTel’s ability to satisfy the conditions to closing the merger with Sprint Nextel (including stockholder approval) and the costs and consequences of not closing the merger;

•       the effect of the pending merger with Sprint Nextel on UbiquiTel’s business and its relationships with subscribers, employees and suppliers;

•       UbiquiTel’s dependence on its affiliation with Sprint Nextel;

•       the impact of the Sprint—Nextel merger on UbiquiTel’s affiliation with Sprint as well as Sprint Nextel’s competitiveness in the wireless industry;

•       the outcome of UbiquiTel’s, and any other PCS affiliate of Sprint Nextel’s, litigation with Sprint Nextel concerning the Sprint—Nextel merger;

•       changes in Sprint’s affiliation strategy as a result of the Sprint—Nextel merger or any other merger involving Sprint Nextel;

•       the competitiveness of and changes in Sprint Nextel’s pricing plans, products and services;

•       increased competition in our markets;

•       rates of penetration in the wireless communications industry;

•       the potential to experience a high rate of customer turnover;

•       customer quality;

•       potential declines in roaming and wholesale revenue;

•       UbiquiTel’s reliance on the timeliness, accuracy and sufficiency of financial and other data and information received from Sprint Nextel;

•       the ability of Sprint Nextel to provide back office, customer care and other services;

•       changes in population;

•       changes or advances in technology;

•       effects of mergers and consolidations within the wireless communications industry and unexpected announcements or developments from others in the wireless communications industry; and

•       general economic and business conditions.

Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in reports we have filed with the Securities and Exchange Commission (“SEC”).

Forward-looking statements speak only as of the date of this proxy statement or the date of any document incorporated by reference in this document. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Moreover, although we believe the expectations reflected in the forward-looking statements are based upon reasonable assumptions, we give no assurance that we will attain these expectations or that any deviations will not be material. Except to the extent required by applicable law or regulation, we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date of this proxy statement or to reflect the occurrence of unanticipated events.

THE UBIQUITEL ANNUAL MEETING

We are furnishing this proxy statement to our stockholders as part of the solicitation of proxies by our board of directors for use at the annual meeting.

Date, Time and Place

We will hold the annual meeting on June 27, 2006, at 9:00 a.m., local time, at the Philadelphia Marriott West Hotel, 111 Crawford Avenue, West Conshohocken, Pennsylvania.

Purpose of the Annual Meeting

At the annual meeting, we are asking holders of record of UbiquiTel common stock to consider and vote on the following proposals:

•       The adoption of the merger agreement and approval of the merger and related transactions (see “PROPOSAL 1—ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER” beginning on page 19);

•       The election of Robert A. Berlacher, Donald A. Harris and Joseph N. Walter as Class III directors, each for a term ending on the earlier to occur of the effective date of the merger and our annual meeting of stockholders in 2009 (see “PROPOSAL 2—ELECTION OF CLASS III DIRECTORS” beginning on page 64);

•       Any proposal to adjourn or postpone the annual meeting to a later date, but in no event later than December 31, 2006, to solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement and approval of the merger and related transactions (see “PROPOSAL 3—ADJOURNMENT OF THE ANNUAL MEETING” beginning on page 76”); and

•       Transact any other business that is properly brought before the annual meeting or any reconvened meeting after any adjournment or postponement of the meeting.

Recommendation of Our Board of Directors

Our board of directors unanimously recommends that our stockholders vote “FOR” the adoption of the merger agreement and approval of the merger and related transactions, “FOR” the election of Robert A. Berlacher, Donald A. Harris and Joseph N. Walter as Class III directors and “FOR” any proposal to approve the adjournment or postponement of the annual meeting.

Record Date; Stockholders Entitled to Vote; Quorum

Only holders of record of UbiquiTel common stock at the close of business on May 11, 2006, the record date, are entitled to notice of and to vote at the annual meeting. On the record date, 94,453,100 shares of UbiquiTel common stock were issued and outstanding. Holders of record of UbiquiTel common stock on the record date are entitled to one vote per share at the annual meeting on each proposal. Concurrently with the execution and delivery of the merger agreement, each member of the board of directors and certain of their affiliates and all five executive officers, holding an aggregate of 8,971,152 shares of our common stock, or approximately 9.5% of our common stock outstanding as of the record date, agreed to vote their shares of common stock for the adoption of the merger agreement and approval of the merger and related transactions. A list of UbiquiTel stockholders will be available for review for any purpose germane to the annual meeting at our executive offices and principal place of business during regular business hours for a period of 10 days before the annual meeting.

A quorum is necessary to hold a valid annual meeting. A quorum will be present at the annual meeting if the holders of a majority of the shares of UbiquiTel common stock outstanding and entitled to vote on the record date are present, in person or by proxy. If a quorum is not present at the annual meeting, we expect that the annual meeting will be adjourned to solicit additional proxies. Abstentions and “broker non-votes” count as present for establishing a quorum for the transaction of all business. Generally, broker non-votes occur when shares held by a broker, bank or other nominee for a beneficial owner are not voted with respect to a particular proposal because (1) the broker, bank or other nominee has not received voting instructions from the beneficial owner and (2) the broker, bank or other nominee lacks discretionary voting power to vote such shares. Brokers, banks and other nominees have discretionary voting power with respect to the election of directors and any proposal to adjourn or postpone the annual meeting for purposes of soliciting additional proxies.

Vote Required

Adoption of Merger Agreement and Approval of Merger.   The adoption of the merger agreement and approval of the merger and related transactions by our stockholders requires the affirmative vote of the holders of a majority of the shares of UbiquiTel common stock outstanding and entitled to vote at the annual meeting as of the record date, either in person or by proxy. Because the vote is based on the number of shares outstanding rather than the number of votes cast, failure to vote your shares and broker non-votes will have the same affect as voting against the merger agreement.

Election of Directors.   The affirmative vote of a plurality of the votes cast, either in person or by proxy, at the annual meeting is required for the election of the Class III directors. A properly executed proxy marked “withhold authority” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum. Stockholders do not have the right to cumulate their votes for directors.

Other Proposals.   The approval of a proposal to adjourn or postpone the annual meeting or of any other items properly brought before the annual meeting requires the affirmative vote of holders of a majority of the shares of UbiquiTel common stock represented at the annual meeting, in person or by proxy, and entitled to vote. Because abstentions are counted as shares entitled to vote at the annual meeting, abstentions will have the effect of votes against such proposal. However, broker non-votes will have no effect on the outcome of such proposal.

Voting by UbiquiTel Directors and Executive Officers

Concurrently with the execution and delivery of the merger agreement, all five executive officers, each member of the board of directors and certain of their affiliates, holding an aggregate of 8,971,152 shares of our common stock, or 9.5% of our outstanding common stock as of the record date, agreed to vote their shares of common stock for the adoption of the merger agreement and approval of the merger and related transactions. We also currently anticipate that all of these persons will vote these shares in favor of the nominees for election as Class III directors and any proposal to adjourn or postpone the annual meeting for the purpose of soliciting additional proxies.

Voting Procedures

Voting by Proxy or in Person at the Annual Meeting.   Holders of record can ensure that their shares are voted at the annual meeting by completing, signing, dating and delivering the enclosed proxy card in the enclosed postage-paid envelope. Submitting by this method or voting by telephone as described below will not affect your right to attend the annual meeting and to vote in person. If you plan to attend the annual meeting and wish to vote in person, you will be given a ballot at the annual meeting. Please note, however, that if your shares are held in “street name” by a broker, bank or other nominee and you wish to vote at the annual meeting, you must bring to the annual meeting a proxy from the record holder of the shares authorizing you to vote at the annual meeting.

Electronic Voting.   Our holders of record and many stockholders who hold their shares through a broker, bank or other nominee will have the option to submit their proxy cards or voting instruction cards electronically by using the Internet or telephone. Please note that there are separate arrangements for using the Internet or telephone depending on whether your shares are registered in our stock records in your name or in the name of a broker, bank or other nominee. If you hold your shares through a broker, bank or other nominee, you should check your voting instruction card forwarded by your broker, bank or other nominee to see which voting options are available.

Read and follow the instructions on your proxy or voting instruction card carefully.

Adjournments; Other Business

Adjournments may be made for the purpose of soliciting additional proxies. An adjournment requires the affirmative vote of the holders of a majority of the shares of UbiqiTel common stock represented at the annual meeting, in person or by proxy, and eligible to vote on the proposal, whether or not a quorum exists, without further notice other than by an announcement made at the annual meeting of the date, time and place at which the meeting will be reconvened. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the meeting. No proxy voted against the merger proposal will be voted in favor of any adjournment unless it is specifically marked “FOR” a proposal presented by UbiquiTel’s management to adjourn or postpone the annual meeting for purposes of soliciting additional proxies. We do not currently intend to seek an adjournment of the annual meeting.

We do not expect that any matter other than Proposals 1-3 will be brought before the annual meeting. If, however, other matters are properly presented at the annual meeting, the persons named as proxies will vote in accordance with their best judgment with respect to those matters.

Revocation of Proxies

Submitting a proxy on the enclosed form does not preclude a stockholder from voting in person at the annual meeting. A stockholder of record may revoke a proxy at any time before it is voted by filing with our corporate secretary a duly executed revocation of proxy, by properly submitting a proxy by mail, the Internet or telephone with a later date or by appearing at the annual meeting and voting in person. A stockholder of record may revoke a proxy by any of these methods, regardless of the method used to deliver the stockholder’s previous proxy. Attendance at the annual meeting without voting will not itself revoke a proxy. If your shares are held in street name, you must contact your broker, bank or other nominee to revoke your proxy.

Solicitation of Proxies

We are soliciting proxies for the annual meeting from our stockholders. We will bear the entire cost of soliciting proxies from our stockholders. In addition to the solicitation of proxies by mail, we will request that banks, brokers and other record holders send proxies and proxy materials to the beneficial owners of UbiquiTel common stock held by them and secure their voting instructions if necessary. We will reimburse those record holders for their reasonable expenses in so doing. We may use several of our regular employees, who will not be specially compensated, to solicit proxies from our stockholders, either personally or by telephone, Internet, telegram, facsimile or special delivery letter.

In addition, UbiquiTel has retained Innisfree M&A Incorporated to assist it with the solicitation of proxies and to verify certain records related to the solicitations. UbiquiTel will pay Innisfree for these services a fee of $50,000 for the first two months and $20,000 per month thereafter (if necessary), plus their reasonable expenses. UbiquiTel has agreed to indemnify Innisfree against certain liabilities resulting from claims involving Innisfree that directly arise out of Innisfree’s engagement (except for any liability resulting from Innisfree’s negligence or misconduct).

Appraisal Rights

Under the General Corporation Law of the State of Delaware, holders of UbiquiTel common stock who do not vote in favor of adopting the merger agreement and approving the merger will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the merger is completed, but only if they submit a written demand for an appraisal prior to the vote on the adoption of the merger agreement and approval of the merger and they comply with the provisions of Section 262 of the General Corporation Law of the State of Delaware set forth in full as Annex C to this proxy statement.

Assistance

If you need assistance in completing your proxy card or have questions regarding the UbiquiTel annual meeting, please contact:

UbiquiTel Inc.		Innisfree M&A Incorporated
One West Elm Street, Suite 400		501 Madison Avenue
Conshohocken, Pennsylvania 19428	or	New York, NY 10022
Attention: Secretary		Stockholders Call Toll-Free: 1-888-750-5834
Telephone: (610) 832-3300		Bankers or Brokers Call Collect: (212) 750-5833

PROPOSAL 1

ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER

THE MERGER

The following is a description of the material aspects of the merger. While we believe that the following description covers the material terms of the merger, the description may not contain all of the information that is important to you. We encourage you to read carefully this entire document, including the merger agreement attached to this proxy statement as Annex A, for a more complete understanding of the merger. The following description is subject to, and is qualified in its entirety by reference to, the merger agreement.

The Companies

UbiquiTel Inc.

We are a Delaware corporation and have the exclusive right under our management agreement with Sprint PCS to provide digital wireless personal communications services, or PCS, under the Sprint brand name to certain markets in California, Nevada, Washington, Idaho, Utah, Wyoming, Indiana, Kentucky and Tennessee. Sprint Nextel, directly and indirectly through PCS affiliates such as us, provides PCS wireless services in more than 4,000 cities and communities across the country. We do not own any PCS licenses in our markets or elsewhere, so generally we can only operate our business so long as we remain a PCS affiliate of Sprint Nextel and Sprint Nextel and related entities continue to own the PCS licenses in our markets. Shares of our common stock are listed on the Nasdaq National Market under the symbol “UPCS.”

Our principal address is One West Elm Street, Suite 400, Conshohocken, Pennsylvania 19428 and our telephone number is (610) 832-3300. Our web address is www.ubiquitelpcs.com. Information contained on our website is not incorporated by reference into this proxy statement and you should not consider information contained on or referred to by our website as part of this proxy statement.

Sprint Nextel Corporation

Sprint Nextel Corporation, a Kansas corporation, offers a comprehensive range of wireless and wireline communications services to consumer, business and government customers. Sprint Nextel is widely recognized for developing, engineering and deploying innovative technologies, including two robust wireless networks offering industry leading mobile data services, instant national and international walkie-talkie capabilities, and an award-winning and global Tier 1 Internet backbone.

Shares of Sprint Nextel common stock are listed on the NYSE under the symbol “S.” Sprint Nextel’s principal address is 2001 Edmund Halley Drive, Reston, Virginia 20191, and its telephone number is (703) 433-4000. Sprint Nextel’s web address is www.sprint.com. Information contained on Sprint Nextel’s website is not incorporated by reference into this proxy statement and you should not consider information contained on or referred to by Sprint Nextel’s website as part of this proxy statement.

Eagle Merger Sub Inc.

Eagle Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Sprint Nextel, was formed in 2006 solely for the purpose of facilitating Sprint Nextel’s acquisition of UbiquiTel. Eagle Merger Sub has not carried on any activities to date other than those incidental to its formation and the negotiation and execution of the merger agreement. Its principal executive offices are located at the same address as Sprint Nextel’s principal executive offices.

Structure of Transaction

The proposed transaction is a merger of Eagle Merger Sub Inc. with and into UbiquiTel Inc., with UbiquiTel surviving the merger as a wholly owned subsidiary of Sprint Nextel. The following will occur in connection with the merger:

•       Each share of our common stock issued and outstanding at the effective time of the merger (other than shares held directly or indirectly by us or Sprint Nextel and other than shares held by dissenting stockholders who exercise and perfect their appraisal rights under Delaware law) will be converted into the right to receive $10.35 in cash, less any applicable withholding taxes and without interest.

•       Each share of our common stock that is owned by us as treasury stock, by any of our subsidiaries, or by Sprint Nextel or any of its subsidiaries, including Eagle Merger Sub Inc., immediately before the merger becomes effective will automatically be cancelled and retired and will cease to exist. No consideration will be delivered in exchange for those shares.

•       Our stock options, whether vested or unvested, will be cancelled and option holders will receive the excess, if any, of $10.35 per share over the option exercise price for each share subject to the stock option, less any applicable withholding taxes and without interest.

•       Upon the surrender to the paying agent of an original copy of a UbiquiTel warrant together with the applicable exercise price of $11.37 per share of UbiquiTel common stock, the paying agent will pay to such holder the merger consideration of $10.35 for each share of UbiquiTel common stock represented by such warrant. All of the outstanding warrants issued by UbiquiTel are currently out-of-the-money, and such warrants will never be in-the-money following the completion of the merger.

•       Our Employee Stock Purchase Plan, or ESPP, will generally continue through June 30, 2006 or until the end of the last business day before the effective time of the merger, whichever is earlier. In lieu of any shares not issued prior to the effective time that would have been purchased under the plan, employees will receive $10.35 in cash, less the purchase price for such shares under the ESPP plus a cash payment equal to the balance, if any, in his or her account in the ESPP after the purchase of whole shares of common stock and less any applicable withholding taxes and without interest.

Following and as a result of the merger:

•       our stockholders will no longer have any interest in, and will no longer be stockholders of, us, and will not participate in any of our future earnings or growth;

•  each share of Eagle Merger Sub Inc.’s common stock, par value $0.01 per share, all of which is held, directly or indirectly, by Sprint Nextel, will be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the surviving corporation and such shares will be the only outstanding shares of capital stock of the surviving corporation;

•       our common stock will no longer be listed on Nasdaq and price quotations with respect to our common stock in the public market will no longer be available; and

•       the registration of our common stock under the Exchange Act will be terminated.

Management and Board of Directors of the Surviving Corporation.

The board of directors and officers of Eagle Merger Sub Inc. will be the board of directors and officers of the surviving corporation after the completion of the merger.

Background to the Merger

Our board of directors has, over the past several years, periodically reviewed with management and outside financial advisors and legal advisors the potential strategic direction for our company in light of our financial performance and market, economic, competitive, regulatory and other conditions and developments. These discussions have included the possibility of, among other things, business combinations involving our company and other telecommunications companies, particularly in view of the increasing competition and ongoing consolidation in the industry and among other Sprint PCS Affiliates.

As a Sprint PCS Affiliate, we have, since shortly after our inception, operated portions of the Sprint PCS network in specific service areas pursuant to our management agreement and related agreements with certain subsidiaries of Sprint. On December 15, 2004, Sprint Corporation and Nextel Communications, Inc. announced a merger of equals of the two companies. Because we operate networks that compete with Nextel or Nextel Partners, Inc. in our service areas, our management was focused on the potential issues that the merger raised both from an operational perspective and with respect to our rights under the agreements governing Sprint’s relationship with us.

Following the announcement of the Sprint—Nextel merger, beginning in January 2005, our senior management met with senior management of Sprint on several occasions to discuss, among other things, the issues raised by Sprint’s pending merger with Nextel, each company’s strategic direction and the potential benefits of a re-affiliation program between Sprint and our company, whereby we would purchase Nextel’s subscriber base in our service areas and enter into other arrangements under which we would acquire the economic benefits of the Nextel operations in those areas. The parties also had preliminary discussions on how to treat Nextel Partners’ operations in our service areas in the event it was subsequently acquired by Sprint Nextel.

On March 15, 2005, we formally engaged Bear, Stearns & Co. Inc. to provide financial advisory services in connection with pursuing business combinations or other strategic initiatives, including a re-affiliation program between Sprint and our company. After such date, Bear Stearns began presenting several strategic alternatives to our senior management including the re-affiliation program with Sprint Nextel, a business combination with Sprint Nextel and business combinations with other Sprint PCS Affiliates.

In late April 2005, we entered into a confidentiality agreement and began to exchange information with another Sprint PCS Affiliate (“Company A”). From such time until early July 2005, we engaged in preliminary discussions with Company A about the possibility of entering into a business combination between us and Company A. The discussions with Company A terminated as a result of Company A being acquired by Sprint Nextel.

In July 2005, we concluded that it was not likely that UbiquiTel and Sprint would reach a mutually acceptable agreement on re-affiliation prior to the closing of the merger between Sprint and Nextel. As a result, on July 12, 2005, we filed a complaint against Sprint, certain of Sprint’s subsidiaries and Nextel Communications, Inc. in the Delaware Court of Chancery alleging that, among other things, following the consummation of the pending merger between Sprint and Nextel, Sprint would breach its exclusivity and confidentiality obligations to UbiquiTel contained in the agreements governing Sprint’s relationship with us and that Nextel improperly interfered with our exclusivity rights under those agreements. The action further alleged that Sprint and Nextel conspired to deprive us of the exclusivity commitments in those agreements and to use our confidential business information available to Sprint under those agreements to advantage Nextel’s business. The complaint sought, among other things, a court order requiring Sprint and Nextel to comply with the exclusivity provisions of those agreements. Both Sprint and Nextel responded by asserting that the claims that their proposed merger and related activities would violate our agreements were without merit, and Sprint Nextel has continued to deny any liability for the claims made in the complaint. On July 29, 2005, we entered into a Forbearance Agreement with Sprint that imposed certain restrictions on the operations of the legacy Nextel wireless business in our service areas and the use and dissemination of our confidential business information, in exchange for our agreement not to pursue preliminary injunctive relief and to proceed directly to a trial on the merits over the next six months from that time.

On August 12, 2005, Sprint and Nextel announced that the Sprint—Nextel merger was completed.

In mid-August 2005, after considering strategic combinations with other potential merger partners, Bear Stearns held discussions with the financial advisors of another Sprint PCS Affiliate (“Company B”) concerning a potential business combination involving Company B and us. After preliminary discussions with their client, Company B’s financial advisors advised Bear Stearns that Company B was focused on negotiating a re-affiliation program with Sprint Nextel and would be willing to begin discussions concerning a potential business combination only if such combination were structured as a stock acquisition at current stock price levels. Our management determined that this range of merger consideration and the other terms proposed by Company B did not reflect our fundamental value. The discussions with Company B terminated and Company B was subsequently acquired by Sprint Nextel.

Thereafter, we continued discussions regarding a re-affiliation program with Sprint Nextel. On September 1, 2005, Donald Harris, our Chairman, President and Chief Executive Officer, James Volk, our Chief Financial Officer, and Tayo Ogundipe, our Vice President-Finance, met in Reston, Virginia with Paul Saleh, Chief Financial Officer of Sprint Nextel, Marc Montagner, Senior Vice President-Corporate Development of Sprint Nextel, Doug Lynn, Vice President-Corporate Development of Sprint Nextel, and Brent Vander Ark, Director-Corporate Development of Sprint Nextel, regarding the key terms of a re-affiliation program. After lengthy discussions, both parties concluded that there was too wide a gap between the parties in the key terms of the proposed re-affiliation program and, as a result, a re-affiliation program was not likely. Thereafter, Mr. Saleh suggested the parties should pursue a potential business combination and, as part of the discussions, we agreed to let Sprint Nextel commence preliminary financial due diligence during the months of September 2005 and October 2005.

On November 3, 2005, Citigroup Global Markets Inc., Sprint Nextel’s financial advisor, called Bear Stearns and communicated an indicative value of $9.00 per share of UbiquiTel common stock, which reflected an 8.0% premium over our closing market price of $8.34 on the preceding day but was well below the range of value we believed was appropriate. Between November 3, 2005 and November 9, 2005, we consulted with Bear Stearns and our legal advisors to discuss the offer, the conditions under which we would accept an offer and the fiduciary duties of our board of directors with respect to a cash offer by Sprint Nextel.

On November 9, 2005, our board of directors held a special meeting to discuss Sprint Nextel’s indication of interest and whether a combination with any other party or any other alternative would provide a better opportunity to maximize stockholder value. Our board of directors considered, among other things, presentations from management, Bear Stearns and our legal advisors, and concluded that the offer was not in the best interest of our stockholders. Our board of directors, however, instructed management and Bear Stearns to continue to engage in negotiations with Sprint Nextel in an effort to seek an acceptable price for UbiquiTel common stock. Following the meeting, Bear Stearns informed Citigroup that our board of directors would consider an offer in the range of $11.50 per share.

Between late November and early December 2005, Sprint Nextel and UbiquiTel engaged in further discussions, and UbiquiTel and Bear Stearns provided to Sprint Nextel and Citigroup their analysis regarding the relevant value of recently announced transactions between Sprint Nextel and certain Sprint PCS Affiliates.

Between January 9, 2006 and January 23, 2006, the trial with respect to our action against Sprint and Nextel was held in the Delaware Chancery Court. Closing briefs were filed with the Delaware Chancery Court during February 2006 and March 2006.

On February 9, 2006, Mr. Volk and Mr. Ogundipe met in person with Mr. Saleh and Mr. Lynn in Reston, Virginia to discuss a dispute over the resetting of the service bureau fees for services known as CCPU and CPGA proposed to be charged by Sprint for the three-year period beginning January 1, 2007. In the context of attempting to resolve this dispute, the parties discussed renewing possible business combination negotiations as an alternative resolution.

On March 7, 2006, Sprint Nextel and Citigroup provided to UbiquiTel and Bear Stearns their response to the December 2005 analysis regarding the relevant value of recently announced transactions between Sprint Nextel and certain Sprint PCS Affiliates.

On March 28, 2006, Citigroup called Bear Stearns and communicated that it was authorized by Sprint Nextel to make us an all cash offer of $10.00 per share subject to, among other things, final due diligence and a stockholder agreement among Sprint Nextel and our directors and senior management.

On March 29, 2006, our board of directors held a special meeting to discuss Sprint Nextel’s offer of $10.00 per share. Our board of directors consulted with Bear Stearns and our legal advisors and concluded that a meeting involving members of senior management of UbiquiTel and Sprint Nextel could advance the price negotiations and possibly resolve certain concerns raised by the board of directors.

On April 4, 2006, closing oral arguments in our litigation with Sprint and Nextel were held in the Delaware Chancery Court.

On April 6, 2006, Mr. Volk met in person with Mr. Saleh in Reston, Virginia. After further discussions regarding valuation, the parties agreed to a price of $10.35 per share of UbiquiTel common stock, subject to final due diligence, a stockholder agreement among Sprint Nextel and our directors and senior management, a stay in the pending litigation, the negotiation of a definitive merger agreement and approval by our board of directors.

On April 7, 2006, we and Sprint Nextel entered into a mutual confidentiality agreement to govern the confidential exchange of information by us and Sprint Nextel.

From April 7, 2006 to April 19, 2006, we made available to Sprint Nextel and its advisors legal, financial, regulatory, accounting and operating information, and our management and advisors, together with the management and advisors for Sprint Nextel, held multiple conference calls to allow Sprint Nextel to complete final due diligence and to negotiate the structure and terms of the merger and the merger agreement.

During this same period, the parties and their legal and financial advisors drafted and negotiated the merger agreement and related documents, including a settlement agreement and a stockholders agreement.

On April 13, 2006, our board of directors held a special meeting to discuss Sprint Nextel’s offer of $10.35 per share. After presenting a review of the fiduciary duties of our board of directors when considering a possible business combination with Sprint Nextel, representatives of Kirkland & Ellis LLP presented to our board of directors the terms of the merger agreement and the structure of the contemplated transaction, discussed the status of the litigation with Sprint Nextel and the likelihood of success on the merits of the litigation claims and timing of a ruling on the merits and identified the principal outstanding issues that our management had with respect to the merger, the merger agreement and related documents. Representatives of Bear Stearns made a formal presentation to our board of directors and discussed its preliminary views and analysis as to whether the merger consideration to be received by our stockholders in the proposed transaction would be fair, from a financial point of view, to our stockholders, as of that date. The members of our board of directors each received a copy of written materials regarding the Bear Stearns analysis, and the presentation by Bear Stearns included a thorough review of the contents of the written materials. Following these discussions, members of management recommended that the board of directors pursue a transaction with Sprint Nextel at $10.35 per share in cash. At the conclusion of the meeting, our board of directors authorized management to proceed with negotiations regarding the proposed transaction between us and Sprint Nextel.

After the meeting was adjourned, the parties and their legal and financial advisors held several discussions over the next six days regarding the proposed transaction and outstanding issues in the merger agreement and the other transaction documents.

On April 19, 2006, our board of directors held a special meeting to consider and approve the merger and the merger agreement, the settlement agreement and other related matters. At the meeting, representatives of Kirkland & Ellis LLP reviewed the terms of the substantially final draft of the merger agreement, the settlement agreement and the stockholders agreement, reported on the findings regarding the due diligence issues identified by Sprint Nextel and facilitated a discussion by the board of directors. Representatives of Bear Stearns reconfirmed their financial analysis presented by them to the board of directors on April 13, 2006, and orally delivered the opinion of Bear Stearns that, based on and subject to the various assumptions made, matters considered and limitations described in the opinion, as of April 19, 2006, the merger consideration is fair, from a financial point of view, to the holders of UbiquiTel’s common stock, as discussed below in the section entitled “—Opinion of Our Financial Advisor.” Bear Stearns’ opinion was subsequently confirmed in writing on the same day. Following lengthy discussions, our board of directors approved the merger agreement, the settlement agreement and transactions contemplated by those and other documents and resolved to recommend that our stockholders vote to adopt the merger agreement and approve the merger and related transactions. On the evening of April 19, 2006, Sprint Nextel, Eagle Merger Sub Inc. and UbiquiTel executed the merger agreement and the settlement agreement. In addition, Sprint Nextel entered into the stockholders agreement with our directors and executive officers.

On April 20, 2006, the parties issued a press release prior to the opening of the U.S. financial markets announcing the execution of the merger agreement, the settlement agreement and the terms of the proposed acquisition of us by Sprint Nextel.

Recommendation of Our Board of Directors; Reasons for Recommending the Adoption of the Merger Agreement and the Approval of the Merger

Our Board of Directors Recommendation.   At a special meeting of our board of directors held on April 19, 2006, our board of directors unanimously approved the merger agreement and the merger, and determined that the merger agreement and the merger are advisable and that the proposed merger is fair to, and in the best interests of, UbiquiTel and its stockholders. Accordingly, our board of directors recommends that our stockholders vote “FOR” adoption of the merger agreement and approval of the merger and related transactions.

Our Reasons for the Merger.   In reaching its determination, our board of directors consulted with management and its legal and financial advisors. In arriving at its determination, our board of directors also considered a number of factors, including but not limited to:

•       the business, operations, management, financial condition, earnings and cash flows of our company on a historical and prospective basis;

•       the impact of the merger of Sprint and Nextel on our operations and on our relationship with Sprint Nextel, and the disruption on the parties’ relationship caused by the pending and prospective litigation between them;

•       presentations and discussions with our senior management and representatives of Kirkland & Ellis LLP regarding the status of the litigation with Sprint Nextel and the likelihood of success on the merits of the litigation claims and timing of a ruling on the merits;

•       prior acquisitions by Sprint Nextel of Sprint PCS Affiliates, including Alamosa Holdings, Inc., US Unwired Inc., IWO Holdings, Inc., Gulf Coast Wireless Limited Partnership and Enterprise Communications Partnership;

•       the current and prospective environment in which we operate, including national economic conditions, the competitive environment in the telecommunications industry generally, the trend towards consolidation in the telecommunications industry, the evolving regulatory environment faced by telecommunications companies and the likely effect of these factors on us;

•       the financial presentation and opinion dated April 19, 2006 delivered by Bear, Stearns & Co. Inc. that, as of that date and based on and subject to the respective assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken described in each opinion, the merger consideration to be received by the holders of our common stock in the proposed merger is fair, from a financial point of view, to such holders;

•       the fact that: (1) $10.35 exceeds the highest UbiquiTel common stock trading price during the four years preceding the date of announcement, (2) the premium to be received by our stockholders in the merger compares favorably to the premiums received by stockholders of other Sprint PCS Affiliates acquired by Sprint Nextel on an unaffected basis and (3) the premium to be received by our stockholders in the merger represents a premium of (a) 45.6% when compared to our common stock price as of the date one-day prior to the announcement of the Sprint—Nextel transaction (12/14/04), (b) 25.5% when compared to our common stock price as of the date one-day prior to the announcement of the Sprint Nextel—US Unwired transaction (7/8/05), (c) 30.4% when compared to our common stock price as of the date one-day prior to the announcement of the Sprint Nextel—IWO transaction (8/29/05) and (d) 16.9% when compared to our common stock price as of the date one-day prior to the announcement of the Sprint Nextel—Alamosa transaction (11/18/05);

•       presentations and discussions with our senior management and representatives of our primary legal counsel, Kirkland & Ellis LLP, and our financial advisors, Bear, Stearns & Co. Inc., regarding the principal terms of the merger agreement and other related documents;

•       the financial and other terms of the merger, the merger agreement and related documents;

•       the availability of appraisal rights under Delaware law to stockholders who dissent from the merger;

•       the complementary fit of our business with Sprint Nextel’s business and the expectation that the merger would entail minimal disruption for our customers; and

•       the required regulatory consents needed for the completion of the merger and the likelihood that such required regulatory consents would be received.

Each of these factors favored the conclusion by our board of directors that the merger is advisable, fair to, and in the best interests of, UbiquiTel and its stockholders. Our board of directors relied on management to provide accurate and complete financial information, projections and assumptions as the starting point for its analysis.

Our board of directors also considered a variety of risks and other potentially negative factors relating to the merger agreement and the transactions contemplated by it, including the merger. These factors included:

•       the fact that, following the merger, our stockholders will cease to participate in any of our future earnings or benefit from any future increase in our value;

•       the fact that certain parties associated with us may have interests that are different from those of our stockholders;

•       the limitations contained in the merger agreement on our ability to solicit other offers, as well as the possibility that we may be required to pay to Sprint Nextel a termination fee;

•       the possibility that the merger may not be completed, which would divert significant resources and would have a negative impact on our operations;

•       the effects of the announcement of the merger on employees and customers;

•       the transaction costs that would be incurred in connection with the merger;

•       the necessity to obtain regulatory approvals required to consummate the merger; and

•       the fact that, for U.S. federal income tax purposes, the merger consideration will be taxable to our stockholders.

Our board of directors believes that sufficient procedural safeguards were and are present to ensure the fairness of the merger and to permit our board of directors to represent effectively the interests of our stockholders. These procedural safeguards include the following:

•       the active negotiations between the parties to the merger agreement regarding the merger consideration and the other terms of the merger agreement and the merger;

•       the retention and receipt of advice from Bear, Stearns & Co. Inc, our financial advisor, as well as the receipt of an opinion from Bear, Stearns & Co. Inc. with respect to the fairness from a financial point of view as of the date of such opinion to the holders of our common stock of the merger consideration to be received by such holders based on and subject to the respective assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken described in such opinion;

•       the recognition by our board of directors that it may consider superior proposals, taking into account the termination fee that would be payable to Sprint Nextel under certain circumstances;

•       the recognition by our board of directors that it has no obligation to recommend the approval of the merger if it determines in good faith that it has received a superior proposal; and

•       the availability of appraisal rights under Delaware law for our stockholders who oppose the merger.

This discussion of the information and factors considered by our board of directors in reaching its conclusions and recommendation includes all of the material factors considered by our board of directors but is not intended to be exhaustive. In view of the wide variety of factors considered by our board of directors in evaluating the merger agreement and the transactions contemplated by it, including the merger, and the complexity of these matters, our board of directors did not find it practicable to, and did not attempt to, quantify, rank or otherwise assign relative weight to those factors. In addition, different members of our board of directors may have given different weight to different factors.

Our board of directors determined that the merger, the merger agreement and the other transactions contemplated by the merger agreement are in the best interests of UbiquiTel and its stockholders. Accordingly, our board of directors recommends that our stockholders vote “FOR” adoption of the merger agreement and approval of the merger and related transactions.

Settlement Agreement

Contemporaneously with the execution of the merger agreement, Sprint Nextel, UbiquiTel, and certain of their respective affiliates entered into a settlement agreement and mutual release. Under the terms of the settlement agreement, the parties agreed to file a motion to stay the existing litigation between them regarding certain exclusivity and other covenants contained in the management agreements between Sprint Nextel and certain of its affiliates and UbiquiTel. In addition, the parties agreed that, at the effective time of the merger, they will cooperate in taking all action necessary to cause the dismissal of the litigation. The settlement agreement also contains mutual releases that will become effective at the effective time of the merger. Furthermore, during the period between the signing of the merger agreement and the effective time of the merger (or termination of the merger agreement, if applicable), the settlement agreement prohibits, among other things, UbiquiTel from seeking relief against Sprint Nextel and certain of its affiliates through any suit or proceeding for any claim, including any claim for breach of any exclusivity provision of existing commercial contracts, although the settlement agreement permits UbiquiTel to seek relief through any suit or proceeding for any other claims arising during that period under such commercial contracts or any claims arising under the merger agreement or the settlement agreement.

For information about this litigation, we encourage you to read the summary set forth in “Part I, Item 3. Legal Proceedings” to our Annual Report on Form 10-K/A, which accompanies this proxy statement as part of our 2005 annual report to stockholders.  In addition, we encourage you to read any updates about this litigation in our other reports filed with the SEC after the date of our Annual Report on Form 10-K/A, which reports are incorporated herein by reference. See “WHERE YOU CAN FIND MORE INFORMATION.”

Stockholders Agreement

The following summary describes the material provisions of the stockholders agreement. This summary may not contain all of the information about the stockholders agreement that is important to you.

Concurrently with the execution and delivery of the merger agreement, Sprint Nextel entered into a stockholders agreement with Donald Harris, Harris Family Trust, Dean Russell, James Volk, Patricia Knese, David Zylka, Matthew Boos, Boos Family Trust, Peter Lucas, Bruce Toll, BRU Holding Co., LLC, Joseph Walter, The Walter Group, Inc., Eve Trkla, Eric Weinstein, Robert Berlacher and James Blake. As of the record date for the UbiquiTel annual meeting, these stockholders held an aggregate of 8,971,152 outstanding shares of UbiquiTel common stock, representing approximately 9.5% of the outstanding shares of UbiquiTel common stock as of the record date.

For the term of the stockholders agreement, each of the above stockholders has agreed that at any meeting of the stockholders of UbiquiTel and at any adjournment thereof, and in connection with any action of the stockholders of UbiquiTel taken by written consent, such stockholder will:

•       appear in person or by proxy at each such meeting or otherwise cause the shares beneficially owned by such stockholder to be counted as present at such meeting for purposes of calculating a quorum, and

•       unless Sprint Nextel votes such stockholder’s shares directly pursuant to the proxy granted by the stockholders agreement, (1) vote (or cause to be voted) its shares, in person or by proxy, in favor of adopting the merger agreement and approving the merger and any other action of the stockholders of UbiquiTel reasonably requested by Sprint Nextel in furtherance thereof; and (2) vote (or cause to be voted) its shares, in person or by proxy, against, and not deliver any written consent with respect to such shares in favor of, any other “Acquisition Proposal” (as defined on page 56 of this proxy statement) submitted for approval to the stockholders of UbiquiTel, unless Sprint Nextel consents in writing to such stockholder voting in favor of, or delivering a consent with respect to, such other Acquisition Proposal.

Each of the above stockholders has given Sprint Nextel an irrevocable proxy to vote his, her or its shares of UbiquiTel common stock on the matters set forth above. However, the stockholders agreement does not limit or affect such stockholder’s right to vote his, her or its shares in his, her or its sole discretion with respect to any other matters that may be submitted to a stockholder vote, consent or other approval.

In addition, during the term of the stockholder agreement, no stockholder may sell, transfer, pledge, encumber, assign, distribute, hypothecate, tender or otherwise dispose of, including by way of merger, consolidation, share exchange or similar transaction, whether voluntarily or by operation of law (collectively, a “Transfer”), or enforce the provisions of any redemption, share purchase or sale, recapitalization or other agreement with UbiquiTel or any other person or enter into any contract, option or other arrangement or understanding with respect to any Transfer (whether by actual disposition or effective economic disposition due to hedging, cash settlement or otherwise) of, any of the shares beneficially owned by such stockholder, any other shares of capital stock of UbiquiTel acquired by such stockholder after the date of the stockholders agreement, any securities exercisable or exchangeable for or convertible into shares, any other capital stock of UbiquiTel or any interest in any of the foregoing with any person. Such stockholder may Transfer any of his, her or its shares to any person by operation of law, as a bona fide gift or gifts, or to any sibling or any other member of such stockholder’s immediate family, any of such stockholder’s lineal descendants or any trust for the benefit of any of them, so long as the transferee agrees, in form and substance satisfactory to Sprint Nextel, to be bound by and subject to the above restrictions with respect to such shares owned by such transferee.

The stockholders agreement terminates upon the earliest to occur of: (1) the consummation of the merger and (2) the termination of the merger agreement in accordance with its terms.

Opinion of Our Financial Advisor

Pursuant to an engagement letter dated March 15, 2005, which was subsequently amended pursuant to a letter dated April 11, 2005, UbiquiTel retained Bear Stearns to act as its financial advisor with respect to a possible sale of UbiquiTel to Sprint, which subsequently merged with Nextel to become Sprint Nextel. In selecting Bear Stearns, UbiquiTel’s board of directors considered, among other things, the fact that Bear Stearns is an internationally recognized investment banking firm with substantial experience advising companies in the wireless communications industry as well as substantial experience providing strategic advisory services. Bear Stearns, as part of its investment banking business, is continuously engaged in the evaluation of businesses and their debt and equity securities in connection with mergers and acquisitions, underwritings, private placements and other securities offerings, senior credit financings, valuations, and general corporate advisory services.

At the April 13, 2006 meeting of UbiquiTel’s board of directors, Bear Stearns presented its preliminary financial analysis on the merger. At the April 19, 2006 meeting of UbiquiTel’s board of directors, Bear Stearns delivered its oral opinion, which was subsequently confirmed in writing, that, as of April 19, 2006, and based upon and subject to the assumptions, qualifications and limitations set forth in the written opinion, the merger consideration to be received by UbiquiTel stockholders is fair, from a financial point of view, to the stockholders of UbiquiTel.

The full text of Bear Stearns’ written opinion is attached as Annex B to this proxy statement and you should read the opinion carefully and in its entirety. The opinion sets forth the assumptions made, some of the matters considered and qualifications to and limitations of the review undertaken by Bear Stearns. Bear Stearns addressed its opinion to the board of directors of UbiquiTel. The Bear Stearns opinion is subject to the assumptions and conditions contained therein and is based on economic, market and other conditions and the information made available to Bear Stearns as of the date of the Bear Stearns opinion.

In reading the discussion of the fairness opinion set forth below, you should be aware that Bear Stearns’ opinion:

•  was provided to UbiquiTel’s board of directors for its benefit and use;

•  did not constitute a recommendation to the board of directors of UbiquiTel or any stockholder of UbiquiTel as to how to vote in connection with the merger or otherwise; and

•  did not address UbiquiTel’s underlying business decision to pursue the merger, the relative merits of the merger as compared to any alternative business strategies that might exist for UbiquiTel, or the effects of any other transaction in which UbiquiTel might engage.

UbiquiTel did not provide specific instructions to, or place any limitations on, Bear Stearns with respect to the procedures to be followed or factors to be considered by it in performing its analyses or providing its opinion.

In connection with rendering its opinion, Bear Stearns:

•  reviewed a draft of the merger agreement, dated April 18, 2006, which Bear Stearns understood to be in substantially final form;

•  reviewed a draft of the Settlement Agreement and Mutual Release, dated April 18, 2006, by and among Sprint Nextel, UbiquiTel and their respective subsidiaries named therein (the “Settlement Agreement”), which Bear Stearns understood to be in substantially final form;

•  reviewed a draft of the Stockholders Agreement, dated April 18, 2006, among Sprint Nextel and the stockholders of UbiquiTel who are signatories thereto (the “Stockholders Agreement” and, together with the Agreement and Plan of Merger and the Settlement Agreement, the “Transaction Documents”), which Bear Stearns understood to be in substantially final form;

•  reviewed UbiquiTel’s Annual Reports on Form 10-K for the years ended December 31, 2003, 2004 and 2005, its preliminary results for the quarter ended March 31, 2006 and its Current Reports on Form 8-K filed since December 31, 2005;

•  reviewed certain operating and financial information relating to UbiquiTel’s business and prospects, including projections for the seven years ending December 31, 2012, all as prepared and provided to Bear Stearns by UbiquiTel’s management;

•  met with certain members of UbiquiTel’s senior management to discuss UbiquiTel’s business, operations, historical and projected financial results and future prospects;

•  reviewed the historical prices, trading multiples and trading volumes of the shares of UbiquiTel common stock;

•  reviewed publicly available financial data, stock market performance data and trading multiples of companies which were deemed generally comparable to UbiquiTel;

•  reviewed the terms of recent mergers and acquisitions involving companies which were deemed generally comparable to UbiquiTel;

•  performed discounted cash flow analyses based on the projections provided to Bear Stearns by management of UbiquiTel, including certain tax attributes available to UbiquiTel; and

•  conducted such other studies, analyses, inquiries and investigations as Bear Stearns deemed appropriate.

Bear Stearns relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information provided to or discussed with Bear Stearns by UbiquiTel, including, without limitation, the projections referred to above, as well as financial and other information obtained by Bear Stearns from public sources. With respect to the projections referred to above, Bear Stearns relied on representations by senior management of UbiquiTel that such projections have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of UbiquiTel as to the expected future performance of UbiquiTel. Bear Stearns has also assumed, at the direction of the senior management of UbiquiTel, that such projections reflect the best currently available estimates and judgments of management as to the financial consequences, if any, from the outcome of any pending or future disputes between UbiquiTel and Sprint Nextel. Bear Stearns was not engaged to assess the reasonableness or achievability of such projections or the assumptions on which they were based and expressed no view as to such projections or assumptions. Bear Stearns did not assume any responsibility for the independent verification of any such information, including, without limitation, the projections provided to Bear Stearns, and Bear Stearns further relied upon the assurances of the senior management of UbiquiTel that they were unaware of any facts that would make the information and projections provided to Bear Stearns incomplete or misleading.

No party made any representation or warranty with respect to the projections. Financial projections are subject to contingencies beyond the control of management of UbiquiTel, and realization of the projections depends on numerous factors. All material events and circumstances cannot be predicted and unanticipated events and circumstances are likely to occur. Accordingly, there may be differences between the projected results of operations and the actual results of operations, and these differences could be material. If the financial projections prove to be materially different, the conclusions reached in the opinion of Bear Stearns could be materially affected.

In arriving at its opinion, Bear Stearns did not perform or obtain any independent appraisal of the assets or liabilities (contingent or otherwise) of UbiquiTel, nor had it been furnished with any such appraisals. Bear Stearns was not requested to assume, and did not assume, any obligation to conduct any inspection of the properties or facilities of UbiquiTel. During the course of its engagement by UbiquiTel, Bear Stearns solicited interest from various parties, including Sprint Nextel, with respect to an acquisition, business combination or other extraordinary transaction involving UbiquiTel. However, following commencement of negotiations between UbiquiTel and Sprint Nextel relating to the merger, Bear Stearns was not authorized to solicit, and did not solicit, interest from any other party with respect to any alternative transaction involving UbiquiTel or its assets. Bear Stearns assumed, with the consent of UbiquiTel, that the drafts of the Transaction Documents which Bear Stearns reviewed (as referred to above) conformed in all respects to the final form of the Transaction Documents. Bear Stearns also assumed that the merger will be consummated in a timely manner and in accordance with the terms of the merger agreement without any limitations, restrictions, conditions, amendments or modifications, regulatory or otherwise, that collectively would have a material effect on UbiquiTel or the merger.

Bear Stearns did not express any opinion as to the price or range of prices at which the shares of UbiquiTel common stock may trade subsequent to the announcement of the merger.

As is customary in the rendering of a fairness opinion, Bear Stearns based its opinion on economic, market and other conditions as in effect on, and the information made available to Bear Stearns as of April 19, 2006. Subsequent developments may affect Bear Stearns opinion, and Bear Stearns does not have any obligation to update, revise or reaffirm its opinion.

In accordance with customary investment banking practice, Bear Stearns employed generally accepted valuation methods in reaching its opinion. The following is a brief summary of the material financial analyses performed by Bear Stearns and presented to UbiquiTel’s board of directors in connection with rendering its fairness opinion. The summary is not a complete description of all of the analyses performed by Bear Stearns.

Some of the financial analyses summarized below include summary data and information presented in tabular format. In order to understand fully the financial analyses, the summary data and tables must be read together with the full text of the analyses. Considering the summary data and tables alone could create a misleading or incomplete view of Bear Stearns’ financial analyses.

The financial analyses summarized below include (i) comparable public company market trading valuation comparisons, (ii) precedent merger and acquisition transactions valuation comparisons, and

(iii) a discounted cash flow analysis. These types of analyses are some of the methodologies traditionally used when rendering a fairness opinion in transactions of this nature. In particular, Bear Stearns determined to use these types of analyses in order to attempt to analyze the merger consideration being received by UbiquiTel’s stockholders in the merger and to compare the estimated equity value (the value of a company attributable to its stockholders based on the company’s public market trading level or acquisition price, as applicable) of UbiquiTel on a stand alone basis, assuming no merger, with the value of the merger consideration. A variety of analyses were employed in order to analyze the potential transaction using a number of valuation techniques and to avoid any one particular analysis presenting an incomplete or misleading view of the potential transaction. Bear Stearns analyzed the value of UbiquiTel using the implied trading multiples of selected public companies, implied transaction multiples based on analysis of selected precedent transactions and a discounted cash flow analysis. For purposes of Bear Stearns’ review, Bear Stearns utilized, among other things, projections of the future financial performance of UbiquiTel through 2012, as provided by management.

In preparing its comparable public company market trading valuation comparisons and precedent merger and acquisition transactions valuation comparisons, Bear Stearns attempted to determine implied enterprise values (calculated as a company’s equity value plus its debt less its cash) as a multiple of selected financial and operating metrics for a company.

In preparing its discounted cash flow analysis, Bear Stearns used the projected cash flows for UbiquiTel plus its terminal value (value of the company at the end of the projection period, calculated as multiples of 2012 projected “EBITDA” (defined as earnings before interest, income taxes, non-cash compensation expense, depreciation, and amortization)), and “discounted” these cash flows to a present value using a range of rates that corresponds to UbiquiTel’s estimated cost of capital during that period. Cash flows for the projection period beginning January 1, 2006 and ending December 31, 2012 were derived from (i) EBITDA, less (ii) changes in working capital, capital expenditures and unlevered cash taxes.

Selected Comparable Public Companies Analysis.   Bear Stearns reviewed and analyzed selected public companies in the wireless communications business that it viewed as reasonably comparable to UbiquiTel based on Bear Stearns’ knowledge of the wireless communications industry. In performing these analyses, Bear Stearns reviewed and analyzed certain financial information (including enterprise value, EBITDA, Free Cash Flow (“FCF”) (defined as EBITDA less capital expenditures)), current subscribers and valuation multiples and compared such information to the corresponding information of the comparable companies.

Specifically, Bear Stearns compared UbiquiTel to nine publicly traded wireless communications companies. Based on Bear Stearns knowledge of the wireless communications industry, Bear Stearns divided the comparable company universe into two groups: (i) ”Most Comparable Public Wireless Companies” and (ii) “Less Comparable Public Wireless Companies.” To the extent publicly available, for each of these companies, Bear Stearns reviewed the enterprise value as of April 12, 2006 as a multiple of 2006 and 2007 estimated EBITDA, 2006 and 2007 estimated FCF, and current subscribers.

The companies allocated by Bear Stearns to the “Most Comparable Public Wireless Companies” group were:

•  Centennial Communications Corp.;

•  Dobson Communications Corporation;

•  iPCS, Inc.;

•  NTELOS Holdings Corp.; and

•  United States Cellular Corporation.

The companies allocated by Bear Stearns to the “Less Comparable Public Wireless Companies” group were:

•  Leap Wireless International, Inc.;

•  Rural Cellular Corporation;

•  SunCom Wireless Holdings, Inc.; and

•  Sprint Nextel Corporation.

The table below summarizes the comparable company trading multiples for the “Most Comparable Public Wireless Companies” and UbiquiTel (based on Wall Street consensus research projections) that were reviewed and analyzed by Bear Stearns:

Selected “Most Comparable Public Wireless Companies”
and UbiquiTel Trading Multiples

	Low		Mean		High
Enterprise Value as a Multiple of:
2006E EBITDA	7.0	x	8.5	x	10.9	x
2007E EBITDA	6.5	x	7.4	x	8.4	x
Enterprise Value as a Multiple of:
2006E FCF	12.4	x	17.1	x	26.2	x
2007E FCF	11.3	x	12.4	x	16.3	x
Enterprise Value as a Multiple of:
Current Subscribers	$1,208		$2,152		$2,906

Based on the foregoing, Bear Stearns determined a reference range for each of the above valuation parameters for UbiquiTel:

UbiquiTel Valuation Parameters Reference Range

	Low		High
Enterprise Value as a Multiple of:
2006E EBITDA	8.0	x	9.5	x
2007E EBITDA	7.0	x	8.5	x
Enterprise Value as a Multiple of:
2006E FCF	12.0	x	14.0	x
2007E FCF	10.0	x	12.0	x
Enterprise Value as a Multiple of:
Current Subscribers	$2,250		$2,750

Bear Stearns applied each valuation parameter range to the corresponding financial estimate for UbiquiTel to calculate UbiquiTel’s implied enterprise value based on these trading multiples. The table below describes the range of enterprise values implied for UbiquiTel by each valuation parameter, as well as the range of per share equity values for UbiquiTel implied by each valuation parameter. Bear Stearns noted that the $10.35 per share consideration to be received by UbiquiTel’s stockholders in the merger either exceeds or is very near the high end of the per share value implied by four of the five valuation parameters assessed below.

Implied UbiquiTel Valuation Reference Range

	Enterprise Value		Per Share Equity Value
	Low	High	Low	High
Enterprise Value as a Multiple of:
2006E EBITDA	$1,124	$1,335	$8.33	$10.41
2007E EBITDA	$1,091	$1,325	$8.01	$10.31
Enterprise Value as a Multiple of:
2006E FCF	$1,151	$1,343	$8.60	$10.49
2007E FCF	$1,246	$1,496	$9.54	$11.97
Enterprise Value as a Multiple of:
Current Subscribers	$1,016	$1,242	$7.27	$9.50

Selected Precedent Merger and Acquisition Transactions.   Bear Stearns reviewed and analyzed selected precedent merger and acquisition transactions involving recent wireless communications transactions based on Bear Stearns’ determination that the transactions were reasonably comparable to the merger. In performing these analyses, Bear Stearns reviewed and analyzed certain financial information (including transaction value) and transaction multiples relating to UbiquiTel and compared such information to the corresponding information of the companies involved in such precedent transactions. Specifically, Bear Stearns reviewed 15 wireless precedent merger and acquisition transactions since July 1, 2003. Bear Stearns divided the transactions universe into two groups: (i) “Most Comparable Transactions” (listed by the acquiror followed by the acquired company) and (ii) “Other Relevant Transactions.” To the extent publicly available, Bear Stearns reviewed the transaction enterprise values as a multiple of 1-year forward projected EBITDA and 2-years forward projected EBITDA.

The precedent transactions in the “Most Comparable Transactions” group were:

•        Sprint Nextel Corporation/Nextel Partners, Inc.;

•        Sprint Nextel Corporation/Enterprise Communications Partnership;

•        Sprint Nextel Corporation/Alamosa Holdings, Inc.;

•        Sprint Nextel Corporation/Gulf Coast Wireless Limited Partnership;

•        Sprint Nextel Corporation/IWO Holdings, Inc.;

•        Sprint Nextel Corporation/US Unwired Inc.;

•        Citigroup Venture Capital Equity Partners, L.P. and Quadrangle Capital Partners LP/NTELOS Inc.; and

•        Alamosa Holdings, Inc./AirGate PCS, Inc.

Bear Stearns calculated the following multiples for the “Most Comparable Transactions” group used in its analysis:

“Most Comparable Transactions” Multiples

Transaction Value as Multiple of EBITDA
Most Comparable Transactions:	1-Year Forward	2-Years Forward
Low	5.1x	7.3x
Mean	8.8x	8.9x
Harmonic Mean	8.3x	8.7x
Median	8.3x	8.6x
High	13.5x	11.4x

Based on the foregoing, and with a particular focus on Sprint Nextel’s acquisitions of US Unwired, IWO and Alamosa, Bear Stearns determined a 1-year forward EBITDA multiple reference range of 8.5x to 9.8x. The low end of the 1-year forward range at 8.5x represents a premium to the median multiple of the “Most Comparable Transactions” and is consistent with the 1-year forward multiples associated with the previously consummated acquisition of IWO by Sprint Nextel. The high end of the 1-year forward range at 9.8x represents the multiple associated with the previously consummated acquisition of Alamosa by Sprint Nextel. The resulting implied equity value per share for UbiquiTel was calculated to be $9.02 to $10.82, based on the 1-year forward EBITDA multiple reference range. Bear Stearns also analyzed the two-year forward EBITDA transaction multiples for Sprint Nextel’s acquisitions of US Unwired at 8.5x 2007E EBITDA and Alamosa at 8.6x 2007E EBITDA, which Bear Stearns deemed to be the most comparable transactions to Sprint Nextel’s acquisition of UbiquiTel, and applied these values to the projected 2007 EBITDA for UbiquiTel. The resulting implied equity value per share for UbiquiTel was calculated to be $10.28 and $10.50 based on the 2007E EBITDA transaction multiples for US Unwired and Alamosa, respectively. These ranges of implied per share equity values compared favorably to the $10.35 per share consideration to be received by UbiquiTel’s stockholders in the merger. Bear Stearns also noted that certain of Alamosa’s and US Unwired’s affiliation agreements with Sprint Nextel included non-specific spectrum exclusivity language, while UbiquiTel and IWO’s affiliation agreements with Sprint Nextel are more specific with regard to spectrum exclusivity.

Acquisition Price Premium Analysis.   Bear Stearns observed that UbiquiTel’s common stock experienced significant price increases on the days that other acquisitions of Sprint affiliates by Sprint Nextel were announced. Bear Stearns noted that this trading characteristic indicated that since the announcement of the merger of Sprint and Nextel, UbiquiTel’s stock trading activity and price appeared to be highly influenced by external events, rather than fundamental valuation analyses or UbiquiTel’s operating performance. Bear Stearns also noted that the $10.35 per share consideration to be received by UbiquiTel stockholders exceeds the highest UbiquiTel common stock trading price during the four years preceding the date of announcement.

Based on these observations, Bear Stearns compared the premium proposed to be received in the merger with premiums received by the other publicly traded Sprint affiliates that were acquired by Sprint Nextel. For each transaction, Bear Stearns calculated the premium received as the acquisition price per share compared to the common stock price of each respective acquired company, as of the date one-day prior to the announcement of each of the transactions and as of the date one-day prior to the announcement of the Sprint Nextel transaction.

Premium Received by UbiquiTel Compared to Precedent Sprint Affiliate Acquisitions

	Sprint Nextel Acquisition of				Average
		US			(excluding
	UbiquiTel	Unwired	IWO	Alamosa	UbiquiTel)
Per Share Acquisition Price:	$10.35	$6.25	$42.50	$18.75	NA
Transaction (Day Prior to Announcement):
Sprint Nextel/Alamosa Announcement (11/18/05)	16.9%	NM	NM	15.3%	15.3%
Sprint Nextel/IWO Announcement (8/29/05)	30.4%	NM	18.9%	12.0%	15.4%
Sprint Nextel/US Unwired Announcement (7/8/05)	25.5%	1.5%	18.9%	30.9%	17.1%
Sprint—Nextel Merger Announcement (12/14/04)	45.6%	44.0%	NM	56.6%	50.3%

Note:                      “NM” means Not Meaningful.

The premium received by UbiquiTel’s stockholders in the merger compared favorably to the premiums received in the other transactions by the other Sprint affiliates.

Discounted Cash Flow Analysis.   Bear Stearns performed an analysis of the present value of the cash flows available to equity holders that UbiquiTel could generate over fiscal years 2006 through 2012.

For UbiquiTel’s business, Bear Stearns applied terminal value multiples ranging from 5.5x to 7.0x to UbiquiTel’s projected 2012 EBITDA. Bear Stearns chose these terminal value multiples based on (i) the implied perpetual growth rates of free cash flow derived from such multiples that Bear Stearns determined to be reasonable, (ii) Bear Stearns’ review of trading data for comparable public companies and (iii) Bear Stearns’ overall experience in valuing wireless communications companies. The cash flows were then discounted to a present value using a weighted average cost of capital, or WACC, of 11.00% to 14.00% (determined by observing the betas (a measure of the trading volatility of a particular company’s stock relative to the broader market) of UbiquiTel and other publicly traded wireless companies and based on debt-to-total capitalization ratios between 20% and 45%). The resulting implied enterprise values based on the discounting of these cash flows and the terminal value were $1,115 million to $1,467 million, which implied per share equity values of $8.24 to $11.70 for UbiquiTel. This range of per share equity values compared favorably to the $10.35 per share consideration to be received by UbiquiTel’s stockholders in the merger.

This summary does not purport to be a complete description of the analysis or data presented by Bear Stearns. The preparation of a fairness opinion is a complex process and involves various judgments and determinations as to the most appropriate and relevant assumptions and financial analyses and the application of those methods to the particular circumstances involved. Such an opinion is therefore not readily susceptible to partial analysis or summary description, and taking portions of the analyses set out above, without considering the analysis as a whole, would, in the view of Bear Stearns, create an incomplete and misleading picture of the processes underlying the analyses considered in rendering the Bear Stearns opinion. Bear Stearns based its analysis on assumptions that it deemed reasonable, including assumptions concerning general business and economic conditions and industry-specific factors. Bear Stearns did not form an opinion as to whether any individual analysis or factor, whether positive or negative, considered in isolation, supported or failed to support the Bear Stearns opinion. In arriving at its opinion, Bear Stearns considered the results of all its analyses and did not attribute any particular weight to any one analysis or factor. Bear Stearns arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole and believes that the totality of the factors considered and analyses performed by Bear Stearns in connection with its opinion operated collectively to support its determination as to the fairness of the merger consideration to be received by the stockholders of

UbiquiTel. The analyses performed by Bear Stearns, particularly those based on estimates and projections, are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, these forecasts and analyses are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. The inclusion of these forecasts is not a representation by Bear Stearns or any other person that the results will be achieved.

None of the public companies used in the comparable company analysis described above is identical to UbiquiTel, and none of the precedent transactions used in the precedent transactions analysis described above is identical to the merger. Accordingly, an analysis of publicly traded comparable companies and comparable precedent transactions is not mathematical; rather it involves complex considerations and judgments concerning the differences in financial and operating characteristics of the companies and precedent transactions and other factors that could affect the value of UbiquiTel and the public trading values of the companies and precedent transactions to which they were compared. The analyses do not purport to be appraisals or to reflect the prices at which any securities may trade at the present time or at any time in the future.

The Bear Stearns opinion was just one of the many factors taken into consideration by UbiquiTel’s board of directors. Consequently, Bear Stearns’ analysis should not be viewed as determinative of the decision of UbiquiTel’s board of directors with respect to the fairness of the merger consideration to be received, from a financial point of view, by the stockholders of UbiquiTel.

Pursuant to the terms of Bear Stearns’ engagement letter, UbiquiTel has agreed to pay Bear Stearns a transaction fee of approximately $10.5 million, a substantial portion of which is contingent upon consummation of the transaction contemplated by the merger agreement. In addition, UbiquiTel has agreed to reimburse Bear Stearns for reasonable out-of-pocket expenses incurred by Bear Stearns in connection with its engagement and the transactions contemplated by the merger agreement, including reasonable fees and disbursements of its legal counsel. UbiquiTel has also agreed to indemnify Bear Stearns against certain liabilities arising out of or in connection with Bear Stearns’ engagement.

Bear Stearns has been previously engaged by UbiquiTel to provide certain investment banking and other services for which Bear Stearns received customary fees. In addition, Bear Stearns is currently engaged, and in the past has been engaged, by Sprint Nextel or its affiliates to provide certain investment banking and other services in matters unrelated to the merger, for which Bear Stearns has received, or expects to receive, customary fees.

In the ordinary course of business, Bear Stearns and its affiliates may actively trade the equity and debt securities and/or bank debt of UbiquiTel and/or Sprint Nextel and their respective affiliates for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or bank debt.

Purposes of the Merger; Certain Effects of the Merger

Our principal purpose for engaging in the merger is to provide our stockholders with an opportunity to realize substantial value based on the receipt of $10.35 in cash per share of common stock, representing a premium over the market price at which our common stock traded prior to announcement of the proposed merger. We believe that Sprint Nextel’s purpose for engaging in the merger is to enable Sprint Nextel to acquire our company, to capitalize on substantial strategic and financial benefits between the parties, to enhance its operating flexibility by, among other things, resolving certain issues in the pending litigation relating to exclusivity and other rights that could impact Sprint Nextel’s integration efforts and to enhance Sprint Nextel’s ability to implement directly new features and functionality on its network.

The merger will terminate all equity interests in our company held by our current stockholders and Sprint Nextel will be the sole owner of our company and our business. Upon completion of the merger, we will remove our common stock from listing on Nasdaq and our common stock will no longer be publicly traded.

Interests of UbiquiTel Directors and Executive Officers in the Merger

In considering the recommendation of our board of directors to vote for the proposal to adopt the merger agreement and approve the merger and related transactions, you should be aware that our directors and executive officers may have agreements or arrangements that may provide them with interests in the merger that differ from, or are in addition to, those of other UbiquiTel stockholders. Our board of directors was aware of these agreements and arrangements as they relate to our directors and executive officers during its deliberations of the merits of the merger agreement and in determining to recommend to our stockholders that they vote to adopt the merger agreement and approve the merger and related transactions.

Treatment of Stock Options and Other Stock-Based Awards

Our directors and executive officers (and all other holders to the extent such holders do not perfect their appraisal rights as detailed herein) will receive cash in the merger for the shares of our common stock owned by them and for options to purchase shares of our common stock they hold. The shares of our common stock owned by our directors and executive officers (and all other holders to the extent such holders do not perfect their appraisal rights as detailed herein) will be converted as of the completion of the merger into the right to receive $10.35 per share. Pursuant to the terms of our options, upon a change in control all stock options are to become fully vested and exercisable. As a result, any stock options outstanding (whether held by officers, directors or employees) will be cancelled and the holders thereof will be entitled to the excess, if any, of $10.35 per share over the option exercise price for each share subject to the stock option, in each case, less any applicable withholding taxes and without interest.

The following table summarizes the interests of our executive officers and directors in the merger including the amount of cash each individual will receive in the merger in respect of shares of common stock, including stock options, held by such individual.

Name of Executive Officer or Director	Shares of UbiquiTel Common Stock Owned	Unvested Options to Purchase UbiquiTel Common Stock	Weighted Average Exercise Price of Unvested Options to Purchase UbiquiTel Common Stock	Vested Options to Purchase UbiquiTel Common Stock	Weighted Average Exercise Price of Vested Options to Purchase UbiquiTel Common Stock	Cash to Be Received in Connection with the Merger(1)
Donald A. Harris	2,761,802	140,000	$7.29	2,340,000	$0.50	$52,062,050
Bruce E. Toll BRU Holding Co., LLC	3,230,350	—	—	52,500	4.13	33,760,447
Joseph N. Walter The Walter Group, Inc.	2,219,487	—	—	52,500	4.13	23,298,015
Dean E. Russell	153,423	267,750	3.88	731,250	2.41	9,124,118
James J. Volk	153,905	237,250	3.71	287,500	3.49	5,140,340
Peter Lucas	302,357	—	—	52,500	4.13	3,455,720
David L. Zylka	32,784	202,500	3.80	197,500	1.67	3,379,815
Patricia E. Knese	16,101	195,000	3.81	145,000	3.15	2,485,846
Matthew J. Boos	101,943	—	—	65,000	4.11	1,460,810
Eve M. Trkla	—	—	—	52,500	4.13	326,325
Eric S. Weinstein	—	13,333	7.08	21,667	7.23	111,300
Robert A. Berlacher	—	—	—	15,000	7.29	45,900
James E. Blake	—	—	—	—	—	—

(1)          Includes the cash to be received in respect of (a) shares of common stock and (b) stock options in connection with the merger before considering the applicable tax withholdings.

Employment Agreements

We have employment agreements with Donald A. Harris, our Chairman of the Board, President and Chief Executive Officer, Dean E. Russell, our Chief Operating Officer, James J. Volk, our Chief Financial Officer, Patricia E. Knese, our Senior Vice President and General Counsel, and David L. Zylka, our Chief Technology Officer. We encourage you to read the summaries of these agreements set forth in “Part III, Item 11. Executive Compensation—Employment Agreements” to our Annual Report on Form 10-K/A, which accompanies this proxy statement as part of our 2005 annual report to stockholders. Among other things, these employment agreements provide that in the event of a termination of employment within 24 months following a change of control transaction such as a merger, or within six months prior to a change of control in anticipation thereof, in either case whether by us without cause or by the executive for good reason, the executive officer will be entitled to, among other things, severance payments. These employment agreements also provide that upon termination by us without cause or by the executive for good reason, such executive shall be entitled to continue to receive certain health, life insurance, long term disability, dental and medical program benefits to which the executive was entitled prior to such termination.

Although Sprint Nextel has not indicated whether it plans to terminate any of our executive officers, the following table summarizes the estimated severance payments to be received under the employment agreements upon a termination by us without cause or by the executive officer for good reason in connection with the merger. These disclosed amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to the executive officers, which would only be known at the time that they become eligible for payment. The estimated amounts reflect the base salary effective January 1, 2006, and do not take into account potential future increases in base salary, potential future annual incentives that may be paid to the executive or stock options.

Name of Executive Officer	Severance Payments
Donald A. Harris	$2,448,810
Dean E. Russell	896,064
James J. Volk	451,000
Patricia E. Knese	407,000
David L. Zylka	309,000

The employment agreements may be amended to the extent necessary to cause the agreements to comply with the provisions of Section 409A of the Internal Revenue Code.

Indemnification and Insurance

The surviving corporation will maintain, for six years from the effective time of the merger, for the benefit of our current directors and officers, liability insurance policies covering acts or omissions occurring at or prior to the effective time of the merger with respect to those persons who are currently indemnified parties (as defined in the merger agreement). For a description of the indemnification and insurance of the officers, directors, employees and agents, see “THE MERGER AGREEMENT—Indemnification and D&O Liability Insurance.”

Dividends

Pursuant to the merger agreement, we are prohibited from declaring any dividends prior to the completion of the merger without the prior written consent of Sprint Nextel. We have never declared a cash dividend.

Determination of the Merger Consideration

The merger consideration was determined through arm’s length negotiations between UbiquiTel and Sprint Nextel.

Regulatory Matters

In connection with the merger, we will be required to make certain filings with, and comply with certain laws of, various federal and state governmental agencies, including:

•       filing a certificate of merger with the Secretary of State of the State of Delaware in accordance with the General Corporation Law of the State of Delaware after the adoption of the merger agreement and approval of the merger by our stockholders; and

•       complying with U.S. federal securities laws.

The following regulatory approvals will be required in order to complete the merger:

•  Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or the HSR Act, the parties to the merger agreement cannot complete the merger until they have given notice and information to the Federal Trade Commission and the Department of Justice, and one or more specified waiting periods expire or are earlier terminated. The parties filed the required notifications and reports under the HSR Act with the Federal Trade Commission and the Department of Justice, and on May 10, 2006, were granted their request for early termination of the waiting period.

•  The parties to the merger agreement are required to notify and make filings with the Federal Communications Commission (“FCC”). The parties are currently working on the required notifications and forms and intend to file them as soon as reasonably practicable.

Appraisal Rights

Holders of shares of UbiquiTel common stock (who do not vote in favor of the adoption of the merger agreement and approval of the merger and related transactions) who properly demand appraisal of their shares will be entitled to appraisal rights in connection with the merger under Section 262 of the General Corporation Law of the State of Delaware.

The following discussion is not a complete statement of the law pertaining to appraisal rights under Section 262 and is qualified in its entirety by the full text of Section 262 which is attached to this proxy statement as Annex C. The following summary does not constitute any legal or other advice nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262. All references in Section 262 and in this summary to a “stockholder” are to the record holder of the shares of UbiquiTel common stock as to which appraisal rights are asserted. A person having a beneficial interest in shares of UbiquiTel common stock held of record in the name of another person, such as a broker, fiduciary, depositary or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.

Under Section 262, persons who hold shares of UbiquiTel common stock who do not vote in favor of the adoption of the merger agreement and approval of the merger and who otherwise follow the procedures set forth in Section 262 will be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, as determined by the court.

Under Section 262, where a merger is to be submitted for approval at a meeting of stockholders, as in the case of the adoption of the merger agreement and approval of the merger by our stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262. This proxy statement shall constitute the notice, and the full text of Section 262 is attached to this proxy statement as Annex C. Any holder of UbiquiTel common stock who wishes to exercise appraisal rights, or who wishes to preserve such holder’s right to do so, should review the following discussion and Annex C carefully because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of common stock, we believe that if you consider exercising such rights, you should seek the advice of legal counsel.

Any stockholder wishing to exercise appraisal rights must deliver to us, before the vote on the adoption of the merger agreement and approval of the merger at the annual meeting, a written demand for the appraisal of the stockholder’s shares, and a holder of shares of UbiquiTel common stock must not vote in favor of the adoption of the merger agreement and approval of the merger and related transactions. A holder of shares of UbiquiTel common stock wishing to exercise appraisal rights must hold of record the shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the effective time of the merger, since appraisal rights will be lost if the shares are transferred prior to the effective time of the merger. The holder must not vote in favor of the adoption of the merger agreement and approval of the merger. A proxy which is signed and does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the merger agreement and approval of the merger. Therefore, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the adoption of the merger agreement and approval of the merger and related transactions or abstain from voting on the merger agreement. Neither voting against the adoption of the merger agreement and approval of the merger (in person or by proxy), nor abstaining from voting or failing to vote on the proposal to adopt the merger agreement and approve the merger and related transactions will in and of itself constitute a written demand for appraisal satisfying the requirements of Section 262. The stockholder must file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares within 120 days after the effective time of the merger. The written demand for appraisal must be in addition to and separate from any proxy or vote. The demand must reasonably inform us of the identity of the holder as well as the intention of the holder to demand an appraisal of the “fair value” of the shares held by the holder. A stockholder’s failure to make the written demand prior to the taking of the vote on the adoption of the merger agreement and approval of the merger at the annual meeting of stockholders will constitute a waiver of appraisal rights.

Only a holder of record of shares of UbiquiTel common stock is entitled to assert appraisal rights for the shares registered in that holder’s name. A demand for appraisal in respect of shares of UbiquiTel common stock should be executed by or on behalf of the holder of record, fully and correctly, as the holder’s name appears on the holder’s stock certificates, should specify the holder’s name and mailing address and the number of shares registered in the holder’s name and must state that the person intends thereby to demand appraisal of the holder’s shares in connection with the merger. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder or record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners. A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising the rights with respect to the shares held for other beneficial owners; in such case, however, the written demand should set forth the number of shares as to which appraisal is sought and where no number of shares is expressly mentioned the demand will be presumed to cover all shares of UbiquiTel common stock held in the name of the record owner. Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

All written demands for appraisal pursuant to Section 262 should be sent or delivered to UbiquiTel Inc., One West Elm Street, Suite 400, Conshohocken, Pennsylvania, 19428, Attention: Secretary.

Within ten days after the effective time of the merger, the surviving corporation must notify each holder of UbiquiTel common stock who has complied with Section 262, and who has not voted in favor of the adoption of the merger agreement and approval of the merger that the merger has become effective. Within 120 days after the effective time of the merger, but not thereafter, the surviving corporation or any holder of UbiquiTel common stock who has so complied with Section 262 and is entitled to appraisal rights under Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all dissenting holders. The surviving corporation is under no obligation to and has no present intention to file a petition and holders should not assume that the surviving corporation will file a petition. Accordingly, it is the obligation of the holders of UbiquiTel common stock to initiate all necessary action to perfect their appraisal rights in respect of shares of UbiquiTel common stock within the time prescribed in Section 262.

Within 120 days after the effective time of the merger, any holder of UbiquiTel common stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares not voted in favor of the adoption of the merger agreement and approval of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement, if any, must be mailed within ten days after a written request therefor has been received by the surviving corporation or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later.

Under the merger agreement, UbiquiTel has agreed to provide Sprint Nextel prompt notice of any demands for appraisal received by it. Sprint Nextel will have the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the Section 262 of the Delaware General Corporation Law. UbiquiTel will not make any payments with respect to, or compromise or settle, any demand for appraisal without the written consent of Sprint Nextel.

If a petition for an appraisal is timely filed by a holder of shares of UbiquiTel common stock and a copy thereof is served upon the surviving corporation, the surviving corporation will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the Court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the stockholders who demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding; and if any stockholder fails to comply with the direction, the Court of Chancery may dismiss the proceedings as to the stockholder.

After determining the holders of UbiquiTel common stock entitled to appraisal and where proceedings are not dismissed, the Delaware Court of Chancery will appraise the “fair value” of their shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value and, if applicable, a fair rate of interest, the Court of Chancery of Delaware will take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined could be more than, the same as or less than the $10.35 per share in cash merger consideration they would receive pursuant to the merger if they did not seek appraisal of their shares and that an investment banking opinion as to fairness from a financial point of view is not necessarily an opinion as to fair value under Section 262. Although we believe that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Court of Chancery of Delaware and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the merger consideration. We do not anticipate offering more than the merger consideration to any stockholder exercising appraisal rights and we reserve the right to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of UbiquiTel common stock is less than the merger consideration. The Delaware Court of Chancery will also determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose shares of UbiquiTel common stock have been appraised. If a petition for appraisal is not timely filed, then the right to an appraisal will cease.

The costs of the action may be determined by the Court and taxed upon the parties as the Court deems equitable under the circumstances. The Court may also order that all or a portion of the expenses incurred by a stockholder in connection with an appraisal, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all the shares entitled to be appraised.

Any holder of shares of UbiquiTel common stock who has duly demanded an appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote the shares subject to the demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of UbiquiTel common stock as of a record date prior to the effective time of the merger).

If any stockholder who demands appraisal of shares of UbiquiTel common stock under Section 262 fails to perfect, or successfully withdraws or loses, such holder’s right to appraisal, the stockholder’s shares of UbiquiTel common stock will be deemed to have been converted at the effective time of the merger into the right to receive $10.35 in cash per share merger consideration, without interest. A stockholder will fail to perfect, or effectively lose or withdraw, the holder’s right to appraisal if no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder delivers to the surviving corporation a written withdrawal of the holder’s demand for appraisal and an acceptance of the merger, except that any attempt to withdraw made more than 60 days after the effective time of the merger will require the written approval of the surviving corporation and, once a petition for appraisal is filed, the appraisal proceeding may not be dismissed as to any holder absent approval by the Delaware Court of Chancery, which approval may be conditioned upon the terms the court deems just.

Failure to comply strictly with all of the procedures set forth in Section 262 of the Delaware General Corporation Law will result in the loss of a stockholder’s statutory appraisal rights. Consequently, any stockholder wishing to exercise appraisal rights is urged to consult legal counsel before attempting to exercise those rights.

Material United States Federal Income Tax Consequences

The following is a summary of the material United States federal income tax consequences of the merger to holders of UbiquiTel common stock. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Regulations, and administrative and judicial interpretations thereof, each as in effect as of the date hereof, all of which may change, possibly with retroactive effect. This summary assumes that shares of UbiquiTel common stock are held as capital assets. It does not address all of the tax consequences that may be relevant to particular holders in light of their personal circumstances, or to other types of holders, including, without limitation:

•       banks, insurance companies or other financial institutions;

•       broker-dealers;

•       traders;

•       expatriates;

•       tax-exempt organizations;

•       persons who are subject to alternative minimum tax;

•       persons who hold their shares of common stock as a position in a “straddle” or as part of a “hedging” or “conversion” transaction;

•       persons deemed to sell their shares of common stock under the constructive sale provisions of the Code;

•       United States persons that have a functional currency other than the United States dollar; or

•       persons who acquired their shares of UbiquiTel common stock upon the exercise of stock options or otherwise as compensation, for example, as a grant of restricted stock.

In addition, this discussion does not address any state, local or foreign tax consequences of the merger, and this summary does not address the tax consequences to holders of UbiquiTel common stock who exercise appraisal and/or dissenter’s rights under Delaware law.

We urge each holder of UbiquiTel common stock to consult its tax advisor regarding the United States federal income or other tax consequences of the merger to such holder.

For purposes of this discussion, a “United States Holder” means a holder of UbiquiTel common stock that is:

•       a citizen or resident of the United States;

•       a corporation, or an entity treated as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States or any State or the District of Columbia;

•       an estate the income of which is subject to United States federal income taxation regardless of its source; or

•       a trust (a) the administration over which a United States court can exercise primary supervision and (b) all of the substantial decisions of which one or more United States persons have the authority to control and certain other trusts considered United States Holders for federal income tax purposes.

A “Non-United States Holder” is a holder of UbiquiTel common stock that is not a United States Holder and that is not a partnership.

If a partnership (or an entity treated as a partnership for United States federal income tax purposes) holds UbiquiTel common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding UbiquiTel common stock, and partners in such partnerships, should consult their tax advisors regarding the tax consequences of the merger to them.

Consequences of the Merger to United States Holders of UbiquiTel Common Stock

Exchange of UbiquiTel Common Stock for Cash

The receipt of cash in exchange for shares of UbiquiTel common stock pursuant to the merger will be a taxable transaction for United States federal income tax purposes. In general, a United States Holder who receives cash in exchange for a share of UbiquiTel common stock pursuant to the merger will recognize capital gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the holder’s adjusted tax basis in that share. Any such gain or loss will be long-term capital gain or loss if the United States Holder’s holding period for the share exceeds one year at the time of the merger. Long-term capital gains of noncorporate taxpayers generally are taxable at a maximum rate of 15%. Capital gains of corporate stockholders generally are taxable at the regular tax rates applicable to corporations. The deductibility of capital losses may be subject to limitations.

Backup Withholding

Backup withholding may apply to payments made in connection with the merger. Backup withholding will not apply, however, to a United States Holder who (1) furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on the substitute Form W-9 or successor form included in the letter of transmittal to be delivered to holders of UbiquiTel common stock prior to completion of the merger, or (2)  otherwise establishes an exemption from backup withholding. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder’s United States federal income tax liability provided the required information is furnished to the IRS.

Consequences of the Merger to Non-United States Holders of UbiquiTel Common Stock

Exchange of UbiquiTel Common Stock for Cash

A Non-United States Holder will recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received and the holder’s adjusted tax basis in the shares of UbiquiTel common stock exchanged for cash pursuant to the merger. A Non-United States Holder will generally not, however, be subject to United States federal income tax, including withholding, on any gain recognized as a result of the merger unless:

•       that gain is effectively connected with the Non-United States Holder’s conduct of a trade or business in the United States;

•       the Non-United States Holder is an individual who is present in the United States for 183 days or more in the taxable year of the exchange, and certain other conditions are met; or

•       the Non-United States Holder is subject to Code provisions applicable to certain United States expatriates.

A Non-United States Holder described in the first bullet point above will be required to pay United States federal income tax on the net gain derived from the exchange, except as otherwise required by an applicable income tax treaty, and if such holder is a foreign corporation, it may also be required to pay a branch profits tax at a 30% rate or a lower rate if so specified by an applicable income tax treaty. A Non-United States Holder described in the second bullet point above will be subject to a 30% (or, if applicable, a lower treaty rate) United States federal income tax on the gain derived from the exchange, which may be offset by United States source capital losses, even though the holder is not considered a resident of the United States A Non-United States Holder described in the third bullet point above should consult its tax advisor to determine the United States federal, state, local and other tax consequences that may be relevant to such holder.

Backup Withholding

Payments made to a Non-United States Holder in connection with the merger may be subject to information reporting and backup withholding unless the Non-United States Holder establishes an exemption, for example by properly certifying such holder’s non-United States status on a Form W-8BEN or another appropriate version of Form W-8. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we or our paying agent has actual knowledge, or reason to know, that the Non-United States Holder is a United States person.

Backup withholding is not an additional tax; rather, the United States income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may be obtained, provided that the required information is furnished to the Internal Revenue Service in a timely manner.

THE FOREGOING DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF THE POTENTIAL TAX CONSIDERATIONS RELATING TO THE MERGER AND IS NOT TAX ADVICE. THEREFORE, HOLDERS OF UBIQUITEL COMMON STOCK ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

Accounting Treatment

We expect that the merger will be accounted for by Sprint Nextel using the purchase method of accounting, in accordance with generally accepted accounting principles. This means that Sprint Nextel will record as goodwill the excess, if any, of the purchase price over the fair value of our identifiable assets, including intangible assets, and liabilities.

Delisting and Deregistration Of UbiquiTel Common Stock

If the merger is completed, UbiquiTel common stock will be delisted from the Nasdaq National Market and deregistered under the Exchange Act, and our stock will no longer be publicly traded.

THE MERGER AGREEMENT

The following description of the material information pertaining to the merger, including the summary of the material terms and provisions of the merger agreement, is qualified in its entirety by reference to the more detailed Annexes to this proxy statement. We urge you to read all of the Annexes to this proxy statement in their entirety.

The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about our company or Sprint Nextel.

The merger agreement contains representations and warranties the parties made to each other. The assertions embodied in those representations and warranties are qualified by information in a confidential disclosure letter that the parties have exchanged in connection with signing the merger agreement. While neither we nor Sprint Nextel believe that the disclosure letter contains information required by securities laws to be publicly disclosed other than information that has already been so disclosed, the disclosure letter does contain information that modifies, quantifies and creates exceptions to the representations and warranties set forth in the attached merger agreement. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, since they are modified in important part by the underlying section of the disclosure letter. The disclosure letter contains information that has been included in UbiquiTel’s and Sprint Nextel’s prior public disclosures, as well as potential additional non-public information. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement, which subsequent information may or may not be fully reflected in our public disclosures. The merger agreement should not be read alone, but should instead be read together with the other information regarding the companies and the merger that is contained in this proxy statement as well as in the filings that UbiquiTel and Sprint Nextel make with the SEC.

The Merger

The merger agreement provides that, at the effective time of the merger, Eagle Merger Sub Inc. will merge with and into UbiquiTel Inc. Upon completion of the merger, Eagle Merger Sub Inc. will cease to exist and we will continue as the surviving corporation and a wholly owned subsidiary of Sprint Nextel.

Completion of the Merger

The merger will be completed when a certificate of merger is filed with the Secretary of State of the State of Delaware and all other filings or recordings are made as required under the Delaware General Corporation Law. The parties have agreed to file the certificate of merger on or as promptly as practicable after the satisfaction or waiver of all of the closing conditions in the merger if the merger agreement has not been terminated, which closing conditions and termination provisions are described below. The merger will become effective at the time the parties file the certificate of merger, or the parties may agree to a later time for the effective time of the merger and designate such effective time in the certificate of merger.

The parties expect to complete the merger as soon as practicable after our stockholders adopt the merger agreement and approve the merger and related transactions, all required regulatory approvals are obtained, and after the other conditions to the merger are satisfied or waived; provided, that if certain consents have not been obtained by such time, Sprint Nextel may defer the closing until the earlier of the date on which such consents are obtained and July 31, 2006.

Certificate of Incorporation, Bylaws and Directors and Officers of the Surviving Corporation

At the effective time of the merger:

•       the certificate of incorporation in a form substantially similar to the form attached to the merger agreement will become the certificate of incorporation of the surviving corporation;

•       the bylaws in a form substantially similar to the form attached to the merger agreement will become the bylaws of the surviving corporation;

•       the directors of Eagle Merger Sub Inc. at the effective time of the merger will be the initial directors of the surviving corporation;

•       the officers of Eagle Merger Sub Inc. at the effective time of the merger will be the initial officers of the surviving corporation; and

•       we will deliver to Sprint Nextel resignations of all of the directors of our subsidiaries, but prior to their resignation, the subsidiary directors will appoint new directors nominated by Sprint Nextel to fill the vacancies.

Conversion of Stock

At the effective time of the merger:

•       Each share of our common stock issued and outstanding immediately before the effective time of the merger (other than those shares held directly or indirectly by us or by Sprint Nextel and other than those shares held by dissenting stockholders who exercise and perfect their appraisal rights under Delaware law) will be converted automatically into the right to receive $10.35 in cash, without interest, less any applicable withholding taxes.

•       All shares so converted will no longer be outstanding and will automatically be canceled and retired and will cease to exist, and each holder of shares will cease to have any rights with respect to those shares, except the right to receive the merger consideration for the shares upon surrender of the certificate(s) representing the shares.

•       Each share of our common stock owned by our company as treasury stock or by Sprint Nextel or its subsidiaries, including Eagle Merger Sub Inc., will automatically be canceled and extinguished and will cease to exist.

•       Each share of common stock, par value $0.01 per share, of Eagle Merger Sub Inc. issued and outstanding immediately prior to the effective time of the merger, all of which is held, directly or indirectly, by Sprint Nextel, will be converted into and become one validly issued, fully paid and nonassessable share of capital stock of the surviving corporation.

Payment for Shares

Sprint Nextel has appointed UMB Bank, N.A. to handle the exchange of stock certificates and warrants in the merger for cash. At or prior to the effective time of the merger, Sprint Nextel will deposit with the paying agent the aggregate merger consideration.

At the effective time of the merger, Sprint Nextel will instruct the paying agent to mail to each record holder of our stock a letter of transmittal and instructions explaining how to surrender their certificate(s), to the extent such shares are certificated, for cash. Until properly surrendered to the paying agent with a properly executed letter of transmittal, each such certificate will represent only the right to receive the merger consideration relating to the certificate. In most cases, because holders of UbiquiTel common stock hold their stock in the form of uncertificated shares, the paying agent will pay the merger consideration to which such holders are entitled against the cancelled shares as soon as practicable after the effective time of the merger without any further action required on the part of those holders. No interest will be paid or will accrue on any merger consideration.

If payment of the merger consideration is to be made to a person other than the person in whose name the certificate is registered on our stock transfer books, it will be a condition of payment that the certificate surrendered will be endorsed in blank or to the paying agent or otherwise be in proper form for transfer, in the sole discretion of the paying agent, and that the person requesting such payment will have paid all transfer and other taxes required by reason of the payment of the merger consideration to a person other than the registered holder of the certificate surrendered or shall have established to the satisfaction of Sprint Nextel that such taxes either have been paid or are not applicable.

If any certificate is lost, stolen or destroyed, the paying agent will pay the merger consideration applicable to the lost or destroyed certificate upon delivery by the holder of an affidavit in lieu of the certificate and, if required by Sprint Nextel, an indemnity bond of an amount directed by Sprint Nextel.

Beginning six months after the effective time of the merger, any holder of certificates representing shares outstanding before the effective time of the merger that have not been surrendered must look directly to Sprint Nextel for payment of any merger consideration to which they may be entitled, without interest, subject to any applicable unclaimed property, escheat or similar laws. None of Sprint Nextel, the surviving corporation or the paying agent or any employee, officer, director, agent or affiliate thereof will be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

Transfer of Shares

At the effective time of the merger, our stock transfer books will be closed, and thereafter there will be no further registration of transfers of shares of our stock on our records.

Treatment of Options, ESPP Shares and Warrants

At the effective time of the merger:

•       Each holder of outstanding options to acquire our common stock granted under the Amended and Restated 2000 Equity Incentive Plan or the Donald A. Harris 1999 employment agreement that are not exercised prior to the consummation of the merger will receive, immediately after consummation of the merger, in exchange for the cancellation of the holder’s options (regardless of exercise price or whether or not the options are vested and exercisable), an amount in cash determined by multiplying (1) the excess, if any, of $10.35 over the applicable exercise price per share of the UbiquiTel option by (2) the number of shares of our common stock the holder could have purchased had the holder exercised the UbiquiTel option in full immediately after consummation of the merger (assuming the UbiquiTel option was fully vested), less any withholding taxes and without interest.

•       Each “Offering Period” (as defined in the ESPP) that started on April 1, 2006 under the ESPP will continue through June 30, 2006 or, if earlier, until the end of the last business day before the effective time of the merger; provided that, (1) no person will be allowed to elect to increase his or her payroll deductions or other contributions to purchase our common stock for such Offering Period after the date of the merger agreement; (2) we will not commence any new Offering Periods under the ESPP on or after the date of the merger agreement; and (3) if any whole shares of our common stock purchased in such Offering Period by a participant have not been issued before the effective time of the merger to such participant, in lieu of the issuance of such shares, the surviving corporation will pay such participant, immediately after the effective time of the merger, a cash payment determined by multiplying (A) such number of whole shares by (B) the common stock merger consideration, plus a cash payment equal to the balance, if any, in his or her account in the ESPP after the purchase of such whole shares of our common stock, less any withholding taxes and without interest. Effective as of the effective time of the merger, the ESPP will be terminated.

•       Upon the surrender to the paying agent of an original copy of a UbiquiTel warrant together with the applicable exercise price of $11.37 per share of UbiquiTel common stock, the paying agent will pay to such holder the merger consideration of $10.35 for each share of UbiquiTel common stock represented by such warrant. All of the outstanding warrants issued by UbiquiTel are currently out-of-the-money, and such warrants will never be in-the-money following the completion of the merger.

Appraisal Rights

Shares of common stock that are issued and outstanding immediately prior to the effective time of the merger and that are held by the stockholders who have demanded and perfected their demands for appraisal of such shares in the time and manner provided in Section 262 of the Delaware General Corporation Law and, as of the effective time, have neither effectively withdrawn nor lost their rights to such appraisal and payment under the Delaware General Corporation Law shall not be converted into the right to receive the applicable merger consideration, but shall, by virtue of the merger, be entitled to only such rights as are granted by Section 262 of the Delaware General Corporation Law. However, if any such holder shall have failed to perfect or shall have effectively withdrawn or lost his, her or its right to appraisal and payment under the Delaware General Corporation Law, such holder’s shares shall be deemed to have been converted, at the effective time of the merger, into the right to receive the applicable merger consideration set forth in such provisions of the merger agreement, without any interest thereon.

We must give Sprint Nextel prompt notice of any demands for appraisal pursuant to Section 262 of the Delaware General Corporation Law received by us, withdrawals of such demands, and any other instruments served pursuant to the Delaware General Corporation Law with respect to demands for appraisal and received by us and the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the Delaware General Corporation Law. We may not, except with the prior written consent of Sprint Nextel or as otherwise required by applicable law, make any payment with respect to any such demands for appraisal or offer to settle or settle any such demands.

The procedures are described more fully in this proxy statement under “THE MERGER—Appraisal Rights” and a copy of the applicable Delaware law provision is attached as Annex C to this proxy statement.

Representations and Warranties

The merger agreement contains representations and warranties made by each of the parties regarding aspects of their respective businesses, financial condition and structure, as well as other facts pertinent to the merger. These representations and warranties relate to the following subject matters with respect to each party:

•       corporate existence and good standing;

•       corporate power and authorization to enter into and carry out the obligations of the merger agreement and the enforceability of the merger agreement;

•       absence of any conflict with or violation of organizational documents, third party contracts or laws as a result of entering into and carrying out the obligations of the merger agreement;

•       accuracy of the information supplied for inclusion in this proxy statement;

•       governmental and regulatory approvals required to complete the merger; and

•       brokers’ fees.

In addition, we made additional representations and warranties related to the following subject matters:

•       capitalization;

•       compliance with laws;

•       licenses and permits;

•       filings and reports with the SEC, FCC and any state or federal regulatory authority;

•       financial statements and internal controls;

•       absence of specified changes or events with respect to us and our subsidiaries;

•       tax matters;

•       title to assets;

•       change of control agreements;

•       litigation;

•       contracts and commitments;

•       employee benefit plans;

•       labor and employment matters;

•       environmental compliance;

•       intellectual property;

•       undisclosed liabilities;

•       related party transactions;

•       anti-takeover provisions; and

•       our indenture.

Sprint Nextel and Eagle Merger Sub Inc. made additional representations and warranties related to the following subject matters:

•       no prior activities of Eagle Merger Sub Inc.;

•       available funds for the acquisition; and

•       ownership of our stock.

Conduct of Business Pending the Merger

Until the effective time of the merger and unless otherwise contemplated by the merger agreement, subject to certain identified exceptions, we will:

•       conduct our business in the ordinary course consistent with past practice;

•       preserve our business organizations;

•       keep available the services of our current officers and employees and preserve the current relationships with our customers, suppliers and other persons with which we have significant business relations such that the ongoing businesses will not be impaired in any material respect at the effective time of the merger; and

•       comply in all material respects with all applicable laws wherever our business is conducted, including the filing of all reports, forms or other documents with the FCC and with the SEC required pursuant to the Securities Act or the Exchange Act.

We covenant and agree that between the date of the merger agreement and the effective time of the merger, we will not, nor will we permit any of our subsidiaries to:

•       declare or pay any dividends on or make other distributions (whether in cash, stock or property) in respect of any of our capital stock, except for dividends by our wholly owned subsidiaries to us or another one of our wholly owned subsidiaries and except as disclosed in the disclosure letter to the merger agreement;

•       split, combine or reclassify any of our capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of our capital stock;

•       repurchase or otherwise acquire any shares of our capital stock;

•       issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of our capital stock or any securities convertible into any such shares of our capital stock, or any rights, warrants or options to acquire any such shares or convertible securities or any stock appreciation rights, phantom stock plans or stock equivalents, other than the issuance of our shares of common stock (1) upon the exercise of UbiquiTel warrants or UbiquiTel options outstanding as of the date of the merger agreement or (2) under the ESPP; or

•       incur capital expenditures, in the aggregate, in excess of projected capital expenditures set forth on the disclosure letter to the merger agreement.

Except as disclosed in the disclosure letter to the merger agreement, we covenant and agree that between the date of the merger agreement and the effective time of the merger, without the prior written consent of Sprint Nextel, which consent will not be unreasonably withheld, we will not, nor will we permit any of our subsidiaries to:

•       amend the certificate of incorporation or bylaws (or other equivalent organizational documents);

•       incur any indebtedness for borrowed money or guaranty any such indebtedness of another person, other than (1) borrowings under existing lines of credit (or under any refinancing of such existing lines) or (2) indebtedness owing to, or guarantees of indebtedness owing to, us;

•       make any loans or advances to any other person other than loans or advances between any subsidiary or between us and any of our subsidiaries (other than loans or advances less than $100,000 made in the ordinary course of business consistent with past practice);

•       except as permitted under the merger agreement, merge or consolidate with any other entity in any transaction, or acquire or sell any business or assets in a single transaction or series of transactions in which the aggregate consideration is $200,000 or greater or enter into any partnership, joint venture or similar arrangement;

•       change any material accounting policies or methods of accounting in effect at December 31, 2005, except as required by the SEC or as required by U.S. generally accepted accounting principles (“GAAP”) as concurred with by our independent auditors;

•       make any change in employment terms for any of our directors or officers or hire any new employee at the vice president, director or senior director level;

•       alter, amend or create any obligations with respect to compensation, severance, benefits, change of control payments or any other payments to our, or our subsidiaries’, employees, directors or affiliates, other than with respect to alterations, amendments or creations made with respect to non-officers and non-directors in the ordinary course of business consistent with past practice or required by applicable law or as expressly contemplated by the merger agreement or consented to in writing by Sprint Nextel;

•       other than as required by applicable law, make any change to our benefit plans;

•       acquire, or participate in any auction or other process related to the acquisition of, personal communications service licenses or wireless spectrum;

•       settle any material claim, action or proceeding, except to the extent subject to and not in excess of reserves that relate to the matter being settled existing as of December 31, 2005;

•       other than the renewal in the ordinary course of business, amend in any material respect, waive any of our material rights under, or enter into any agreements, arrangements or commitments that would be required to be disclosed in the disclosure letter to the merger agreement;

•       except as required by law, make or change any election with respect to taxes or change any accounting method, file any claim for refund or any amended tax return, settle any tax dispute or waive or extend the statute of limitations relating to any taxes of us or any of our subsidiaries;

•       apply for or otherwise seek to obtain any license issued or granted by the FCC; or

•       commit or agree to take any of the actions described above.

Access to Information; Confidentiality

Until the effective time of the merger, we will, and will cause our officers, directors, employees, auditors, attorneys, financial advisors, lenders and other agents (collectively, the “Representatives”) to, afford the Representatives of Sprint Nextel and Eagle Merger Sub Inc. reasonable access at all reasonable times to our officers, employees, agents, properties, offices and other facilities, books and records, and will furnish Sprint Nextel and Eagle Merger Sub Inc. with all financial, operating and other data and information as Sprint Nextel or Eagle Merger Sub Inc., through its Representatives, may reasonably request, except in each case with respect to any document or other information with respect to any potential or current litigation between us and our subsidiaries, on the one hand, and Sprint Nextel or any of its affiliates, on the other hand, that is subject to an attorney-client or other privilege or constitutes attorney work product. Sprint Nextel and UbiquiTel will remain subject to the terms of that certain confidentiality agreement dated April 7, 2006 (the “Confidentiality Agreement”), with certain specified exceptions.

Until the effective time of the merger, we will, and will cause our Representatives to, cooperate and consult with Sprint Nextel regarding transition planning and post-closing integration issues as reasonably requested by Sprint Nextel. We will make available to the Representatives of Sprint Nextel office space and secretarial or other administrative services as reasonably requested by Sprint Nextel. The use of any information for the purpose of evaluating the merger or the other transactions contemplated by the merger agreement that Sprint Nextel or Eagle Merger Sub Inc. or any of their affiliates may possess regarding us or any of our affiliates, including information provided under any agreement to which Sprint Nextel, Eagle Merger Sub Inc. or any of its affiliates, on the one hand, and us or any of our affiliates, on the other hand, are a party, will, if used in accordance with the terms of the Confidentiality Agreement, not be deemed a breach of any non-competition, non-disclosure or non-use agreement or other restrictive agreement between us and Sprint Nextel. If the merger agreement is terminated and subject to certain exceptions, Sprint Nextel and its subsidiaries shall not be entitled to employ certain of our employees with whom Sprint Nextel has contact until the date that is six months from the date of such termination.

Notification of Certain Matters

We will give prompt notice to Sprint Nextel of any change or event:

•       that has or would reasonably be expected to have a Material Adverse Effect (as defined below); or

•       that we believe results or would reasonably be expected to result in any representation or warranty made by us contained in the merger agreement becoming untrue or inaccurate in any material respect.

Sprint Nextel will give prompt notice to us of any change or event:

•       that has or would reasonably be expected to have a material adverse effect on the ability of Sprint Nextel or Eagle Merger Sub Inc. to perform its respective obligations under the merger agreement or to consummate the merger and the other transactions contemplated by the merger agreement; or

•       that it believes results or would reasonably be expected to result in any representation or warranty made by it contained in the merger agreement becoming untrue or inaccurate in any material respect.

The delivery of any notice does not limit or otherwise affect the remedies available to the party receiving the notice. If any event or matter arises after the date of the merger agreement that, if existing or occurring at the date of the merger agreement, would have been required to be set forth or described in our disclosure letter (that accompanied the merger agreement) or that is necessary to correct any information in our disclosure letter (that accompanied the merger agreement) that has been rendered inaccurate, then we will promptly supplement, or amend the disclosure letter that we have delivered pursuant to the merger agreement and deliver such supplement or amendment to Sprint Nextel; provided that the supplement or amendment will be for informational purposes only and will not enlarge, reduce or otherwise modify the rights of the parties under the merger agreement (including the right of any party to assert the failure of a condition to closing without regard to any supplement or amendment).

“Material Adverse Effect” means

•       a material adverse effect on our, or our subsidiaries’, business, operations or financial condition taken as a whole (provided, however, that a Material Adverse Effect will be deemed not to include effects to the extent resulting from (A) changes, after the date hereof, in GAAP or the accounting rules and regulations of the SEC, (B) the public announcement of the merger, (C) any action or failure to act by Sprint Nextel or any of its affiliates under agreements between Sprint Nextel or any of its affiliates, on the one hand, and us or any of our subsidiaries, on the other hand, (D) Sprint’s acquisition of Nextel or Nextel Partners, Inc. or any action by Sprint Nextel or any of its affiliates in connection with the integration thereof, (E) changes in or relating to the United States economy or United States financial, credit or securities markets in general or (F) changes in or relating to the industries in which we or our subsidiaries operate or the markets for any of such entity’s products or services in general, which changes in the case of clauses (E) and (F) do not affect us or any of our subsidiaries to a materially disproportionate degree relative to other entities operating in such markets or industries or serving such markets); or

•       a material adverse effect on the ability to perform our obligations under the merger agreement and to consummate the merger and the other transactions contemplated by the merger agreement.

Further Assurances

Each party to the merger agreement agrees to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to complete the transactions contemplated by the merger agreement, including using all commercially reasonable efforts to:

•       obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of each governmental entity and parties to contracts with us and our subsidiaries as are necessary for the consummation of the merger and the other transactions contemplated by the merger agreement; and

•       fulfill the conditions set forth in the merger agreement.

If at any time after the effective time of the merger any further action is necessary or desirable to carry out the purposes of the merger agreement, the proper officers of each party to the merger agreement and the surviving corporation will use all commercially reasonable efforts to take all such action.

In connection with, and without limiting the foregoing, we will take all commercially reasonable actions necessary to ensure that no state anti-takeover statute or similar statute or regulation is or becomes operative with respect to the merger agreement, the merger or any other transactions contemplated by the merger agreement. If any state antitakeover statute or similar statute or regulation is or becomes operative with respect to the merger agreement, the merger or any other transaction contemplated by the merger agreement, we will take all actions necessary to ensure that the merger agreement, the merger and any other transactions contemplated by the merger agreement may be consummated as promptly as practicable on the terms contemplated by the merger agreement and otherwise to minimize the effect of such statute or regulation on the merger and the other transactions contemplated by the merger agreement.

Covenant to Recommend

Except as set forth below, our board of directors has agreed to (1) recommend that our stockholders adopt the merger agreement and approve the merger and related transactions, (2) use all commercially reasonable efforts to solicit and obtain our stockholders’ adoption and approval, and (3) comply with the legal requirements applicable to the annual meeting. Except as set forth below, neither our board of directors nor any committee of our board of directors will:

•  withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify the approval or recommendation of our board of directors (or a committee) of the merger or the merger agreement;

•  approve or recommend, or propose publicly to approve or recommend, any alternative transaction (any action described in this bullet or the preceding bullet being referred to as an “Adverse Recommendation Change”); or

•  cause us to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (other than a confidentiality agreement) (each, an “Acquisition Agreement”) related to any transaction involving an Acquisition Proposal from a third party (an “Alternative Transaction”).

Notwithstanding the foregoing, if prior to the adoption of the merger agreement by our stockholders, our board of directors determines in good faith, after it has received a Superior Proposal (as defined below) and, after receipt of advice from outside counsel, that it is required to do so to comply with fiduciary duties to our stockholders under applicable Delaware law, our board of directors may make an Adverse Recommendation Change, but only at a time that is after the fourth business day following Sprint Nextel’s receipt of written notice advising Sprint Nextel that our board of directors received a Superior Proposal or an Acquisition Proposal (as defined below) that is reasonably likely to be a Superior Proposal.

During the four business day period, we will provide an opportunity for Sprint Nextel to propose adjustments to the terms and conditions of the merger agreement to enable us to proceed with our recommendation to our stockholders without an Adverse Recommendation Change; provided, however, that any proposed adjustment will be at the discretion of Sprint Nextel.

Notwithstanding an Adverse Recommendation Change, we will submit the merger agreement to our stockholders, with any disclosures required by law; provided that in the event of an Adverse Recommendation Change, we will submit the merger agreement to our stockholders without a recommendation or with a negative recommendation, in which event our board of directors will communicate the basis for its lack of recommendation or negative recommendation to our stockholders in an appropriate amendment or supplement to this proxy statement. Nothing in the merger agreement may prohibit us or our board of directors from taking and disclosing to our stockholders, pursuant to Rule 14e-2 of the Exchange Act, a position with respect to a tender or exchange offer by a third party or from making any similar disclosure to the extent required by applicable law; provided, that we may not, except as provided above, withdraw, qualify or modify, in a manner adverse to Sprint Nextel, the approval or recommendation of our board of directors of the merger or the merger agreement.

“Superior Proposal” means any proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into an Alternative Transaction that our board of directors determines in its good faith judgment (based on the advice of an independent financial advisor) to be more favorable to our stockholders than the merger, taking into account all relevant factors (including whether, in the good faith judgment of our board of directors, after obtaining the advice of such independent financial advisor, the third party is reasonably able to finance the transaction, and any proposed changes to the merger agreement that may be proposed by Sprint Nextel in response to an Alternative Transaction).

“Acquisition Proposal” means any proposal with respect to (1) a transaction pursuant to which any person (or group of persons) other than Sprint Nextel or its affiliates, directly or indirectly, acquires or would acquire more than 20% of the outstanding shares of our common stock or of our outstanding voting power, whether from us or pursuant to a tender offer or exchange offer or otherwise, (2) a merger, share exchange, consolidation, business combination, recapitalization or any other transaction involving us (other than the merger) or any of our subsidiaries pursuant to which any person or group of persons (other than Sprint Nextel or its affiliates) party thereto, or its stockholders, owns or would own more than 20% of the outstanding shares of common stock or the outstanding voting power of us or, if applicable, the parent entity resulting from any such transaction immediately upon consummation thereof, or (3) any transaction pursuant to which any person (or group of persons) other than Sprint Nextel or its affiliates acquires or would acquire control of our assets (including for this purpose the outstanding equity securities of our subsidiaries and securities of the entity surviving any merger or business combination involving any of our subsidiaries) or any of our subsidiaries representing more than 20% of the fair market value of all our assets (and our subsidiaries’ assets), taken as a whole, immediately prior to such transaction.

Acquisition Proposals

We have agreed to terminate all direct and indirect negotiations and discussions with all other parties with respect to any Acquisition Proposal or any potential Acquisition Proposal. We will not, nor will we authorize or permit any of our subsidiaries or representatives to, directly or indirectly,

•       solicit, initiate or knowingly encourage the submission of any Acquisition Proposal, or

•       participate in or knowingly encourage any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to knowingly facilitate any inquiries or the making of, any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal.

However, this covenant will not prohibit our board of directors from furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited Acquisition Proposal prior to the adoption of the merger agreement by our stockholders if, and only to the extent that,

•       our board of directors, based upon the advice of independent outside legal counsel, determines in good faith that such action is required for our board of directors to comply with its fiduciary obligations to our stockholders under applicable Delaware law,

•       prior to taking such action, we receive from the person or entity an executed agreement in reasonably customary form relating to the confidentiality of information to be provided to the person or entity containing provisions no less favorable to us than those set forth in the Confidentiality Agreement, and

•       our board of directors concludes in good faith, based upon advice from its independent financial advisor, that the Acquisition Proposal is reasonably likely to lead to a Superior Proposal.

We will provide prompt (and at least within 24 hours) oral and written notice to Sprint Nextel of:

•       the receipt of any Acquisition Proposal or any inquiry that could reasonably be expected to lead to any Acquisition Proposal,

•       the material terms and conditions of such Acquisition Proposal or inquiry,

•       the identity of a person or entity making any such Acquisition Proposal or inquiry, and

•       our intention to furnish information to, or enter into discussions or negotiations with, such person or entity.

We will continue to keep Sprint Nextel fully and promptly informed of the status and material changes to the terms of any such Acquisition Proposal or inquiry.

Stockholder Litigation

We or Sprint Nextel will give the other party the opportunity to participate in the defense or settlement of any stockholder litigation against UbiquiTel and its directors or Sprint Nextel and its directors, as the case may be, relating to the transactions contemplated by the merger agreement or the merger. Each party agrees that no settlement will be agreed to without Sprint Nextel’s consent, which consent will not be unreasonably withheld.

Indemnification and D&O Liability Insurance

Indemnification.   All rights to indemnification by us existing on the date of the merger agreement in favor of each present and former director, officer, employee and agent of us or our subsidiaries (the “Indemnified Parties”) as provided in our certificate of incorporation or bylaws in effect on the date of the merger agreement, or pursuant to any other agreements in effect on the date of the merger agreement, will survive the merger, and Sprint Nextel will (1) cause the surviving corporation to continue in full force and effect for a period of at least six years from the effective time of the merger and (2) perform, or cause the surviving corporation to perform, in a timely manner, the surviving corporation’s obligations with respect thereto (without regard to any discharge of such obligation in any bankruptcy or similar proceeding). Any claims for indemnification for which written notice has been received prior to the sixth anniversary of the effective time of the merger will survive, whether or not the claims have been finally adjudicated or settled.

D&O Liability Insurance.   Sprint Nextel will cause the surviving corporation to maintain in effect, for six years from the effective time, our current directors’ and officers’ liability insurance policies covering acts or omissions occurring at or prior to the effective time of the merger with respect to those persons who are currently (and any additional persons who prior to the effective time become) Indemnified Parties

(“D&O Insurance”). The surviving corporation may substitute policies with financially sound and reputable firms providing at least the same coverage and containing terms and conditions that are not materially less favorable to the Indemnified Parties. The surviving corporation will not be required to expend more than 200% per annum of current annual premiums paid by us for such insurance. In the event that the surviving corporation would be required to expend more than 200% of current annual premiums, the surviving corporation will obtain the maximum amount of insurance obtainable by payment of annual premiums equal to 200% of current annual premiums. If the surviving corporation elects to reduce the amount of insurance coverage, then it will furnish to the officers and directors currently covered by such D&O Insurance reasonable notice of the reduction in coverage and will, to the extent additional coverage is available, give such persons the opportunity to pay the additional premiums as may be necessary to maintain the existing level of D&O Insurance coverage.

In lieu of the foregoing, we may purchase, prior to the effective time, or the surviving corporation may purchase, after the effective time, a six-year “tail” prepaid officers’ and directors’ liability insurance policy in respect of acts or omissions occurring prior to the effective time covering each Indemnified Party; provided that the premium and terms of the insurance are reasonably acceptable to Sprint Nextel.

If the surviving corporation later merges or consolidates with or sells all or substantially all of its assets to another entity, the entity surviving such transaction will assume these insurance obligations.

Public Announcements

We and Sprint Nextel agree to consult each other before issuing any press release or otherwise making any public statements with respect to the merger agreement or the merger, except as may be required by law or any listing agreement with a national securities exchange or trading system to which Sprint Nextel or UbiquiTel is a party.

Stockholders’ Meeting; Proxy Statement

The parties to the merger agreement have agreed to jointly prepare this proxy statement, to file this proxy statement with the SEC and to use all commercially reasonable efforts to respond to any comments of the SEC and to cause this proxy statement to be mailed to our stockholders at the earliest practical time. We will furnish all information about our company and the holders of our capital stock as Sprint Nextel may reasonably request in connection with such actions, and Sprint Nextel will furnish all information concerning it and Eagle Merger Sub Inc. as we may reasonably request in connection with such actions. Each party to the merger agreement will notify the other party and our board of directors promptly of the receipt of the comments of the SEC, if any, and of any request by the SEC for amendments or supplements to this proxy statement or for additional information with respect thereto, and will supply the other parties with copies of all correspondence between such party or its representatives, on the one hand, and the SEC or members of its staff, on the other hand, with respect to this proxy statement or the merger.

If (1) at any time prior to the annual meeting, any event should occur relating to our company or any of our subsidiaries that should be set forth in an amendment of, or a supplement to, this proxy statement, we have agreed to promptly inform Sprint Nextel and (2) if at any time prior to the annual meeting, any event should occur relating to Sprint Nextel or Eagle Merger Sub Inc. or any of their respective associates or affiliates, or relating to the plans of any such persons for us after the effective time of the merger that should be set forth in an amendment of, or a supplement to, this proxy statement, Sprint Nextel has agreed to promptly inform us. In the case of (1) or (2) above, the parties to the merger agreement, upon learning of the event, will promptly prepare, and we will file with the SEC and, if required, mail such amendment or supplement to our stockholders after consulting with each other with respect to the amendment or supplement. We have agreed to incorporate Sprint Nextel’s comments, except where the comments would create a misstatement of fact or omission of material fact.

Each of Sprint Nextel and Eagle Merger Sub Inc. has agreed to vote, or cause to be voted, in favor of the merger and the merger agreement, all shares of UbiquiTel stock directly or indirectly beneficially owned by it.

Subsidiary Directors Resignations

We have agreed to deliver to Sprint Nextel resignations of all of the directors of our subsidiaries. The resignations will be effective upon the consummation of the merger. Prior to their resignation, the subsidiary directors will appoint new directors nominated by Sprint Nextel to fill the vacancies.

Benefits Continuation; Severance

For the period beginning at the effective time of the merger and ending no earlier than the first anniversary of the effective time, Sprint Nextel, UbiquiTel and the surviving corporation will provide, or will cause their subsidiaries to provide, benefits that are substantially comparable in the aggregate to those provided under our retirement, medical and welfare, life insurance, disability insurance, executive long-term disability insurance, severance, vacation and paid time off, and flexible spending benefits plans and policies (together, the “Covered Benefits”) as in effect on the date of the merger agreement to our employees as of the effective time of the merger (“Affected Employees”). However, Sprint Nextel, UbiquiTel and the surviving corporation are not obligated to make matching contributions or any other payments under our retirement savings plan in amounts or percentage levels comparable to matching contributions or other payments made by us prior to the consummation of the merger but will provide matching contributions and other payments in amounts and percentage levels comparable to similarly situated employees of Sprint Nextel.

Sprint Nextel, UbiquiTel and the surviving corporation agree to comply with the terms of certain of our benefit plans in effect on April 19, 2006, subject to any reserved right to amend or terminate any UbiquiTel benefit plan, except that no such amendment or termination may be inconsistent with Sprint Nextel’s and the surviving corporation’s obligations above. Sprint Nextel, UbiquiTel and the surviving corporation agree to honor all obligations to Affected Employees, including, but not limited to, obligations for severance pay and other severance benefits (1) pursuant to the terms of written employment and separation agreements and (2) for those who are terminated prior to the date that is 12 months following the effective time of the merger in accordance with our severance pay plan and policies.

Affected Employees will be given credit for all service with us and our subsidiaries (or service credited by us or our subsidiaries) under all employee benefit plans and arrangements currently maintained or established in the future by Sprint Nextel or any of its subsidiaries (including the surviving corporation) in which they are or become participants for purposes of participation, eligibility, vesting and level of benefits (but not for benefit accruals under any defined benefit pension plan or any plan providing post-retirement medical, dental or prescription drug benefits or as would otherwise result in duplication of benefits). Sprint Nextel and its subsidiaries (including the surviving corporation) will cause any pre-existing conditions or limitations, eligibility waiting periods or required physical examinations under any welfare benefit plans of Sprint Nextel and its subsidiaries (including the surviving corporation) to be waived with respect to Affected Employees and their eligible dependents to the extent waived under the Covered Benefits in which the applicable Affected Employee participated prior to the effective time of the merger and, with respect to life insurance coverage, up to the Affected Employee’s current level of insurability. Sprint Nextel and its subsidiaries (including the surviving corporation) shall give Affected Employees and their eligible dependents credit for the plan year in which the effective time of the merger (or, if later, the commencement of participation in any benefit plan) occurs toward applicable deductibles and annual out-of-pocket limits for expenses incurred prior to the effective time of the merger (or, if later, the date of commencement of participation in such benefit plan).

UbiquiTel agrees that Sprint Nextel may enter into retention bonus arrangements that have effect following the effective time with UbiquiTel employees as determined by Sprint Nextel in such amounts and on such terms and conditions as determined by Sprint Nextel.

Rule 16b-3

Prior to the effective time of the merger, we may approve any dispositions of our equity securities (including derivative securities with respect to our equity securities) resulting from the transactions contemplated by the merger agreement by each of our officers or directors who are subject to Section 16 of the Exchange Act with respect to our equity securities.

Conditions to Completing the Merger

Conditions to Each Party’s Obligation.   Each party’s obligation to complete the merger is subject to the satisfaction or waiver of the following conditions:

•       the merger agreement must have been adopted and the merger approved by the requisite vote of our stockholders;

•       no temporary restraining order, preliminary or permanent injunction or other order issued by any governmental entity of competent jurisdiction preventing the consummation of the merger will be in effect; provided, however, that each of the parties has agreed to use all commercially reasonable efforts to prevent the entry of any injunction and to cause any injunction that may be entered to be vacated or otherwise rendered of no effect;

•       no statute, rule or regulation will have been enacted or promulgated by any governmental entity that temporarily, preliminarily or permanently restrains, precludes, enjoins or otherwise prohibits the consummation of the merger or makes the merger illegal; and

•       all actions by or in respect of or filings with any governmental entity required to permit the consummation of the merger will have been obtained or made (including the expiration or termination of any applicable waiting period under the HSR Act).

Additional Conditions to Our Obligation.   Our obligations to complete the merger are subject to the satisfaction or waiver of the following conditions:

•       the representations and warranties of Sprint Nextel and Eagle Merger Sub Inc. contained in the merger agreement that are qualified by materiality will be true and correct in all respects as of the date of the merger agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the closing date of the merger as though made on and as of the closing date of the merger;

•       the representations and warranties of Sprint Nextel and Eagle Merger Sub Inc. contained in the merger agreement that are not qualified by materiality will be true and correct in all material respects as of the date of the merger agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the closing date of the merger as though made on and as of the closing date of the merger;

•       each of Sprint Nextel and Eagle Merger Sub Inc. will have performed in all material respects its obligations under the merger agreement required to be performed by it at or prior to the effective time of the merger pursuant to the terms of the merger agreement;

•       an executive officer of each of Sprint Nextel and Eagle Merger Sub Inc. will have delivered to UbiquiTel a certificate to the effect that certain of the conditions specified in merger agreement were satisfied in all respects by Sprint Nextel and Eagle Merger Sub Inc., respectively; and

•       no governmental entity will have initiated a pending proceeding seeking an injunction.

Additional Conditions to Sprint Nextel’s and Eagle Merger Sub Inc.’s Obligations.   The obligations of Sprint Nextel and Eagle Merger Sub Inc. to complete the merger are subject to the satisfaction or waiver of the following conditions:

•       our representations and warranties set forth in the merger agreement (other than the capitalization representation or the anti-takeover representation) will be true and correct as of the date of the merger agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the closing date of the merger as though made on and as of the closing date of the merger, except, where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have a Material Adverse Effect (disregarding for these purposes (1) any qualification or exception for, or reference to, materiality in any such representation or warranty and (2) any use of the terms “material,” “materiality,” “in all material respects,” “material adverse change,” “Material Adverse Effect” or similar terms or phrases in any such representation or warranty); and our representations and warranties in the capitalization representation and the anti-takeover representation will be true and correct in all material respects as of the date of the merger agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the closing date of the merger as though made on and as of the closing date of the merger;

•       we will have performed in all material respects all of our obligations under the merger agreement required to be performed by us prior to or at the closing of the merger;

•       one of our executive officers will have delivered to Sprint Nextel a certificate to the effect that certain conditions specified in the merger agreement are satisfied in all respects;

•       we and our subsidiaries will have received all necessary consents; and

•       there will not be pending any action, investigation or proceeding by any governmental entity, and there will not be pending any action or proceeding by any other person, domestic or foreign, before any governmental entity, which is reasonably likely to be determined adversely to Sprint Nextel, (1) challenging or seeking to make illegal, to delay materially or otherwise, directly or indirectly, to restrain or prohibit the consummation of the merger, seeking to obtain material damages or imposing any material adverse conditions in connection therewith or otherwise, directly or indirectly, relating to the transactions contemplated by the merger, (2) seeking to restrain, prohibit or delay the exercise of full rights of ownership or operation by Sprint Nextel or its subsidiaries of all or any portion of our (and our subsidiaries) business or assets, taken as a whole, or of Sprint Nextel or any of its subsidiaries, or to compel Sprint Nextel or any of its subsidiaries to dispose of or hold separate all or any material portion of our (and our subsidiaries) business or assets, taken as a whole, or of Sprint Nextel or any of its subsidiaries or (3) seeking to require divestiture by Sprint Nextel or any of its subsidiaries of the shares of our common stock.

As a result of the conditions to the completion of the merger, even if the requisite stockholder approval is obtained, there can be no assurance that the merger will be completed.

Termination

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger, whether before or after approval of matters presented in connection with the merger by our stockholders:

•       By mutual written consent duly authorized by the board of directors of Sprint Nextel and our board of directors;

•       By either Sprint Nextel or our company, upon written notice to the other, if any court of competent jurisdiction or other governmental entity issues an order, decree, ruling or has taken any other action permanently restraining, enjoining or otherwise prohibiting the merger and the order, decree, ruling or other action has become final and nonappealable (however, the party terminating the merger agreement pursuant to the clause described herein will use all commercially reasonable efforts to have such order, decree, ruling or action vacated);

•       By either Sprint Nextel or our company upon written notice to the other if the merger is not consummated on or before December 31, 2006; provided that this right to terminate the merger agreement is not available to any party whose failure to fulfill any of its obligations under the merger agreement has been the primary cause of, or resulted in, the failure to consummate the merger on or before such date;

•       By Sprint Nextel, upon written notice to our company, if, prior to the adoption of the merger agreement by our stockholders, our board of directors (1) has withdrawn or modified in a manner adverse to Sprint Nextel or Eagle Merger Sub Inc. its approval or recommendation of the merger or the merger agreement, (2) caused us to enter into an agreement with respect to an Acquisition Proposal (other than a confidentiality agreement), (3) has endorsed, approved or recommended any Acquisition Proposal or (4) has resolved to do any of the foregoing;

•       By our company or Sprint Nextel, upon written notice to the other, if the merger agreement fails to be adopted by our stockholders at the annual meeting (including any adjournment or postponement thereof);

•       By Sprint Nextel or our company, upon written notice to the other, if there is a material breach of or any material inaccuracy in any of the representations or warranties set forth in the merger agreement on the part of any of the other parties, which breach is not cured within 30 days following receipt by the breaching party of written notice of such breach from the terminating party, or which breach, by its nature, cannot be cured prior to the closing of the merger (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement); however, neither party has the right to terminate the merger agreement pursuant to the provisions described in this bullet unless the breach of representation or warranty, together with all other such breaches, entitles the party receiving such representation not to consummate the transactions contemplated by the merger agreement; or

•       By Sprint Nextel or our company, upon written notice to the other, if there is a material breach of any of the covenants or agreements in the merger agreement on the part of any of the other parties, which breach shall not have been cured within 30 days following receipt by the breaching party of written notice of such breach from the terminating party, or which breach, by its nature, cannot be cured prior to the closing of the merger (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement).

Termination Fees and Expenses

There are certain circumstances that will require us to pay termination fees to Sprint Nextel:

•       If Sprint Nextel terminates the merger agreement because it receives written notice from our company prior to the adoption of the merger agreement and approval of the merger by our stockholders that our board of directors (1) has withdrawn or modified in a manner adverse to Sprint Nextel or Eagle Merger Sub Inc. its approval or recommendation of the merger or the merger agreement, (2) has caused our company to enter into an agreement with respect to an Acquisition Proposal (other than a confidentiality agreement), (3) has endorsed, approved or recommended any Acquisition Proposal or (4) has resolved to do any of the foregoing, then we will be required, within two business days of the termination, to pay Sprint Nextel $35 million in immediately available funds.

•       In the event that (1) (A) an Acquisition Proposal is proposed by any person (other than Sprint Nextel and Eagle Merger Sub Inc. or any of their respective affiliates) or any person has announced its intention (whether or not conditional) to make an Acquisition Proposal or the intention has otherwise become known to our directors or officers, or our stockholders generally and (B) thereafter the merger agreement is terminated by either us or Sprint Nextel because (i) the merger is not consummated on or before December 31, 2006, (ii) the merger agreement is not adopted at the annual meeting or (iii) there has been a material breach of a covenant that is not cured within 30 days of receipt of written notice of the breach or cannot be cured prior to closing the merger and (2) within 12 months after the termination of the merger agreement, we or any of our subsidiaries enters into any definitive agreement providing for an Acquisition Proposal, or an Acquisition Proposal is consummated, then we will be required to pay Sprint Nextel $35 million in immediately available funds upon the first to occur of the events described in clause (2) above. For purposes of the provision described in this bullet, references to 20% in the definition of “Acquisition Proposal” are deemed to be references to 50%

Notwithstanding anything to the contrary set forth in the merger agreement, if we fail promptly to pay to Sprint Nextel any termination fee due, we will pay the costs and expenses (including reasonable legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee or obligation at the publicly announced prime rate of Citibank, N.A. in effect from time to time from the date such fee or obligation was required to be paid.

Specific Performance

The parties to the merger agreement have agreed that irreparable damage would occur in the event that any provision of the merger agreement is not performed in accordance with its specific terms or is otherwise breached. The parties will be entitled to seek an injunction or injunctions to prevent breaches of the provisions of the merger agreement and to enforce specifically the merger agreement and its terms and provisions.

Amendment

The merger agreement cannot be amended except by action taken or authorized by the board of directors of each of the parties (and, in our case, with the approval of our board of directors) set forth in an instrument in writing signed on behalf of each of the parties. After adoption of the merger agreement and approval of the merger by our stockholders, no amendment can be made without first obtaining the approval of our stockholders if the effect of the amendment would be to reduce the merger consideration or change the form of consideration or further approval is otherwise required by the Delaware General Corporation Law.

Waiver

Prior to the effective time of the merger, whether before or after the annual meeting of stockholders, any party, by action taken or authorized by its board of directors, may

•       extend the time for the performance of any of the covenants, obligations or other acts of any other party, or

•       waive any inaccuracy of any representations or warranties or compliance with any of the agreements, covenants or conditions of any other party or with any conditions to its own obligations.

Any agreement on the part of a party to any extension or waiver is valid only if set forth in writing signed on behalf of such party by its duly authorized officer. The failure of any party to the merger agreement to assert any of its rights under the merger agreement or otherwise will not constitute a waiver of those rights. The waiver of any of those rights with respect to particular facts and other circumstances will not be deemed a waiver with respect to any other facts and circumstances and each such right will be deemed an ongoing right that may be asserted at any time and from time to time.

PROPOSAL 2

ELECTION OF CLASS III DIRECTORS

We have a staggered board of directors currently fixed at nine members. Our board of directors is divided into three classes of directors, with three directors each in Class I, Class II and Class III, with one class elected each year at our annual meeting of stockholders for a three-year term. If the merger described in Proposal 1 is completed, upon such completion, the board of directors and officers of Eagle Merger Sub Inc. will be the board of directors and officers of the surviving corporation after the completion of the merger (see “THE MERGER—Management and Board of Directors of the Surviving Corporation” on page 20).

The Class III directors’ terms expire at the annual meeting. The independent members of the board of directors have nominated each of Robert A. Berlacher, Donald A. Harris and Joseph N. Walter to stand for re-election as a Class III director, each for a term expiring on the earlier to occur of the effective date of the merger and our annual meeting of stockholders in 2009.

We expect each nominee for election as a Class III director to be able to serve if elected. If any nominee is not able to serve, proxies will be voted in favor of the remainder of those nominated and may be voted for substitute nominees, unless UbiquiTel’s board chooses to reduce the number of Class III directors serving on the board.

UbiquiTel’s board of directors recommends stockholders vote “FOR” the election of the three nominees as Class III directors.

The following information is given with respect to the nominees for election as Class III directors at the annual meeting, as of April 30, 2006.

Robert A. Berlacher, 51, has been a director since our inception. Mr. Berlacher is President of LIP Advisors, Inc., the general partner of Lancaster Investment Partners, L.P., a technology, telecommunications and healthcare investment partnership based in King of Prussia, Pennsylvania. He also is the President and Managing Member of NCP Advisors, LLC, the advisor to Northwood Capital Partners, LP (“NCP”), a long/short equity investment partnership, and NwCapital Management, LLC, the general partner of NwCapital Management, LP, which is the general partner of NCP. Mr. Berlacher also is a co-founder and director of EGE Holdings, Ltd., a holding company with ownership interests in investment banking, money management and venture capital. While co-founding EGE Holdings, Ltd., Mr. Berlacher was a Managing Director of Boenning & Scattergood, Inc. from January 1997 to September 1999, and was a Managing Director and stockholder of Pacific Growth Equities, Inc. from March 1995 to January 1997. Mr. Berlacher received a Bachelor of Science degree in Business Administration-Finance from Cornell University.

Donald A. Harris, 53, has served as our President and Chief Executive Officer and as a director since our inception and was appointed Chairman of the Board in May 2000. Mr. Harris has more than 20 years of experience in the telecommunications industry, and is the former president of Comcast Cellular Communications, Inc., and a former senior vice president of Comcast Corporation. He also participated in Comcast’s efforts on the board of Nextel. Mr. Harris managed the build-out of and had operating responsibility for Comcast’s cellular operations in Pennsylvania, New Jersey and Delaware with over

8 million residents. Mr. Harris also was responsible for Comcast’s PCS experimental trials. Prior to joining Comcast in February 1992, Mr. Harris was Vice President/General Manager of PacTel Cellular’s Los Angeles office, the then largest traditional cellular operation in the United States. He also held several senior management positions with PacTel, including Vice President of Corporate Development, and President and Chief Executive Officer of the San Francisco Cellular Partnership. Mr. Harris began his career in the wireless communications industry as a consultant with McKinsey & Company. Mr. Harris is a graduate of the United States Military Academy at West Point and holds a Master of Business Administration degree from Columbia University.

Joseph N. Walter, 53, has been a director since our inception. Mr. Walter founded The Walter Group, Inc., an international consulting and project management firm specializing in telecommunications companies, in 1988 and currently serves as its President. In January 2000, The Walter Group sold its consulting and project management group to Wireless Facilities, Inc. (Nasdaq: WFII). The Walter Group continues to maintain investments in a variety of telecommunications-based companies. Prior to establishing The Walter Group, Mr. Walter served as Senior Vice President for McCaw Cellular Communications, Inc. and was responsible for the corporate headquarters group of the company. During his tenure at McCaw Cellular, Mr. Walter also was responsible for establishing McCaw Space Technologies, Inc. and McCaw Government Services, Inc. He served with McCaw Cellular from 1983 to 1988. Mr. Walter holds undergraduate degrees in biological science and social ecology from the University of California, Irvine and a Master of Business Administration degree from the University of Washington.

BOARD MATTERS AND CORPORATE GOVERNANCE

Directors Continuing in Office

The following information is provided with respect to the directors who are not nominees for election as directors at the annual meeting, as of April 30, 2006.

Name	Age	Class	Term Expiring*
James E. Blake	78	I	2007
Matthew J. Boos	50	II	2008
Peter Lucas	51	I	2007
Bruce E. Toll	63	I	2007
Eve M. Trkla	43	II	2008
Eric S. Weinstein	36	II	2008

*                    Or upon completion of the merger, if earlier.

James E. Blake has been a director since September 2000. Mr. Blake is a consultant to domestic and international telecommunications partnerships, engineering and electronic mass communication companies. In his role, he utilizes his unique experience in PCN in the United Kingdom, and cellular in the United States to assist companies in organizational development, financing and strategic planning. Mr. Blake served as Chairman of the Board of Coral Systems, Incorporated, Longmont, Colorado, from 1991 to 1995, which developed, marketed and supported integrated products and services to improve wireless telecommunications carriers’ acquisition and retention processes. While at Coral Systems, Incorporated, he counseled management on strategies for financing and marketing, and facilitated establishment of domestic and foreign distribution channels. Prior to that, he was Chief Executive Officer of MicroTel from January 1990 to February 1991, President of Cellular One from December 1983 to December 1989 and President of Pyle-National from 1976 to 1983. Mr. Blake is a cum laude graduate in Business Administration from Syracuse University.

Matthew J. Boos became a director in August 2001 in connection with our acquisition of VIA Wireless LLC. Prior to the acquisition, Mr. Boos served as secretary-treasurer of VIA Wireless and as a member of its members committee. During the past fourteen years, Mr. Boos has been the general manager of The Ponderosa Telephone Co., a full service communications provider located in O’Neals, California, and its subsidiary companies, Ponderosa Cablevision, Ponderosa Internet and Ponderosa Long Distance, where he is responsible for all of the day to day operations. He is a board member of two of The Ponderosa Telephone Co.’s affiliated local wireline exchange companies, Table Top Telephone Company, Inc. and Tularosa Basin Telephone Company, Inc. He also serves as an outside director for three local exchange companies headquartered in Oregon. Mr. Boos joined Ponderosa as its financial director in 1989 and was promoted to his current position in 1992. Prior to his positions with Ponderosa, Mr. Boos was a senior consultant with GVNW Inc./Management in Oregon, a national provider of consulting services to telecommunications companies, and previously held management positions with Continental Telephone in Bakersfield, California. Mr. Boos also previously served nine years on the board of directors of the California Telephone Association, the state trade organization for all local exchange companies in California, and three years on the board of directors of the United States Telecom Association, the leading national broad-based association for the local exchange carrier industry. Mr. Boos received his Bachelor of Science degree in Business Administration from California State University, Fresno.

Peter Lucas has been a director since our inception and also served as our Interim Chief Financial Officer from inception until July 2001, except for a two-month period during 2000. Mr. Lucas is the General Manager of CBT Wireless Investments, L.L.C., an investment fund that makes debt and equity investments in private and public entities. Mr. Lucas also serves as Treasurer and a director of WesTower, LLC. From April 1997 to September 1999, he served as Chief Financial Officer of WesTower Corporation, a then publicly-traded provider of telecommunications sites and wireless network services. Mr. Lucas also served as Chief Financial Officer of Cotton Valley Resources Corporation, a Dallas-based public oil and gas company, from August 1995 to April 1997. Mr. Lucas received a Bachelor of Commerce degree from the University of Alberta.

Bruce E. Toll has been a director since September 2000. Mr. Toll is a founder and Vice-Chairman of Toll Brothers, Inc. (NYSE: TOL). Mr. Toll co-founded Toll Brothers, Inc. in 1967, which today is the leading builder of luxury homes in the United States. Mr. Toll is a principal of BET Associates, L.P. Mr. Toll holds a Bachelor of Arts degree from the University of Miami and attended the graduate school of business at the University of Miami.

Eve M. Trkla has been a director since our inception. Ms. Trkla is the co-founder, Senior Managing Director and Chief Financial Officer of Brookwood Financial Partners, L.P. and its affiliated companies, Brookwood Securities Partners, L.P. and Brookwood Management Partners, L.P. Ms. Trkla oversees the financial administration of Brookwood and its affiliates and the origination, evaluation, structuring and acquisition of real estate and private company investments. Brookwood is a Boston-based private investment banking firm founded in 1993, which specializes in acquiring and managing real estate and in providing equity and bridge financing to companies. Prior to co-founding Brookwood, Ms. Trkla was the Senior Credit Officer at The First National Bank of Ipswich. Ms. Trkla spent the first eight years of her career at the First National Bank of Boston as a lender specializing in large corporate acquisition finance. Ms. Trkla currently serves on the boards of directors of several private companies in which Brookwood has invested. Ms. Trkla is a cum laude graduate of Princeton University.

Eric S. Weinstein has been a director since January 2005, and he previously served on our board of directors from August 2001 to April 2002. Mr. Weinstein is President of WeequEaglec Partners, LLC, which provides advice on corporate strategic and financial issues. From September 2003 to September 2005, he was Vice President of Strategic Planning for Centennial Communications Corp. Prior to joining Centennial, he was a Director of Credit Suisse First Boston, Inc. (“CSFB”) where Mr. Weinstein served as a key advisor in numerous principal transactions, mergers, acquisitions, equity and leveraged financings. Mr. Weinstein originally joined Donaldson, Lufkin & Jenrette, Inc. (“DLJ”) in 1996, prior to the acquisition of DLJ by CSFB, as the Wireless and Satellite equity research analyst. In 2000, he joined the firm’s Private Equity Group as a Principal where he focused more broadly on telecommunications investment opportunities before returning to Equity Research in 2002 as the Senior U.S. Wireless analyst. Prior to joining DLJ, he had been an equity research analyst at Salomon Brothers and Lehman Brothers. Mr. Weinstein obtained his Bachelor of Science degree in Economics from the University of Pennsylvania’s Wharton School of Business.

Board of Directors Independence

Our board of directors reviews the relationships that each director has with us and other parties. Only those directors who do not have any of the categorical relationships that preclude them from being independent within the meaning of applicable rules of Nasdaq and applicable rules and regulations of the SEC and who the board of directors affirmatively determines have no relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, are considered to be independent directors. The board of directors has reviewed a number of factors to evaluate the independence of each of its members. These factors include its members’ current and historic relationships with us and our subsidiaries; their relationships with management and other directors; the relationships their current and former employers have with us and our subsidiaries, if any; and the relationships between us and other companies of which our board members are directors or executive officers, if any. After evaluating these factors, the board of directors has determined that, presently, eight of its nine members, including all members of the audit and compensation committees, are “independent” as defined by the applicable rules of Nasdaq and all applicable rules and regulations of the SEC. These eight directors are: Robert A. Berlacher, James E. Blake, Matthew J. Boos, Peter Lucas, Bruce E. Toll, Eve M. Trkla, Joseph N. Walter and Eric S. Weinstein.

In accordance with Nasdaq rules, independent members of our board of directors meet in executive session without management present at least two times per year. The board of directors designates an independent director as the presiding director for these meetings.

Meetings and Committees of the Board

The board of directors met seven times during 2005. Our directors attended at least 75% of the total number of meetings of the board and committees on which they served in 2005, except for Messrs. Lucas and Toll, who attended 72% and 64%, respectively, of the total number of meetings of the board and the audit committee. The board of directors has a standing audit committee and compensation committee and from time to time establishes special committees to address specific board matters.

While we encourage all members of our board of directors to attend our annual stockholders’ meetings, there is no formal policy as to their attendance at annual stockholders’ meetings. Eight of the nine members of our board of directors attended the 2005 annual stockholders’ meeting.

Audit Committee.   From January 1, 2005 through the date of this proxy statement, Matthew J. Boos, Bruce E. Toll and Eve M. Trkla served as the members of the audit committee and Ms. Trkla served as the chair, and from May 12, 2005 through the date of this proxy statement, Peter Lucas also served as a member of the audit committee. Each of the members of the audit committee is independent within the meaning of the applicable Nasdaq rules and Rule 10A-3 of the Exchange Act, and as determined by the board of directors. The board of directors has determined that Ms. Trkla is an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K of the Securities Act, and that the audit committee meets the experience criteria for audit committees under the applicable Nasdaq rules. The audit committee has oversight responsibility for the quality and integrity of our consolidated financial statements. The committee meets privately with the independent registered public accounting firm, has the sole authority to retain and dismiss the independent registered public accounting firm and reviews their performance and independence from management. The independent registered public accounting firm has unrestricted access and reports directly to the committee. The audit committee met nine times during 2005. The primary functions of the audit committee are to oversee: (i) the audit of our consolidated financial statements provided to the SEC and our security holders; (ii) our internal financial and accounting processes; and (iii) the independent audit process. Additionally, the audit committee has responsibilities and authority necessary to comply with Rule 10A-3(b) (2), (3), (4), and (5) of the Exchange Act, concerning the responsibilities relating to: (a) registered public accounting, (b) complaints relating to accounting, internal accounting controls or auditing matters, (c) authority to engage advisors, and (d) funding. The audit committee also is responsible under the applicable Nasdaq rules for reviewing and approving all related party transactions within the meaning of Item 404 of Regulation S-K of the Securities Act. These and other aspects of the audit committee’s authority are more particularly described in the audit committee charter filed with UbiquiTel’s proxy statement dated April 23, 2003 for its 2003 annual stockholders’ meeting, which is available upon request to the Secretary of UbiquiTel Inc. at One West Elm Street, Suite 400, Conshohocken, Pennsylvania 19428.

Compensation Committee.   From January 1, 2005 through the date of this proxy statement, Robert A. Berlacher, James E. Blake and Joseph N. Walter served as the members of the compensation committee and Mr. Blake served as the chair, and from May 12, 2005 through the date of this proxy statement, Eric S. Weinstein also served as a member of the compensation committee. Each of the members of the compensation committee is independent within the meaning of the applicable Nasdaq rules, Rule 10A-3 of the Exchange Act and for purposes of Rule 162(m) of the Internal Revenue Code of 1986, as amended, and as determined by the board of directors. The compensation committee is responsible for reviewing and approving all compensation arrangements for our executive officers, and is also responsible for administering our equity incentive plan. During 2005, the compensation committee met four times.

Nominations of Directors

Our board of directors does not have a standing nominating committee or committee performing similar functions and does not have a charter for such purpose. The board of directors has determined that it is appropriate not to have a nominating committee because of the relatively small size of the board of directors, and the entire board of directors (which includes one member that does not meet the definition of “independent” under the applicable rules of Nasdaq) functions in the same capacity as a nominating committee. Director candidates are selected by a majority of the independent directors of the board in accordance with the nomination process set forth in a resolution of the board of directors adopted on March 4, 2004. In selecting the candidates, there is no firm requirement of minimum qualifications or skills that a candidate must possess. The board of directors strives to complement and supplement skills within the board.

If the merger described in Proposal 1 is not completed as expected, the board of directors will consider director candidates for election at the 2007 annual meeting of stockholders that are recommended by stockholders. Any stockholder that wishes to recommend a director candidate for board consideration should submit complete information of the identity and qualifications of the director candidate pursuant to the procedures set forth under “Stockholder Proposals” on or before January 15, 2007.

Stockholder Communications with the Board of Directors

Our board of directors believes that it is important for our stockholders to have a process to send communications to the board. Accordingly, stockholders desiring to send a communication to the board of directors, or to a specific director, may do so by delivering a letter to the Secretary of UbiquiTel Inc. at One West Elm Street, Suite 400, Conshohocken, Pennsylvania 19428. The mailing envelope should contain a clear notation indicating that the enclosed letter is a “stockholder-board communication” or “stockholder-director communication.” All such letters must identify the author as the stockholder and clearly state whether the intended recipients of the letter are all members of our board of directors or certain specified individual directors. The Secretary will open such communications and make copies, and then circulate them to the appropriate director or directors.

Report of the Audit Committee

The following report of the audit committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of our other filings under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The audit committee’s role is to act on behalf of the board of directors in the oversight of all material aspects of our corporate financial reporting and our external audit, including, among other things, our internal control structure, the results and scope of the annual audit and other services provided by our independent registered public accounting firm and our compliance with legal requirements that have a significant impact on our financial reports. Although management has the primary responsibility for the financial statements and the reporting process including the systems of internal control over financial reporting and for its assessment of effectiveness of internal control over financial reporting, the audit committee consults with management and our independent registered public accounting firm regarding the preparation of financial statements and, as appropriate, initiates inquiries into aspects of our financial affairs. In addition, the audit committee has the responsibility to engage, and to approve fee arrangements with, our independent registered public accounting firm. The audit committee operates under a written charter adopted by the committee, which is available upon request to the Secretary of UbiquiTel Inc. at One West Elm Street, Suite 400, Conshohocken, Pennsylvania 19428.

In fulfilling its oversight responsibilities, the audit committee reviewed the audited consolidated financial statements for fiscal 2005 with management including a discussion of the quality of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. Management represented to the audit committee that our consolidated financial statements for fiscal 2005 were prepared in accordance with generally accepted accounting principles, and that our internal control over financial reporting as of December 31, 2005 was effective. The audit committee reviewed the consolidated financial statements for fiscal 2005 with the independent registered public accounting firm and discussed with them all of the matters required to be discussed by Statement of Auditing Standards No. 61, including the accounting firm’s judgments as to the quality, not just the acceptability, of UbiquiTel’s accounting principles. In addition, the audit committee has received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board No. 1 and has discussed with the independent registered public accounting firm their independence from management and UbiquiTel.

In 2003, the audit committee adopted a formal policy concerning approval of audit and non-audit services to be provided to UbiquiTel by its independent registered public accounting firm, PricewaterhouseCoopers LLP. The policy requires that all services to be provided by PricewaterhouseCoopers LLP, including audit services and permitted audit-related and non-audit services, must be pre-approved by the audit committee. The audit committee approved all audit and non-audit services provided by PricewaterhouseCoopers LLP during 2005. The audit committee has considered whether the provision by the independent registered public accounting firm of non-audit services to UbiquiTel during 2005 was compatible with maintaining the auditors’ independence.

PricewaterhouseCoopers’ report with respect to the consolidated financial statements of UbiquiTel Inc. and its subsidiaries for the year ended December 31, 2005 and our management’s report on internal control over financial reporting as of December 31, 2005 is in our Annual Report on Form 10-K for the year ended December 31, 2005 and in our 2005 annual report to stockholders.

In reliance on the reviews, discussions and representations referred to above, the audit committee recommended to the board of directors that the audited consolidated financial statements for fiscal 2005 be included in the Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the SEC and in the 2005 annual report to stockholders.

Members of the audit committee
Eve M. Trkla, Chair
Matthew J. Boos
Peter Lucas
Bruce E. Toll

Report of the Compensation Committee

The following report of the compensation committee and the performance graph included elsewhere in this proxy statement do not constitute soliciting material and should not be deemed filed or incorporated by reference into any of our other filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate this report or the performance graph by reference therein.

The compensation committee of the board of directors reviews and makes determinations regarding compensation provided to our executive officers, including stock compensation. In addition, the compensation committee reviews and makes recommendations on stock compensation arrangements for all of our employees. The compensation committee also administers our equity incentive plan.

What is our policy regarding executive officer compensation?

Our executive compensation policy is designed to enable us to attract, motivate and retain highly qualified executive officers. The key components of our compensation program are

•       base salary;

•       annual incentive bonus awards; and

•       equity participation in the form of stock options or other equity-based awards under our equity incentive plan.

In arriving at specific levels of compensation for executive officers, the committee has relied on

•       the recommendations of management;

•       Compensation data developed for the committee by independent third-party consultants;

•       benchmarks provided by generally available compensation surveys; and

•       the experience of committee members and their knowledge of compensation paid by other similar wireless and personal communications services companies.

The committee also seeks to ensure that an appropriate relationship exists between executive pay and corporate performance. Executive officers also are entitled to customary benefits generally available to all our employees, including group medical, dental and life insurance and our 401(k) plan. We have employment and severance arrangements with our executive officers to provide them with the employment security and severance deemed necessary by the committee to retain them.

What are the components of executive compensation?

Base salary.   In addition to complying with the executive compensation policy and to the requirements of applicable employment agreements, compensation for each of the executive officers for

2005 was based on the executive’s duties and responsibilities, the performance of UbiquiTel, both financial and otherwise, and the success of the executive in developing and executing our personal communications services network development, sales and marketing, financing and strategic plans, as appropriate.

Bonus.   Executive officers received cash bonuses for 2005 ranging from approximately 64% to 91% of base salary based on the executive officer’s individual bonus percentage level, degree of our achievement of our financial and other objectives and the degree of achievement by each such officer of his or her individual objectives as approved by the committee.

Stock options and other equity-based awards.   Equity participation is a key component of our executive compensation program. Under our equity incentive plan, we are permitted to grant stock options as well as other equity-based awards such as stock appreciation rights, limited appreciation rights and restricted stock. To date, stock options have been the sole means of providing equity participation. Stock options are granted to executive officers primarily based on the officer’s actual and expected contribution to our development. Options are designed to retain executive officers and motivate them to enhance stockholder value by aligning their financial interests with those of our stockholders. Stock options are intended to provide an effective incentive for management to create stockholder value over the long term since the option value depends on appreciation in the price of our common stock over a number of years.

How is our chief executive officer compensated?

The compensation committee annually reviews and recommends to the board the compensation of Donald A. Harris, our chief executive officer, in accordance with the terms of his employment agreement, as well as any variations in his compensation the committee feels are warranted. Mr. Harris, as a member of the board, abstains from all decisions of the board with regard to his compensation. The compensation committee believes that in the highly competitive wireless industry in which UbiquiTel operates, it is important that Mr. Harris receive compensation consistent with compensation received by chief executive officers of our competitors. See “Part III, Item 11. Execution Compensation—Employment Agreements” in our Annual Report on Form 10-K/A for the year ended December 31, 2005 for a description of the material terms and conditions of Mr. Harris’ employment agreement.

How are we addressing Internal Revenue Code limits on deductibility of compensation?

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a federal income tax deduction to public companies for certain compensation in excess of $1 million paid to a corporation’s chief executive officer or any of its four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. We have structured our equity-based compensation plans (i.e., obtained stockholder approval of the equity incentive plan) to qualify the compensation income deemed to be received upon the exercise of stock options granted under the plans as performance-based compensation. The compensation committee will review the potential effects of Section 162(m) periodically and in the future may decide to structure additional portions of our compensation programs in a manner designed to permit unlimited deductibility for federal income tax purposes. We are not currently subject to the limitations of Section 162(m) because none of our executive officers received cash payments from us during 2005 in excess of $1 million.

Members of the compensation committee
James E. Blake, Chair
Robert A. Berlacher
Joseph N. Walter
Eric S. Weinstein

Annual Report on Form 10-K/A

We have mailed copies of our 2005 annual report to stockholders containing our Annual Report on Form 10-K/A for the year ended December 31, 2005 with this proxy statement to holders of shares of our common stock as of the record date. Part III to the Form 10-K/A contains important information about our directors, the compensation of our Chief Executive Officer and our four other most highly paid executive officers, our equity compensation plans and principal accountant fees and services. We encourage you to read the following sections set forth in Part III of the Form 10-K/A in their entirety:

•       “Item 10. Directors and Executive Officers of the Registrant,”

•       “Item 11. Executive Compensation,”

•       “Item 12. Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters,”

•       “Item 13. Certain Relationships and Related Party Transactions” and

•       “Item 14. Principal Accountant Fees and Services.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT

The table below sets forth information regarding the beneficial ownership of UbiquiTel’s common stock as of May 11, 2006, by the following individuals or groups:

•       each person or entity who is known by us to own beneficially more than 5% of our common stock;

•       each of our directors and nominees for directors;

•       each of our named executive officers; and

•       all of our directors, director nominees and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of UbiquiTel’s common stock that are subject to stock options that are presently exercisable or exercisable within 60 days of May 11, 2006 are deemed to be outstanding and beneficially owned by the person holding the stock options for the purpose of computing the percentage of ownership of that person, but are not treated as outstanding for the purpose of computing the percentage of any other person.

Unless indicated otherwise below, the address of our directors and executive officers is c/o UbiquiTel Inc., One West Elm Street, Suite 400, Conshohocken, Pennsylvania 19428. Except as indicated below, the persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them. As of May 11, 2006, we had outstanding 94,453,100 shares of our common stock.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage Ownership
Deephaven Capital Management LLC(1)	16,977,817	18.0
Millenco, L.P.(2)	5,894,732	6.2
Donald A. Harris(3)(16)(17)	5,136,802	5.3
Bruce E. Toll(4)	3,282,850	3.5
BRU Holding Co., LLC
Joseph N. Walter(5)(17)	2,271,987	2.4
The Walter Group, Inc.
Dean E. Russell(6)(16)	984,423	1.0
James J. Volk(7)(16)	511,655	*
Peter Lucas(8)	354,857	*
David L. Zylka(9)(16)	295,284	*
Patricia E. Knese(10)(16)	223,601	*
Matthew J. Boos(11)	166,943	*
Eve M. Trkla(12)	52,500	*
Eric S. Weinstein(13)	21,667	*
Robert A. Berlacher(14)(17)	15,000	*
James E. Blake(15)	—	—
All directors, director nominees and executive officers as a group (13 persons)	13,317,569	13.5

*                    Less than 1%.

(1)          Information presented is based on a Schedule 13D dated May 10, 2006 filed by Deephaven Capital Management LLC (“Deephaven”) and Deephaven Event Trading Ltd. reporting that Deephaven is the investment manager to one or more private funds and/or separately managed accounts, including Deephaven Event Trading Ltd. (collectively, the “Funds”). As investment manager to the Funds, Deephaven has full voting and dispositive power with respect to the 16,977,817 shares of UbiquiTel common stock held by the Funds. The address of the reporting persons is 130 Cheshire Lane, Suite 102, Minnetonka, Minnesota 55305.

(2)   Information presented is based on a Schedule 13G dated May 1, 2006 filed by Millenco, L.P., Millenium Management, L.L.C. and Israel A. Englander reporting that each has shared voting and dispositive power over all such shares. The address of the reporting persons is 666 Fifth Avenue, New York, New York 10103.

(3)          Includes 2,375,000 shares issuable upon the exercise of stock options presently exercisable or exercisable within 60 days of May 11, 2006. Also includes 120,000 shares held by the Harris Family Trust and 1,000 shares held in an individual retirement account of Mr. Harris’ spouse, as to which shares Mr. Harris, a director of UbiquiTel, disclaims beneficial ownership.

(4)          Includes 52,500 shares issuable upon the exercise of stock options presently exercisable or exercisable within 60 days of May 11, 2006. Also includes 3,230,350 shares held by BRU Holding Co., LLC. Mr. Toll, a director of UbiquiTel, is the sole member of BRU Holding Co., LLC. The address of Mr. Toll and BRU Holding Co., LLC is 250 Gibraltar Road, Horsham, Pennsylvania 19044.

(5)          Includes 52,500 shares issuable upon the exercise of stock options presently exercisable or exercisable within 60 days of May 11, 2006. Also includes 1,969,404 shares held by The Walter Group, Inc. Mr. Walter, a director of UbiquiTel, is a principal of The Walter Group, Inc. and may be deemed to be the beneficial owner of the shares held by The Walter Group, Inc. Mr. Walter disclaims beneficial ownership of such shares. The address of Mr. Walter and The Walter Group, Inc. is 120 Lakeside Avenue, #300, Seattle, Washington 98122.

(6)          Includes 831,000 shares issuable upon the exercise of stock options presently exercisable or exercisable within 60 days of May 11, 2006. Also includes 35,000 shares held by the spouse of Mr. Russell, as to which shares Mr. Russell disclaims beneficial ownership.

(7)          Includes 357,750 shares issuable upon the exercise of stock options presently exercisable or exercisable within 60 days of May 11, 2006.

(8)          Includes 52,500 shares issuable upon the exercise of stock options presently exercisable or exercisable within 60 days of May 11, 2006. The address of Mr. Lucas, a director of UbiquiTel, is 1733 H Street, #330-141, Blaine, Washington 98230.

(9)          Includes 262,500 shares issuable upon the exercise of stock options presently exercisable or exercisable within 60 days of May 11, 2006.

(10)   Includes 207,500 shares issuable upon the exercise of stock options presently exercisable or exercisable within 60 days of May 11, 2006.

(11)   Includes 65,000 shares issuable upon the exercise of stock options presently exercisable or exercisable within 60 days of May 11, 2006. The address of Mr. Boos, a director of UbiquiTel, is 47034 Road 201, P.O. Box 21, O’Neals, California 93645.

(12)   Represents 52,500 shares issuable upon the exercise of stock options presently exercisable or exercisable within 60 days of May 11, 2006. The address of Ms. Trkla, a director of UbiquiTel, is 50 Dunham Road, Beverly, Massachusetts 01915.

(13)   Represents 21,667 shares issuable upon the exercise of stock options presently exercisable or exercisable within 60 days of May 11, 2006. The address of Mr. Weinstein, a director of UbiquiTel, is 46 Maddock Road, Titusville, New Jersey 08560.

(14)   Represents 15,000 shares issuable upon the exercise of stock options presently exercisable or exercisable within 60 days of May 11, 2006. The address of Mr. Berlacher, a director of UbiquiTel, is 1150 First Avenue, Suite 600, King of Prussia, Pennsylvania 19406.

(15)   The address of Mr. Blake, a director of UbiquiTel, is 65 Baynard Park Road, Hilton Head Island, South Carolina 29928.

(16)   The named person is an executive officer.

(17)   The named person is a Class III director nominee.

PERFORMANCE GRAPH

The graph below compares the yearly percentage change in the cumulative total stockholder return on UbiquiTel’s common stock with the cumulative total return on the Nasdaq Stock Market (U.S.) and the Nasdaq Telecommunications Index for the five-year period from December 31, 2000 to December 31, 2005, assuming an investment of $100 on December 31, 2000 and the reinvestment of any dividends.

The comparisons in the graph below are based upon historical data and are not indicative of, nor intended to forecast, future performance of the common stock.

COMPARISON OF CUMULATIVE TOTAL RETURN
AMONG UBIQUITEL INC., THE NASDAQ STOCK MARKET (U.S.)
AND THE NASDAQ TELECOMMUNICATIONS INDEX

Cumulative Total Return

	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05
UBIQUITEL INC.	$100.00	$135.45	$7.27	$48.91	$129.45	$179.82
NASDAQ STOCK MARKET (U.S.)	$100.00	$78.95	$54.06	$81.09	$88.06	$89.27
NASDAQ TELECOMMUNICATIONS	$100.00	$51.06	$23.47	$39.61	$42.78	$39.69

PROPOSAL 3

ADJOURNMENT OF THE ANNUAL MEETING

If at the annual meeting the number of shares of UbiquiTel common stock present or represented and voting in favor of adoption of the merger agreement and approval of the merger and related transactions is insufficient to adopt the merger agreement and approve the merger and related transactions under Delaware law and under our certificate of incorporation, our management may move to adjourn the annual meeting in order to enable our board of directors to continue to solicit additional proxies in favor of the adoption of the merger agreement and approval of the merger and related transactions. In that event, we will ask you to vote only upon the adjournment proposal and the election of Class III directors, and not the merger proposal.

In this proposal, we are asking you to authorize the holder of any proxy solicited by our board of directors to vote in favor of adjourning the annual meeting, and any later adjournments, to a date or dates not later than December 31, 2006. If the UbiquiTel stockholders approve the adjournment proposal, we could adjourn the annual meeting, and any adjourned session of the annual meeting, to a date not later than December 31, 2006 and use the additional time to solicit additional proxies in favor of the merger proposal, including the solicitation of proxies from UbiquiTel stockholders that have previously voted against the merger proposal. Among other things, approval of the adjournment proposal could mean that, even if we had received proxies representing a sufficient number of votes against the merger proposal, we could adjourn the annual meeting without a vote on the merger proposal and seek to convince the holders of those shares to change their votes to votes in favor of the adoption of the merger agreement and approval of the merger and related transactions.

Under our certificate of incorporation and bylaws, the adjournment proposal requires the approval of a majority of the votes represented in person or by proxy at the annual meeting and eligible to vote on the proposal. Accordingly, broker non-votes will have no effect on the outcome of this proposal, but abstentions will have the effect of a vote against the proposal. No proxy that is specifically marked “AGAINST” approval of the merger proposal will be voted in favor of the adjournment proposal, unless it is specifically marked “FOR” the discretionary authority to adjourn the annual meeting to a later date.

The UbiquiTel board of directors believes that if the number of shares of UbiquiTel common stock present or represented at the annual meeting and voting in favor of the merger proposal is insufficient to adopt the merger agreement and approve the merger and related transactions, it is in the best interests of the UbiquiTel stockholders to enable the board, for a limited period of time, to continue to seek to obtain a sufficient number of additional votes to adopt the merger agreement and approve the merger and related transactions.

The UbiquiTel board of directors recommends that you vote “FOR” the proposal to authorize the adjournment of the annual meeting to a date or dates not later than December 31, 2006.

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of PricewaterhouseCoopers LLP (“PwC”), independent registered public accounting firm, audited our consolidated financial statements for the year ended December 31, 2005. UbiquiTel has had no disagreements with PwC on accounting and financial disclosures. PwC has been reappointed by our audit committee to serve as our independent registered public accounting firm for 2006. Information about the fees paid to PwC during 2004 and 2005 is set forth in “Part III, Item 14. Principal Accountant Fees and Services” to our Annual Report on Form 10-K/A, which accompanies this proxy statement as part of our 2005 annual report to stockholders.

One or more representatives of PwC are expected to attend the annual meeting and be available to respond to appropriate stockholder questions and to make a statement if they so desire.

STOCKHOLDER PROPOSALS

If the merger described in Proposal 1 is completed, we will no longer have any public stockholders and we will not hold an annual meeting of stockholders in 2007. However, if the merger is not completed for any reason, we expect to hold a 2007 Annual Meeting of Stockholders in the second quarter of 2007. In the event our 2007 Annual Meeting of Stockholders is held, under SEC rules, a stockholder who intends to present a proposal at the 2007 Annual Meeting of Stockholders and who wishes the proposal to be included in the proxy statement for that meeting must submit the proposal in writing to the Secretary of UbiquiTel, c/o UbiquiTel Inc., One West Elm Street, Suite 400, Conshohocken, Pennsylvania 19428, no later than January 15, 2007. Stockholders who do not wish to follow the SEC rules in proposing a matter for action at the 2007 annual meeting must notify UbiquiTel in writing of the information required by UbiquiTel’s bylaws dealing with stockholder proposals. The notice must be delivered to UbiquiTel’s Secretary between April 13, 2007 and May 13, 2007. You can obtain a copy of UbiquiTel’s bylaws by writing UbiquiTel’s Secretary at the address referenced above.

OTHER MATTERS

As of the date of this proxy statement, our board of directors knows of no other matters which may be presented for consideration at the annual meeting. However, if any other matter is presented properly for consideration and action at the meeting, or any adjournment or postponement thereof, it is intended that the proxies will be voted with respect thereto in accordance with the best judgment and in the discretion of the proxy holders.

WHERE YOU CAN FIND MORE INFORMATION

Filings.   We and Sprint Nextel file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy this information at the SEC’s public reference room at the following location:

Public Reference Room
100 F Street, N.E.
Room 1580
Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Both party’s public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov. Our public filings are also available under the “Investor Relations” tab on our website at www.ubiquitelpcs.com and Sprint Nextel’s public filings are available on Sprint Nextel’s website at www.sprint.com.

Incorporation by Reference.   The SEC allows us to incorporate by reference into this proxy statement documents we file with the SEC. This means that, if you are a UbiquiTel stockholder, we can disclose important information to you by referring you to those documents.

The information filed by us and incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information.  Statements contained in this proxy statement, or in any document incorporated in this proxy statement by reference, regarding the contents of any contract or other document are not necessarily complete and each such statement is qualified in its entirety by reference to such contract or other document filed as an exhibit with the SEC.  This proxy statement incorporates by reference the documents set forth below that we have previously filed with the SEC:

•  Annual Report on Form 10-K/A for the year ended December 31, 2005;

•  Quarterly Report on Form 10-Q for the quarter ended March 31, 2006; and

•  Current Reports on Form 8-K filed on April 20, 2006 and April 28, 2006.

We are also incorporating by reference all documents that we file with the SEC pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act (other than portions of these documents that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, unless otherwise indicated therein) between the date of this proxy statement and the date of the annual meeting.

You may request a copy of the documents relating to us incorporated by reference into this proxy statement by writing to or telephoning us. Any such document, excluding any exhibit to any such document unless the exhibit is specifically incorporated by reference as an exhibit in this proxy statement, will be provided, without charge, by first class mail or equally prompt means, within one business day of your request. Requests for documents should be directed to:

UbiquiTel Inc.
One West Elm Street, Suite 400
Conshohocken, Pennsylvania 19428
Attention: Secretary
Telephone: (610) 832-3300

If you would like to request documents, please do so at least five business days before the date of our annual meeting in order to receive timely delivery of such documents prior to the annual meeting.

You should rely only on the information contained in this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement does not extend to you. This proxy statement is dated May 15, 2006. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, unless the information specifically indicates that another date applies. The mailing of this proxy statement to our stockholders does not create any implication to the contrary.

ANNEX A

AGREEMENT AND PLAN OF MERGER

AMONG

SPRINT NEXTEL CORPORATION,

EAGLE MERGER SUB INC.

AND

UBIQUITEL INC.

DATED AS OF APRIL 19, 2006

i

ii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of April 19, 2006, by and among SPRINT NEXTEL CORPORATION, a Kansas corporation (“Parent”), EAGLE MERGER SUB INC., a Delaware corporation (“Merger Sub”) and wholly owned subsidiary of Parent, and UBIQUITEL INC., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the parties to this Agreement desire to effect the acquisition of the Company by Parent through a merger of the Company and Merger Sub;

WHEREAS, in furtherance of the foregoing, upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), Merger Sub shall merge with and into the Company (the “Merger”) in accordance with the provisions of the DGCL, with the Company as the surviving corporation and a wholly owned subsidiary of Parent;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s entering into this Agreement, certain stockholders have entered into a stockholders agreement, dated as of the date hereof (the “Stockholders Agreement”), pursuant to which, among other things, such stockholders have agreed to vote their shares of common stock, par value $0.0005 per share, of the Company (“Company Common Stock”) in favor of the Merger, subject to the terms and conditions contained therein;

WHEREAS, the Board of Directors of the Company has unanimously approved this Agreement, the Merger and the transactions contemplated hereby; and

WHEREAS, the Board of Directors of the Company has unanimously determined that the consideration to be paid for each share of Company Common Stock in the Merger is fair to and in the best interests of the Company and the holders of the Company Common Stock (the “Company Stockholders”) and resolved to recommend that the Company Stockholders adopt this Agreement and approve the Merger and the other transactions contemplated hereby.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained in this Agreement and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

Section 1.1.   The Merger.   Upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation following the Merger (the “Surviving Corporation”). The corporate existence of the Company, with all its purposes, rights, privileges, franchises, powers and objects, shall continue unaffected and unimpaired by the Merger and, as the Surviving Corporation, it shall be governed by the DGCL.

Section 1.2.   Effective Time; Closing.   As promptly as practicable (and in any event within five business days) after the satisfaction or waiver of the conditions set forth in Article VI (other than those conditions which by their terms can only be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), the parties shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”), with the Secretary of State of the State of Delaware and by making all other filings or recordings required under the DGCL in connection with the Merger, in such form as is required by, and executed in accordance with the relevant provisions of, the DGCL;

provided, that if the consents set forth in Section 1.2 of the Company Disclosure Letter have not been obtained by such time, Parent may defer the Closing until the earlier of the date on which such consents are obtained and July 31, 2006. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such other time (but not earlier than the time that the Certificate of Merger is filed) as the parties agree shall be specified in the Certificate of Merger (the date and time the Merger becomes effective, the “Effective Time”). On the date of such filing, a closing (the “Closing”) shall be held at 10:00 a.m. Eastern time, at the offices of King & Spalding LLP, 1180 Peachtree Street, Atlanta, Georgia 30309-3521, or at such other time and location as the parties shall otherwise agree.

Section 1.3.   Effect of the Merger.   At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

Section 1.4.   Conversion of Company Common Stock.   At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the securities described in this Section 1.4:

(a)    Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares canceled pursuant to Section 1.4(b) and Dissenting Shares, if any) shall be canceled and, by virtue of the Merger and without any action on the part of the holder thereof, shall be converted automatically into the right to receive an amount in cash equal to $10.35 payable, less any required withholding taxes as described in Section 1.8(e) and without interest, to the holder of such share of Company Common Stock, upon surrender of any certificate that formerly evidenced such share of Company Common Stock in the manner provided in Section 1.8 (the “Merger Consideration”);

(b)   Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is owned by Parent or Merger Sub and each share of Company Common Stock that is owned by the Company as treasury stock shall be canceled and retired and cease to exist and no payment or distribution shall be made with respect thereto;

(c)    At the Effective Time, all shares of the Company Common Stock converted pursuant to Section 1.4(a) shall no longer be outstanding and shall automatically be canceled and retired and cease to exist, and each holder of a certificate (“Certificate”) representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with Section 1.4(a); and

(d)   Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 1.5.   Dissenting Shares.

(a)    Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by the Company Stockholders who have demanded and perfected their demands for appraisal of such shares of Company Common Stock in the time and manner provided in Section 262 of the DGCL and, as of the Effective Time, have neither effectively withdrawn nor lost their rights to such appraisal and payment under the DGCL (the “Dissenting Shares”) shall not be converted as described in

Section 1.4(a) but shall, by virtue of the Merger, be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if such holder shall have failed to perfect or shall have effectively withdrawn or lost his, her or its right to appraisal and payment under the DGCL, such holder’s shares of Company Common Stock shall thereupon be deemed to have been converted, at the Effective Time, as described in Section 1.4(a) into the right to receive the Merger Consideration set forth in such provisions, without any interest thereon.

(b)   The Company shall give Parent (i) prompt notice of any demands for appraisal pursuant to Section 262 of the DGCL received by the Company, withdrawals of such demands, and any other instruments served pursuant to the DGCL with respect to demands for appraisal and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent or as otherwise required by applicable Law, make any payment with respect to any such demands for appraisal or offer to settle or settle any such demands.

Section 1.6.   Stock Options and Warrants.

(a)    The Company shall ensure that all outstanding options to acquire Company Common Stock (the “Company Options”) granted under the Amended and Restated 2000 Equity Incentive Plan (the “Company Stock Option Plan”) or the Employment Agreement, dated as of November 29, 1999 (the “Harris Employment Agreement”), between the Company and Donald A. Harris that are not exercised prior to the Effective Time shall terminate and expire immediately after Effective Time. In addition, Parent shall cause the Surviving Corporation to pay such holder, immediately after the Effective Time, in exchange for the cancellation of such holder’s Company Options (regardless of exercise price or whether or not such Company Options are vested and exercisable), an amount in cash determined by multiplying (a) the excess, if any, of the Merger Consideration over the applicable exercise price per share of the Company Option by (b) the number of shares of Company Common Stock such holder could have purchased had such holder exercised such Company Option in full immediately after the Effective Time (assuming such Company Option was fully vested), less any withholding taxes as described in Section 1.8(e) and without interest.

(b)   From and after the Effective Time, the Company Warrants will be automatically exercisable, upon payment of the exercise price, for the Merger Consideration to which the holder of the Company Warrant would have received immediately after the Effective Time if the holder had exercised the Company Warrant immediately prior to the Effective Time.

Section 1.7.   Employee Stock Purchase Plan.   The “Offering Period” (as defined in the ESPP) that started on April 1, 2006 under the Company’s Amended and Restated Employee Stock Purchase Plan (the “ESPP”) may continue through June 30, 2006 or, if earlier, the end of the last business day before the Effective Time; provided, (a) no person shall be allowed to elect to increase his or her payroll deductions or other contributions to purchase Company Common Stock for such Offering Period after the date hereof; (b) the Company shall not commence any new Offering Periods under the ESPP on or after the date hereof; and (c) if any whole shares of Company Common Stock purchased in such Offering Period by a participant have not been issued before the Effective Time to such participant, in lieu of the issuance of such shares, the Surviving Corporation shall pay such participant, immediately after the Effective Time, a cash payment determined by multiplying (i) such number of whole shares by (ii) the Merger Consideration, plus a cash payment equal to the balance, if any, in his or her account in the ESPP after the purchase of such whole shares of Company Common Stock, less any withholding taxes as described in Section 1.8(e) and without interest. Effective as of the Effective Time, the ESPP shall be terminated.

Section 1.8.   Surrender of Shares of Company Common Stock; Stock Transfer Books.

(a)    Prior to the Effective Time, Parent shall enter into an agreement with a bank or trust company, reasonably acceptable to the Company, to act as agent (the “Paying Agent”) for the

Company Stockholders to receive the funds necessary to make the payments to the Company Stockholders pursuant to Section 1.4 upon surrender of the Company Stockholders’ Certificates and pursuant to Section 1.6 in the case of holders who exercise Company Warrants. Parent shall, at or prior to the Effective Time, deposit with the Paying Agent the aggregate Merger Consideration to be paid in respect of the shares of Company Common Stock (the “Fund”). The Fund shall be invested by the Paying Agent as directed by Parent. Any net profit resulting from, or interest or income produced by, such investments, shall be payable to Parent. Parent shall replace any monies lost through any investment made pursuant to this Section 1.8(a). The Paying Agent shall make the payments provided in Section 1.4.

(b)   Promptly after the Effective Time, Parent shall cause to be mailed to each person who was, at the Effective Time, a holder of record of shares of Company Common Stock entitled to receive the Merger Consideration pursuant to Section 1.4 a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive, in exchange therefor, the Merger Consideration for each share of Company Common Stock formerly evidenced by such Certificate, and such Certificate shall then be canceled. Until so surrendered, each such Certificate shall, at and after the Effective Time, represent for all purposes only the right to receive Merger Consideration. No interest shall accrue or be paid to any beneficial owner of shares of Company Common Stock or any holder of any Certificate with respect to the Merger Consideration payable upon the surrender of any Certificate. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered shall be endorsed in blank or to the Paying Agent or otherwise be in proper form for transfer, in the sole discretion of the Paying Agent, and that the person requesting such payment shall have paid all transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of Parent that such taxes either have been paid or are not applicable. If any Certificate shall have been lost, stolen or destroyed, upon making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration such holder is entitled to receive pursuant to Section 1.4.

(c)    At any time following the date that is six months after the Effective Time, Parent shall be entitled to require the Paying Agent to deliver to it any portion of the Fund that had been made available to the Paying Agent and not disbursed to the Company Stockholders (including all interest and other income received by the Paying Agent in respect of all amounts held in the Fund or other funds made available to it), and thereafter each such holder shall be entitled to look only to Parent (subject to abandoned property, escheat and other similar Laws), and only as general creditors thereof, with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by such holder. If any Certificates representing shares of Company Common Stock shall not have been surrendered immediately prior to such date on which the Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity, any such cash, shares, dividends or distributions payable in respect of such Certificate shall become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, Merger Sub or the

Paying Agent shall be liable to any Company Stockholder for any Merger Consideration delivered in respect of such share of Company Common Stock to a public official pursuant to any abandoned property, escheat or other similar Law.

(d)   At the Effective Time, the stock transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers of shares of Company Common Stock on the records of the Company. From and after the Effective Time, except for Parent and Merger Sub, the Company Stockholders holding shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided herein or by applicable Law, and the Merger Consideration paid pursuant to this Article I upon the surrender or exchange of Certificates shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificates.

(e)    Parent, Merger Sub, the Surviving Corporation and the Paying Agent, as the case may be, shall be entitled to deduct and withhold from the Merger Consideration and any other amount otherwise payable pursuant to this Agreement to any Company Stockholder, any holder of Company Options or Company Warrants and any participant in the ESPP (each, a “Payee”) such amounts that Parent, Merger Sub, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986 (the “Code”), the rules and regulations promulgated thereunder or any provision of state, local or foreign tax Law. Any amounts so withheld shall be treated for all purposes of this Agreement as having been paid to Payee.

(f)    Upon the surrender to the Paying Agent of an original copy of a Company Warrant together with the applicable exercise price of $11.37 per share of Company Common Stock, the Paying Agent shall pay to such holder the Merger Consideration of $10.35 for each share of Company Common Stock represented by such Company Warrant. The procedures set forth in this Section 1.8 shall apply to any surrender of a Company Warrant.

ARTICLE II

THE SURVIVING CORPORATION

Section 2.1.   Certificate of Incorporation.   The certificate of incorporation of the Surviving Corporation shall be amended as of the Effective Time to be substantially the same as the certificate of incorporation attached hereto as Exhibit A, until the same shall thereafter be altered, amended or repealed in accordance with applicable Law or such certificate of incorporation.

Section 2.2.   Bylaws.   The bylaws of the Surviving Corporation shall be amended as of the Effective Time to be substantially the same as the bylaws attached hereto as Exhibit B, until the same shall thereafter be altered, amended or repealed in accordance with applicable Law, the certificate of incorporation of the Surviving Corporation or such bylaws.

Section 2.3.   Directors and Officers.   From and after the Effective Time, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified in accordance with applicable Law, (a) the directors of Merger Sub at the Effective Time shall be the directors of the Surviving Corporation and (b) the officers of Merger Sub at the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in (a) a publicly available final registration statement, prospectus, report, form, schedule or proxy statement filed since January 1, 2006 by the Company with the Securities and Exchange Commission (“SEC”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”) or the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (collectively, the “Company SEC Reports”) and prior to the date hereof, but excluding any risk factor disclosure contained in any such Company SEC Report under the heading “Risk Factors” or “Cautionary Note Regarding Forward-Looking Statements” or similar heading, or (b) the disclosure letter (the “Company Disclosure Letter”) delivered by the Company to the other parties concurrently with the execution of this Agreement (which letter sets forth items of disclosure with specific reference to the particular Section or subsection of this Agreement to which the information in the Company Disclosure Letter relates; provided, however, that any information set forth in one section of the Company Disclosure Letter will be deemed to apply to each other Section or subsection of this Agreement to which its relevance is reasonably apparent; provided, further, that, notwithstanding anything in this Agreement to the contrary, the inclusion of an item in such letter as an exception to a representation or warranty will not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Material Adverse Effect), the Company represents and warrants to each of the other parties as follows:

Section 3.1.   Organization and Standing.   Each of the Company and its subsidiaries, UbiquiTel Operating Company and UbiquiTel Leasing Company (each, a “Subsidiary” and together the “Subsidiaries”), (a) is a corporation, limited liability company or partnership duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (b) has full corporate or other power and authority to own, lease and operate its properties and assets and to conduct its business as presently conducted and (c) is duly qualified or licensed to do business as a foreign corporation or other entity and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where failure to have such approvals or to be so qualified or licensed has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has furnished or made available to Parent true and complete copies of the Company’s certificate of incorporation (the “Company Certificate of Incorporation”) and the Company’s bylaws (the “Company Bylaws”) and the certificate of incorporation and bylaws (or equivalent organizational documents) of each Subsidiary, each as amended to date. Such certificates of incorporation and bylaws (or equivalent organizational documents) are in full force and effect, and neither the Company nor any Subsidiary is in violation of any provision of its certificate of incorporation or bylaws (or equivalent organizational documents).

Section 3.2.   Capitalization.   The authorized capital stock of the Company consists of 240,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”). As of the date hereof, (a) 94,453,100 shares of Company Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable and free of preemptive rights, (b) no shares of Company Common Stock are held in the treasury of the Company, (c) no shares of Preferred Stock are issued or outstanding, (d) 6,963,100 Company Options are outstanding pursuant to the Company Stock Option Plan and the Harris Employment Agreement, (e) 328,333 shares of Company Common Stock are authorized and reserved for future issuance pursuant to the ESPP, and (f) no shares of Company Common Stock are reserved for issuance upon exercise of outstanding stock options or otherwise, except for (x) 8,325,450 shares of Company Common Stock reserved for issuance pursuant to Company Options and (y) 3,579,000 shares of Company Common Stock reserved for issuance under the outstanding warrants to purchase shares of Company Common Stock (the “Company Warrants”). Section 3.2 of the Company Disclosure Letter sets forth a true and complete list of the outstanding

Company Options, with the exercise price of each such Company Option. Except as set forth above, there are no options, warrants, convertible securities, subscriptions, stock appreciation rights, phantom stock plans or stock equivalents or other rights, agreements, arrangements or commitments (contingent or otherwise) of any character issued or authorized by the Company or any Subsidiary relating to the issued or unissued capital stock of the Company or any Subsidiary or obligating the Company or any Subsidiary to issue or sell any shares of capital stock of, or options, warrants, convertible securities, subscriptions or other equity interests in, the Company or any Subsidiary. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any capital stock of any Subsidiary or to pay any dividend or make any other distribution in respect thereof or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any person. Each outstanding share of capital stock of each Subsidiary is duly authorized, validly issued, fully paid and nonassessable and free of any preemptive rights. The Company owns (either directly or indirectly) beneficially and of record all of the issued and outstanding capital stock of each Subsidiary, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company’s or such other Subsidiary’s voting rights, charges and other encumbrances of any nature whatsoever and does not own an equity interest in any other corporation, partnership or entity, other than in the Subsidiaries. The Company does not currently own, directly or indirectly, any capital stock or other equities, securities or interests in any corporation or any limited liability company, partnership, joint venture or other association, other than the Subsidiaries. No bonds, debentures, notes or other indebtedness of the Company or the Subsidiaries having the right to vote on any matter on which stockholders may vote are issued or outstanding. No holder of Company Common Stock, Company Options, Company Warrants or any other securities of the Company is entitled to any consideration in connection with the Merger or the transactions contemplated by this Agreement other than cash, if any, as provided in Sections 1.4, 1.5, 1.6(a), 1.6(b), 1.7 or 1.8(f) of this Agreement. The exercise price of the Company Warrants is $11.37 per share of Company Common Stock.

Section 3.3.   Authority for Agreement.

(a)    The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to obtaining necessary stockholder approval, to consummate the Merger and the other transactions contemplated by this Agreement. The execution, delivery and performance by the Company of this Agreement, and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement have been duly authorized by all necessary corporate action (including the approval of the Board of Directors of the Company), and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement (other than, with respect to the Merger, the approval and adoption of this Agreement by the affirmative vote of holders of a majority of the voting power of the then issued and outstanding shares of Company Common Stock and the filing and recordation of the certificate of merger as required by the DGCL). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms. The affirmative vote of holders of a majority of the issued and outstanding shares of Company Common Stock is the only vote of the Company’s equity holders necessary to approve this Agreement, the Merger and the other transactions contemplated by this Agreement.

(b)   At a meeting duly called and held on April 19, 2006, the Board of Directors of the Company unanimously (i) determined that this Agreement and the other transactions contemplated hereby, including the Merger, are fair to and in the best interests of, the Company and the Company

Stockholders, (ii) determined that the consideration to be paid for each share of Company Common Stock in the Merger is fair to the Company Stockholders, (iii) approved and adopted this Agreement and approved and authorized the Merger and the other transactions contemplated hereby and (iv) resolved to recommend approval and adoption by the Company Stockholders of this Agreement, the Merger and the other transactions contemplated by this Agreement. Bear, Stearns & Co. Inc. (the “Independent Advisor”), the independent financial advisor to the Board of Directors of the Company, has delivered to the Board of Directors of the Company its opinion, dated as of the date of this Agreement, that, as of such date and based on the assumptions, qualifications and limitations contained in such opinions, the consideration to be received by the Company Stockholders in the Merger is fair, from a financial point of view, to such holders. A copy of such opinion has been provided to Parent.

Section 3.4.   No Conflict.   Assuming the receipt of approval of this Agreement by the Company Stockholders, the execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated by this Agreement and the Stockholders Agreement will not, (a) conflict with or violate the Company Certificate of Incorporation or the Company Bylaws or equivalent organizational documents of any of the Subsidiaries, (b) subject to Section 3.5, conflict with or violate any United States federal, state or local or any foreign statute, law, rule, regulation, ordinance, code, order, judgment, decree or any other requirement or rule of law (a “Law”) applicable to the Company or any of the Subsidiaries or by which any property or asset of the Company or any of the Subsidiaries is bound or affected, or (c) result in a breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, give to others any right of termination, amendment, acceleration or cancellation of, result in triggering any payment or other obligations, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any of the Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of the Subsidiaries is a party or by which the Company or any of the Subsidiaries or any property or asset of any of them is bound or affected, except in the case of clauses (b) and (c) above for any such conflicts, violations, breaches, defaults or other occurrences that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. “Material Adverse Effect” shall mean, (i) a material adverse effect on the business, operations or financial condition of the Company and the Subsidiaries taken as a whole (provided, however, that with respect to this clause (i), Material Adverse Effect will be deemed not to include effects to the extent resulting from (A) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or the accounting rules and regulations of the SEC, (B) the public announcement of the Merger, (C) any action or failure to act by Parent or any of its affiliates under agreements between Parent or any of its affiliates, on the one hand, and the Company or any of the Subsidiaries, on the other hand, (D) Parent’s acquisition of Nextel Communications, Inc. or Nextel Partners, Inc. or any action by Parent or any of its affiliates in connection with the integration thereof, (E) changes in or relating to the United States economy or United States financial, credit or securities markets in general or (F) changes in or relating to the industries in which the Company or the Subsidiaries operate or the markets for any of such entity’s products or services in general, which changes in the case of clauses (E) and (F) do not affect the Company or any Subsidiary to a materially disproportionate degree relative to other entities operating in such markets or industries or serving such markets) or (ii) a material adverse effect on the ability of the Company to perform its obligations under this Agreement and to consummate the Merger and the other transactions contemplated by this Agreement.

Section 3.5.   Required Filings and Consents.   The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any United States federal, state or local or any foreign government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a “Governmental Entity”) or any consent, approval or authorization of, or notification to, any other person, except (a) for applicable requirements, if any, of state securities or “blue sky” Laws (“Blue Sky Laws”) and filing and recordation of the certificate of merger as required by the DGCL, (b) for those required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), (c) for those required by the Federal Communications Commission or any successor entity (the “FCC”) under the Communications Act of 1934 and the rules, regulations and policies of the FCC promulgated thereunder (the “FCC Filings”), (d) for such filings and approvals as are required to be made or obtained with or from any state public service or public utility commission or similar state regulatory bodies in connection with the consummation of the Merger and the other transactions contemplated by this Agreement, (e) for the filing of the Proxy Statement with the SEC and any national securities exchange or trading system and (f) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.6.   Compliance.   Subject to Section 3.7, each of the Company and the Subsidiaries has been operated at all times in compliance with all Laws applicable to the Company or any of the Subsidiaries or by which any property, business or asset of the Company or any of the Subsidiaries is bound or affected, except for any such failures to comply or violations that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.7.   Licenses and Permits.

(a)    Neither the Company nor any of the Subsidiaries has any Licenses issued or granted by the FCC.

(b)   The Company and each of the Subsidiaries each has all governmental permits, licenses, franchises, variances, exemptions, orders issued or granted by a Governmental Entity and all other authorizations, consents, certificates of public convenience and/or necessity and approvals issued or granted by a Governmental Entity (collectively, “Licenses”) necessary to conduct its business as presently conducted, except those the absence of which have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (such Licenses, as excepted, the “Company Material Licenses”). Each Company Material License is listed on Section 3.7(b) of the Company Disclosure Letter.

Each of the Company and the Subsidiaries is in compliance with (i) its obligations under each of the Company Licenses and (ii) the rules and regulations of the Governmental Entity issuing such Company Licenses, except, in either case, for such failures to be in compliance as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There is no pending or, to the Knowledge of the Company, threatened by or before the FCC, the Federal Aviation Administration (the “FAA”) or any other Governmental Entity, any proceeding, notice of violation, order of forfeiture or complaint or investigation against the Company or any of the Subsidiaries relating to any of the Company Material Licenses, except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The term “Company Licenses” means, to the extent not otherwise Company Material Licenses, all Licenses issued or granted to the Company or any of the Subsidiaries by a Governmental Entity of any state of the United States regulating telecommunications businesses and all Licenses issued or granted to the Company or any of the Subsidiaries by foreign Governmental Entities regulating telecommunications businesses. For purposes of this Agreement, the term “Knowledge” means the actual knowledge of the following officers of the Company: Donald A. Harris (Chief Executive Officer), James J. Volk (Chief Financial Officer), Patricia E. Knese (Senior Vice President, Secretary and General Counsel), David L. Zylka (Chief Technology Officer), Dean E. Russell (Chief Operating Officer), Tayo Ogundipe (Vice President of Finance), Kenneth T. Jones (Controller) and Jack Gemmell (Vice President of Human Resources).

Section 3.8.   Reports; Financial Statements; Internal Controls.

(a)    The Company and each of the Subsidiaries have timely filed all reports, registrations, schedules, forms, statements and other documents, together with any amendments required to be made with respect thereto (each, a “Report”), that they were required to file since January 1, 2003 with (i) the FCC, (ii) the SEC, (iii) any state or other federal regulatory authority (other than any taxing authority, which is covered by Section 3.10) and (iv) any foreign regulatory authority (other than any taxing authority, which is covered by Section 3.10), and have paid all fees and assessments due and payable in connection therewith, except in each case where the failure to file such Report, or to pay such fees and assessments, has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No Report of the Company made with the SEC, as of the date of such Report, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Since January 1, 2003, as of their respective dates, all Reports of the Company made with the SEC complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act of 2002 (the “SOX Act”) and the rules and regulations thereunder with respect thereto. No executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the SOX Act, and no enforcement action has been initiated against the Company by the SEC relating to disclosures contained in any Report of the Company made with the SEC.

(b)   The Company has previously made available to Parent copies of (i) the consolidated balance sheet of the Company and the Subsidiaries as of December 31, 2005, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the two years in the period ended December 31, 2005, as reported in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, including any amendments thereto filed with the SEC (collectively, the “Company 2005 10-K”), filed with the SEC under the Exchange Act, accompanied by the audit report by PricewaterhouseCoopers LLP, the independent registered public accounting firm with respect to the Company for such periods (such balance sheets and statements, the “Company Financial Statements”). The consolidated balance sheets of the Company (including the related notes, where applicable) included in the Company Financial Statements fairly present in all material respects the consolidated financial position of the Company and the Subsidiaries as of the dates thereof, and the other financial statements included in the Company Financial Statements (including the related notes, where applicable) fairly present in all material respects the consolidated results of the operations and changes in stockholders’ equity and cash flows of the Company and the Subsidiaries for the respective fiscal periods therein set forth; each of such statements (including the related notes, where applicable) complies in all material respects with the published rules and regulations of the SEC with respect thereto; and each of the Company Financial Statements (including the related notes, where applicable) has been prepared in all material respects in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. There is no applicable accounting rule, consensus or pronouncement that has been adopted as of the date of this Agreement by the SEC, the Financial Accounting Standards Board, the Emerging Issues Task Force or any similar body but is not in effect as of the date of this Agreement that, if implemented, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)    The Company and the Subsidiaries have designed and maintain a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting. The Company (i) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by the Company in the Reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and (ii) has disclosed, based on its most recent evaluation of its internal control over financial reporting prior to the date hereof, to the Company’s auditors and the audit committee of the Board of Directors of the Company (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

Section 3.9.   Absence of Certain Changes or Events.   Except as contemplated by this Agreement, (a) since December 31, 2005, there has not been any event or occurrence of any condition that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (b) since December 31, 2005 through the date of this Agreement, the Company and the Subsidiaries have conducted their respective businesses in all material respects in the ordinary course and consistent with prior practice and there has not been (i) any declaration, setting aside or payment of any dividend or any other distribution with respect to any of the capital stock of the Company or any Subsidiary, (ii) any material change in accounting methods, principles or practices employed by the Company, (iii) any material change in the Company’s internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) or (iv) any action of the type described in Section 5.1(b) (other than Section 5.1(b)(iv)) or Section 5.1(c) that had such action been taken after the date of this Agreement would be in violation of any such Section.

Section 3.10.   Taxes.   (a) The Company and each of the Subsidiaries have timely filed all material Tax Returns required to be filed by any of them; (b) all such Tax Returns are true, correct and complete in all material respects; (c) all Taxes of the Company and the Subsidiaries that are (i) shown as due on such Tax Returns, (ii) otherwise due and payable or (iii) claimed or asserted by any taxing authority to be due, have been paid, except for those Taxes being contested in good faith and for which adequate reserves have been established in the Company Financial Statements; (d) there are no liens for any Taxes upon the assets of the Company or any of the Subsidiaries, other than statutory liens for real estate Taxes not yet due and payable and liens for Taxes contested in good faith; (e) the Company does not have any Knowledge of any proposed or threatened Tax claims or assessments that, if upheld, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; (f) neither the Company nor any of the Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; (g) the Company and each Subsidiary has withheld and paid over to the relevant taxing authority all Taxes required to have been withheld and paid in connection with payments to employees, independent contractors, creditors, stockholders or other third parties, except for such Taxes that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect; (h) except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, the unpaid Taxes of the Company and the Subsidiaries did not exceed the accrual for Tax liability (disregarding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheet in the most recent Company Financial Statement (disregarding any notes thereto); (i) neither the Company nor any Subsidiary (A) has been a member of any other affiliated group filing a consolidated federal income Tax Return (except the affiliated group of which the Company is the common parent) or (B) has any liability for the Taxes of any person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise; (j) neither the Company nor any Subsidiary has received written notice from any Governmental Entity of the commencement of an audit with respect to any Tax Return filed by any of them; (k) the Company Disclosure Letter lists all jurisdictions where the Company files income Tax Returns, (l)  no claim has been made by any Governmental Entity in a jurisdiction in which the Company or any of the Subsidiaries does not file a Tax Return that the Company or any of the Subsidiaries is or may be subject to taxation by such jurisdiction; (m) neither the Company nor any Subsidiary is a party to or bound by any tax allocation or sharing agreement; (n) no closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign Tax law), private letter rulings, technical advice memoranda or similar agreement or ruling has been entered into by or with respect to the Company or any of the Subsidiaries; (o) neither the Company nor any of the Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of state, local or foreign Tax law) with respect to any taxable period ending on or before the date of Closing; (p) neither the Company nor any Subsidiary has entered into, or otherwise participated (directly or indirectly) in, any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) or has received a written opinion from a tax advisor that was intended to provide protection against a tax penalty; and (q) the Company has not made any distribution of stock, and no distribution of stock of the Company has been made, in a transaction described in Section 355 of the Code. For purposes of this Agreement, “Tax” (and, with correlative meaning, “Taxes”) means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, premium, withholding, alternative or added minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty or addition thereto, whether disputed or not, imposed by any Governmental Entity; and “Tax Return” means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.

Section 3.11.   Title to Assets.   The Company and each of the Subsidiaries have good and valid title to, or a valid leasehold interest in, all of their real and personal properties and assets reflected in the Company 2005 10-K or acquired after December 31, 2005 (other than assets disposed of since December 31, 2005 in the ordinary course of business consistent with past practice) or otherwise used in the conduct of business of the Company and the Subsidiaries, in each case free and clear of all title defects, liens, encumbrances and restrictions, except for (a) liens, encumbrances or restrictions that secure indebtedness that are reflected in the Company 2005 10-K; (b) liens for Taxes accrued but not yet payable; (c) liens arising as a matter of Law in the ordinary course of business with respect to obligations incurred after December 31, 2005; provided that the obligations secured by such liens are not delinquent; and (d) such title defects, liens, encumbrances and restrictions, if any, as individually or in the aggregate, have not had, and would not reasonably be expected to have a Material Adverse Effect (each a “Company Permitted Lien”). The Company and each of the Subsidiaries either own, or have valid leasehold interests in, all properties and assets used by them in the conduct of their business, except where the absence of such ownership or leasehold interest has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.12.   Change of Control Agreements.   Neither the execution and delivery of this Agreement nor the consummation of the Merger or the other transactions contemplated by this Agreement, will (either alone or in conjunction with any other event) result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any director, officer or employee of the Company. Without limiting the generality of the foregoing, no amount paid or payable by the Company in connection with or by reason of the Merger or the other transactions contemplated by this Agreement, including accelerated vesting of options (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.

Section 3.13.   Litigation.   Section 3.13 of the Company Disclosure Letter sets forth a true, correct and complete list of all claims, suits, actions, governmental investigations, indictments or administrative, arbitration or other legal proceedings (“Litigation”) pending or, to the Knowledge of the Company, threatened against the Company or any of the Subsidiaries. No Litigation pending or, to the Knowledge of the Company, threatened against the Company or any of the Subsidiaries has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except for such matters which have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there are no judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by a court, administrative agency, or by arbitration, pursuant to a grievance or other procedure) against or relating to the Company or any of the Subsidiaries.

Section 3.14.   Contracts and Commitments.

(a)    Neither the Company nor any of the Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated under the Securities Act) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Reports filed prior to the date hereof, (ii) that materially restricts the conduct of any material line of business by the Company, or the ability of the Company to operate in any geographic area or upon consummation of the Merger will materially restrict the ability of the Surviving Corporation to engage in any line of business material to the Company or to operate in any geographical area, (iii) with or to a labor union or guild (including any collective bargaining agreement), (iv) relating to the borrowing of money or any guarantee in respect of any indebtedness of any person (other than the endorsement of negotiable instruments for collection in the ordinary course of business), (v) that restricts competition or pricing (including “most favored nations” or similar provisions) or (vi) between the Company and any of the Subsidiaries, on the one hand, and any of the Company’s stockholders (in their capacity as such), on the other hand. In addition, neither the Company nor any of the Subsidiaries is a party to or bound by any written employment contract. Each contract, arrangement, commitment or understanding of the type described in the preceding two sentences of this Section 3.14(a), whether or not set forth in the Company Disclosure Letter, is referred to as a “Material Contract,” and neither the Company nor any of the Subsidiaries has Knowledge of any violation of any Material Contract by any of the other parties thereto that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)   With such exceptions that have not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each Material Contract is valid and binding on the Company or the applicable Subsidiary, as applicable, and is in full force and effect, (ii) the Company or the applicable Subsidiary has performed all obligations required to be performed by it to date under each Material Contract, and (iii) no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a default on the part of the Company or any of the Subsidiaries under any such Material Contract.

Section 3.15.   Information Supplied.   The proxy statement to be mailed to the Company Stockholders in connection with the meeting (the “Stockholders’ Meeting”) to be called to consider the Merger (the “Proxy Statement”) at the date the Proxy Statement is filed with the SEC, first published, sent or delivered to Company Stockholders or, unless promptly corrected, at any time during the pendency of the Stockholders’ Meeting, as the case may be, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Proxy Statement filed with the SEC will comply as to form in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement.

Section 3.16.   Employee Benefit Plans.   All employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”)) and all other agreements, plans, programs and policies which provide compensation or benefits to current or former employees or directors or independent contractors of the Company or any of the Subsidiaries and with respect to which the Company or any Subsidiary has any material liability, whether contingent or otherwise (individually a “Company Benefit Plan” and collectively the “Company Benefit Plans”), are identified in Section 3.16 of the Company Disclosure Letter by the name shown on their plan documents, and there are no Company Benefit Plans other than the Company Benefit Plans identified in Section 3.16 of the Company Disclosure Letter. A true and complete copy of each Company Benefit Plan as currently in effect, any related trust agreement, any ERISA required summary plan description and any Form 5500 filed for 2004, 2003 and 2002 (together with all related schedules, exhibits and attachments) have been furnished to Parent. No Company Benefit Plan is subject to Title IV of ERISA or Code Section 412. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) each Company Benefit Plan complies by its terms and in its operation with all the applicable requirements of ERISA, the Code and other applicable Law, (b) no Company Benefit Plan is under audit or investigation by any government agency and to the Knowledge of the Company no such audit or investigation is pending or threatened, (c) each Company Benefit Plan intended to be qualified under Section 401(a) of the Code is so qualified, and each plan has received a favorable determination letter from the Internal Revenue Service or a favorable opinion letter from the Internal Revenue Service regarding the status of such plan as an approved prototype plan, (d) neither the Company nor any of the Subsidiaries nor any ERISA Affiliate has any liability, contingent or otherwise, under any benefit plan that is subject to Title IV of ERISA or Section 412 of the Code or is described in Section 413 of the Code or Section 3(37) or Section 3(40) of ERISA, (e) neither any Company Benefit Plan nor the Company nor any Subsidiary or ERISA Affiliate has any liability under Chapter 43 of the Code or Section 409 or Section 502(i) of ERISA which has not been satisfied in full or, to the Knowledge of the Company, has engaged in any transaction that would reasonably be expected to result in any such liability, (f) all contributions which are called for under the terms of any Company Benefit Plan or ERISA or the Code or other applicable Law have been made in full on or before the deadline for making such contributions, (g) there is no Litigation against or otherwise involving any of the Company Benefit Plans and no Litigation (excluding claims for benefits incurred in the ordinary course of Company Benefit Plan activities) has been brought against or with respect to any such Company Benefit Plan and, to the Knowledge of the Company, no such Litigation is pending or threatened and (h) except as required by Law, neither the Company nor any of the Subsidiaries has any liability, contingent or otherwise, under any Company Benefit Plan to provide life insurance or medical or other employee welfare benefits to any current or former employee or director or independent contractor upon his or her retirement or termination of employment or service, and neither the Company nor any of the Subsidiaries has ever agreed (whether in oral or written form) to provide any such benefits to any current or former employee or director or independent contractor. “ERISA Affiliate” means any entity whose employees are treated as employees of the Company or a Subsidiary under Sections 414(b), (c), (m) or (o) of the Code or Section 4001(a)(14) of ERISA.

Section 3.17.   Labor and Employment Matters.

(a)    Neither the Company nor any of the Subsidiaries is a party to, or bound by, any collective bargaining agreement or other contracts, arrangements, agreements or understandings with a labor union or labor organization that was certified by the National Labor Relations Board (“NLRB”) or any other Governmental Entity. There is no existing, pending or, to the Knowledge of the Company, threatened (i) unfair labor practice charge or complaint, labor dispute, labor arbitration proceeding or any other matter before the NLRB or any other comparable state agency against or involving the

Company or any of the Subsidiaries, (ii) activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any of the Subsidiaries, (iii) certification or decertification question relating to collective bargaining units at the premises of the Company or any of the Subsidiaries or (iv) lockout, strike, organized slowdown, work stoppage or work interruption with respect to such employees.

(b)   Since January 1, 2003, neither the Company nor any of the Subsidiaries has experienced any labor strike, work slowdown or stoppage or other material labor dispute and there is no such strike, slowdown, stoppage, or dispute actually pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of the Subsidiaries.

(c)    There are no investigations, administrative proceedings, charges or formal complaints of discrimination (including discrimination based upon sex, age, marital status, race, national origin, sexual preference, disability, handicap, veteran status, or other protected category) pending or, to the Knowledge of the Company, threatened before the Equal Employment Opportunity Commission or any federal, state or local agency or court against or involving the Company or any of the Subsidiaries that involve allegations of disparate impact, pattern or practice or class-wide discrimination.

Section 3.18.   Environmental Compliance.

(a)    Except as otherwise does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company possesses, and is in compliance in all material respects with, all permits, licenses and government authorizations and has filed all notices that are required under local, state and federal Laws relating to protection of the environment or human health, pollution control, product registration and hazardous materials (“Environmental Laws”) applicable to the Company, and (ii) the Company is in compliance with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in those Laws or contained in any Law or demand letter issued, entered, promulgated or approved thereunder.

(b)   There are no pending or, to the Knowledge of the Company, threatened legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities, or governmental investigations, requests for information or notices of violation of any nature seeking to impose, or that are reasonably likely to result in the imposition, on the Company or any of the Subsidiaries, of any liability or obligation arising under common law or under any Environmental Law (including the federal Comprehensive Environmental Response, Compensation and Liability Act), which liability or obligation, individually or in the aggregate, has or would reasonably be expected to have a Material Adverse Effect. To the Knowledge of the Company, there is no reasonable basis for any such proceeding, claim, action, investigation or remediation that would impose any liability or obligation that, individually or in the aggregate, has or would reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of the Subsidiaries is subject to any agreement, order, judgment, decree, directive or lien by or with any Governmental Entity or third party with respect to any environmental liability or obligation that, individually or in the aggregate, has or would reasonably be expected to have a Material Adverse Effect.

Section 3.19.   Intellectual Property.   Except as does not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a)    (i) the Company has good and exclusive title to each item of the Intellectual Property Rights; (ii) the Intellectual Property Rights are free and clear of any liens, claims or encumbrances, are not subject to any license (royalty bearing or royalty free) and are not subject to any other arrangement requiring any payment to any person or the obligation to grant such rights to any person in exchange for payment or other consideration; (iii) to the Knowledge of the Company, the Company’s rights in the Licensed Rights and all other material rights in the Licensed Rights are free and clear of any liens, claims, encumbrances, royalties or other obligations; and (iv) the Intellectual Property Rights and the Licensed Rights are all those material intellectual property rights necessary to the conduct of the business of each of the Company and the Subsidiaries as presently conducted. The validity of the Intellectual Property Rights and title thereto, (A) have not been questioned in any prior Litigation; (B) are not being questioned in any pending Litigation; and (C) to the Knowledge of the Company, are not the subject of any threatened or proposed Litigation.

(b)   To the Knowledge of the Company, the business of each of the Company and the Subsidiaries, as presently conducted, does not conflict with or infringe on and has not been alleged to conflict with or infringe on any patents, trademarks, trade names, service marks, copyrights, trade secrets or other intellectual property rights of others or to constitute unfair competition or trade practices under the laws of any jurisdiction in which the Company and the Subsidiaries operate.

(c)    The consummation of the transactions contemplated hereby will not result in the loss or impairment of any of the Intellectual Property Rights or the Company’s or the Subsidiaries’ right to use any of the Licensed Rights. To the Knowledge of the Company, there are no third parties using any of the Intellectual Property Rights material to the business of the Company or the Subsidiaries as presently conducted.

(d)   Each of the Company and the Subsidiaries exclusively owns, or possesses valid rights to, all computer software programs that are material to the conduct of the business of the Company and the Subsidiaries. To the Company’s Knowledge, there are no infringement or misappropriation suits, actions or proceedings pending or threatened against the Company or any Subsidiary with respect to any software owned or licensed by the Company or any Subsidiary. The use by each of the Company and the Subsidiaries of computer software licensed by others to the Company or the Subsidiaries does not breach in any material respect any terms of any license or other contract between the Company or the Subsidiaries and any third party. The Company and the Subsidiaries are in compliance in all material respects with the terms and conditions of all license agreements in favor of the Company and the Subsidiaries relating to computer software programs licensed by others for use by the Company or the Subsidiaries.

(e)    For purposes of this Section 3.19, (i) “Intellectual Property Rights” means all United States and foreign patents and patent applications, all United States and foreign trademark, service mark and copyright registrations and applications therefor, all internet uniform resource locator and domain name registrations and applications therefor, and all material trademarks, trade names, service marks, domain names and copyrights owned by the Company and the Subsidiaries, and (ii) “Licensed Rights” means all United States and foreign patents, trademarks, trade names, service marks and copyrights licensed to the Company or any of the Subsidiaries.

Section 3.20.   Undisclosed Liabilities.   Except for those liabilities that are reflected or reserved against on the Company’s consolidated balance sheet or disclosed in the notes to the Company Financial Statements, in each case included in the Company 2005 10-K, and for liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2005 or liabilities incurred in connection with this Agreement and the transactions contemplated hereby, neither the Company nor any of the Subsidiaries has any liability or obligation of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due and including any off-balance sheet loans, financings, indebtedness, make-whole or similar liabilities or obligations) that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

Section 3.21.   Brokers.   Except pursuant to the engagement letter between the Independent Advisor and the Company, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. Section 3.21 of the Company Disclosure Letter includes a complete and correct copy of all agreements between the Company and the Independent Advisor pursuant to which such firm would be entitled to any payment relating to this Agreement, the Merger or the other transactions contemplated by this Agreement.

Section 3.22.   Related Party Transactions.   To the Knowledge of the Company, no officer or director of the Company or any of the Subsidiaries owns or holds, directly or indirectly, any interest in (excepting holdings solely for passive investment purposes of securities of publicly held and traded entities constituting less than 5% of the equity of any such entity), or is an officer, director, employee or consultant of any person that is, a competitor, lessor, lessee or supplier of the Company. No officer or director of the Company or any of the Subsidiaries (a) owns or holds, directly or indirectly, in whole or in part, any intellectual property used by the Company or any of the Subsidiaries, (b) to the Knowledge of the Company, has any claim, charge, action or cause of action against the Company or any of the Subsidiaries, except for claims for reasonable unreimbursed travel or entertainment expenses, accrued vacation pay or accrued benefits under any employee benefit plan existing on the date hereof, (c) to the Knowledge of the Company, has made, on behalf of the Company or any of the Subsidiaries, any payment or commitment to pay any commission, fee or other amount to, or to purchase or obtain or otherwise contract to purchase or obtain any goods or services from, any other person of which any officer or director of the Company or any of the Subsidiaries is a partner or shareholder (except holdings solely for passive investment purposes of securities of publicly held and traded entities constituting less than 5% of the equity of any such entity), (d) owes any money to the Company or any of the Subsidiaries or (e) to the Knowledge of the Company, has any material interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of the Company or any of the Subsidiaries.

Section 3.23.   Anti-Takeover Provisions.   No “moratorium,” “control share,” “fair price,” “business combination” or other antitakeover Laws are applicable to the Merger or any of the other transactions contemplated by this Agreement or the Stockholders Agreement. The Company is not a party to any stockholder rights agreement or otherwise subject to a stockholder rights plan or similar arrangement.

Section 3.24.   Company Indenture.   No “Event of Default” (as defined in the Indenture) has occurred and is continuing under the Indenture, there is no condition existing which, with the passage of time, would give rise to such an “Event of Default,” and neither the Company nor any of the Subsidiaries has previously received a waiver of any Event of Default under the Indenture. “Indenture” means the Indenture, dated as of February 23, 2004, related to the 9 7/8% Senior Notes due 2011 issued by UbiquiTel Operating Company.

Section 3.25.   Disclaimer.   Notwithstanding anything in this Agreement to the contrary, the Company does not make (and shall not be deemed to make) any representation or warranty regarding any contract, agreement, arrangement, development, fact or circumstance involving or relating to Parent or any of its affiliates, other than this Agreement and the Merger.

article IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Each of Parent and Merger Sub jointly and severally represents and warrants to the Company as follows:

Section 4.1.   Organization and Standing.   Such person (a) is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation and (b) is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Parent or Merger Sub to perform its respective obligations under this Agreement and to consummate the Merger and the other transactions contemplated by this Agreement.

Section 4.2.   Authority for Agreement; Enforceability.   Such person has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement. The execution, delivery and performance by such person of this Agreement, and the consummation by each such person of the Merger and the other transactions contemplated by this Agreement, have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of such person are necessary to authorize this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement (other than, with respect to the Merger, the filing and recordation of the certificate of merger as required by the DGCL). This Agreement has been duly executed and delivered by such person and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each such person enforceable against such person in accordance with its terms.

Section 4.3.   No Conflict.   The execution and delivery of this Agreement by such person do not, and the performance of this Agreement by such person and the consummation of the Merger and the other transactions contemplated by this Agreement and the Stockholders Agreement will not, (a) conflict with or violate the articles or certificate of incorporation or bylaws of such person, (b) conflict with or violate any Law applicable to such person, or (c) result in a breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, give to others any right of termination, amendment, acceleration or cancellation of, or result in triggering any payment or other obligations, or result in the creation of a lien or other encumbrance on any property or asset of such person pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such person is a party or by which such person or any property or asset of either of them is bound or affected, except in the case of clauses (b) and (c) for any such conflicts, violations, breaches, defaults or other occurrences that have not, and would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the performance by such person of any of its respective obligations under this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement.

Section 4.4.   Required Filings and Consents.   The execution and delivery of this Agreement by such person do not, and the performance of this Agreement by such person will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (a) for applicable requirements, if any, of Blue Sky Laws and filing and recordation of the certificate of merger as required by the DGCL, (b) for those required by the HSR Act, (c) for the FCC Filings, (d) for such filings and approvals as are required to be made or obtained with or from any state public service or public utility commission or similar state regulatory bodies in connection with the consummation of the Merger and the other transactions contemplated by this Agreement and (e) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, and would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the performance by such person of any of its respective obligations under this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement.

Section 4.5.   Information Supplied.   None of the information supplied or to be supplied by such person for inclusion or incorporation by reference in the Proxy Statement will, at the date the Proxy Statement is filed with the SEC, first published, sent or delivered to Company Stockholders or, unless promptly corrected, at any time during the pendency of the Stockholders’ Meeting, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by such person with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference in the Proxy Statement.

Section 4.6.   Brokers.   No broker, finder or investment banker (other than Citigroup Global Markets Inc.) is entitled to any brokerage, finder’s or other fee or commission payable by such person in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of such person.

Section 4.7.   No Prior Activities.   Except for obligations or liabilities incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement, the Merger and the transactions contemplated hereby, Merger Sub has not incurred any obligations or liabilities, and has not engaged in any business or activities of any type or kind whatsoever or entered into any agreements or arrangements with any person or entity.

Section 4.8.   Available Funds.   At the Effective Time, Parent and Merger Sub will have available all of the funds necessary for the acquisition of all shares of Company Common Stock pursuant to the Merger and to perform their respective obligations under this Agreement.

Section 4.9.   Ownership of Company Common Stock; Affiliates and Associates.

(a)    Neither Parent, Merger Sub nor any of their respective affiliates or associates (as such terms are defined under the Exchange Act) (i) beneficially owns, directly or indirectly, or (ii) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, any shares of capital stock of the Company, except in each case for shares held solely for passive investment purposes, provided that the aggregate of the shares of capital stock held by Parent, Merger Sub and their respective affiliates and associates constitute less than 5% of the outstanding shares of Company Common Stock; and

(b)   Neither Parent, Merger Sub or any of their respective subsidiaries is an “interested stockholder” of the Company or an “associate” or “affiliate” of any “interested stockholder” of the Company (as such terms are defined in Section 203 of the DGCL).

Section 4.10.   Disclaimer.   Notwithstanding anything in this Agreement to the contrary, neither Parent nor the Merger Sub makes (and shall not be deemed to make) any representation or warranty regarding any contract, agreement, arrangement, development, fact or circumstance involving or relating to the Company or any of its affiliates, other than this Agreement and the Merger and the ownership of capital stock of the Company.

article V

COVENANTS

Section 5.1.   Conduct of the Business Pending the Merger.

(a)    The Company covenants and agrees that between the date of this Agreement and the Effective Time, except as otherwise provided in Section 5.1(a) of the Company Disclosure Letter or unless Parent shall otherwise consent in writing (such consent not to be unreasonably withheld), (i) the business of the Company and the Subsidiaries shall be conducted only in the ordinary course of business and in a manner consistent with prior practice, (ii) the Company and the Subsidiaries shall, except as otherwise expressly restricted by the terms of this Agreement and not consented to by Parent in writing within a reasonable time period following a request by the Company to Parent for such consent, use all commercially reasonable efforts to preserve substantially intact their business organizations, to keep available the services of their current officers and employees and to preserve the current relationships of the Company and the Subsidiaries with customers, suppliers and other persons with which the Company or the Subsidiaries have significant business relations such that their ongoing businesses shall not be impaired in any material respect at the Effective Time, and (iii) the Company will comply in all material respects with all applicable Laws wherever its business is conducted, including the filing of all reports, forms or other documents with the FCC and with the SEC required pursuant to the Securities Act or the Exchange Act.

(b)   The Company covenants and agrees that between the date of this Agreement and the Effective Time, except as otherwise provided in Section 5.1(a) or Section 5.1(b) of the Company Disclosure Letter, the Company shall not, nor shall the Company permit any of the Subsidiaries to, (i) declare or pay any dividends on or make other distributions (whether in cash, stock or property) in respect of any of its capital stock, except for dividends by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company; (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; (iii) repurchase or otherwise acquire any shares of its capital stock; or (iv) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into any such shares of its capital stock, or any rights, warrants or options to acquire any such shares or convertible securities or any stock appreciation rights, phantom stock plans or stock equivalents, other than the issuance of shares of Company Common Stock (A) upon the exercise of Company Warrants or Company Options outstanding as of the date of this Agreement or (B) under the ESPP as described in Section 1.7.

(c)    Except as set forth in Section 5.1(c) of the Company Disclosure Letter, the Company covenants and agrees that between the date of this Agreement and the Effective Time without the prior written consent of Parent (which consent shall not be unreasonably withheld), the Company shall not, nor shall the Company permit any of the Subsidiaries to, (i) amend its certificate of incorporation or bylaws (or other equivalent organizational documents); (ii) incur any indebtedness for borrowed money or guaranty any such indebtedness of another person, other than (A) borrowings under existing lines of credit (or under any refinancing of such existing lines) or (B) indebtedness owing to, or guaranties of indebtedness owing to, the Company; (iii) make any loans or advances to any other person other than loans or advances between any Subsidiary or between the Company and any Subsidiary (other than loans or advances less than $100,000 made in the ordinary course of business consistent with past practice); (iv) except as permitted in Section 5.5(b), merge or consolidate with any other entity in any transaction, or acquire (other than capital expenditures permitted by Section 5.1(d)) or sell any business or assets in a single transaction or series of transactions in which the aggregate consideration is $200,000 or greater or enter into any partnership, joint venture or similar arrangement; (v) change any material accounting policies or methods of accounting in effect at

December 31, 2005, except as required by the SEC or as required by GAAP as concurred with by the Company’s independent auditors; (vi) make any change in employment terms for any of its directors or officers or hire any new employee at the vice president, director or senior director level; (vii) alter, amend or create any obligations with respect to compensation, severance, benefits, change of control payments or any other payments to employees, directors or affiliates of the Company or the Subsidiaries, other than with respect to alterations, amendments or creations made with respect to non-officers and non-directors in the ordinary course of business consistent with past practice or required by applicable Law or as expressly contemplated by this Agreement or consented to in writing by Parent; (viii) other than as required by applicable Law, make any change to the Company Benefit Plans; (ix) acquire, or participate in any auction or other process related to the acquisition of, personal communications service licenses or wireless spectrum; (x) settle any material claim, action or proceeding, except to the extent subject to and not in excess of reserves that relate to the matter being settled existing as of December 31, 2005; (xi) other than the renewal in the ordinary course of business, amend in any material respect, waive any of its material rights under, or enter into any agreements, arrangements or commitments that would be required to be disclosed in Section 3.14 or Section 3.22 of the Company Disclosure Letter; (xii) except as required by Law, make or change any election with respect to Taxes or change any accounting method, file any claim for refund or any amended Tax Return, settle any Tax dispute or waive or extend the statute of limitations relating to any Taxes of the Company or any Subsidiary; or (xiii) apply for or otherwise seek to obtain any License issued or granted by the FCC; or (xiv) commit or agree to take any of the actions described in this Section 5.1.

(d)   Section 5.1(d) of the Company Disclosure Letter sets forth the projected capital expenditures for the Company and the Subsidiaries on a consolidated basis from the date of this Agreement through December 31, 2006. The Company agrees that it shall not incur capital expenditures, in the aggregate, in excess of such projected capital expenditures.

Section 5.2.   Access to Information; Confidentiality.

(a)    From the date hereof to the Effective Time, the Company shall, and shall cause the officers, directors, employees, auditors, attorneys, financial advisors, lenders and other agents (collectively, the “Representatives”) of the Company to, afford the Representatives of Parent and Merger Sub reasonable access at all reasonable times to the officers, employees, agents, properties, offices and other facilities, books and records of the Company and the Subsidiaries, and shall furnish Parent and Merger Sub with all financial, operating and other data and information as Parent or Merger Sub, through its Representatives, may reasonably request, except in each case with respect to any document or other information with respect to any potential or current litigation between the Company and the Subsidiaries, on the one hand, and Parent or any of its affiliates, on the other hand, that is subject to an attorney-client or other privilege or constitutes attorney work product. Parent and the Company will remain subject to the terms of that certain confidentiality agreement with the Company dated April 7, 2006 (the “Confidentiality Agreement”); provided, that from the date hereof to the Effective Time, any pre-planning activity between the Parent and any employee of the Company regarding the employment of such employee by Merger Sub or Parent following the consummation of the transactions contemplated hereby shall not be a violation of the Confidentiality Agreement; provided, further that if this Agreement is terminated, Parent and its subsidiaries shall not be entitled to employ any employee of the Company with whom Parent has contact in connection with this Agreement, until the date that is six (6) months from the date of such termination; provided, that this employment restriction shall not apply to (i) any part-time employee, (ii) any employee who as of the date hereof has already entered into employment discussions with Parent or contacted Parent to initiate such discussions, or (iii) any employee who seeks employment with Parent on his or her own initiative, including pursuant to a generalized advertisement of employment opportunities by Parent or generalized employee searches by headhunter/search firms for Parent (in either case not focused specifically on or directed in any way at the employees or an employee of the Company). In addition, from the date hereof to the Effective Time, the Company shall, and shall cause its Representatives to, cooperate and consult with Parent regarding transition planning and post-closing integration issues as reasonably requested by Parent. To facilitate such cooperation and consultation, the Company shall make available to such Representatives of Parent office space and secretarial or other administrative services as reasonably requested by Parent. The use of any information for the purpose of evaluating the Merger or the other transactions contemplated by this Agreement that Parent or Merger Sub or any of their affiliates may possess regarding the Company or any of its affiliates, including information provided under any agreement to which Parent, Merger Sub or any of its affiliates, on the one hand, and the Company or any of its affiliates, on the other hand, are a party, shall, if used in accordance with the terms of the Confidentiality Agreement, not be deemed a breach of any non-competition, non-disclosure or non-use agreement or other restrictive agreement between the Company and Parent with respect thereto.

(b)   No investigation pursuant to this Section 5.2 shall affect any representation or warranty in this Agreement of any party or any condition to the obligations of the parties.

Section 5.3.   Notification of Certain Matters.   The Company shall give prompt notice to Parent of any change or event (i) that has or would reasonably be expected to have a Material Adverse Effect or (ii) that it believes results or would reasonably be expected to result in a failure of the condition set forth in Section 6.2(a). Parent shall give prompt notice to the Company of any change or event (i) that has or would reasonably be expected to have a material adverse effect on the ability of Parent or Merger Sub to perform its respective obligations under this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement or (ii) that it believes results or would reasonably be expected to result in a failure of the conditions set forth in Section 6.3. The delivery of any notice pursuant to this Section 5.3, however, shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice. If any event or matter arises after the date of this Agreement that, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the Company Disclosure Letter or that is necessary to correct any information in the Company Disclosure Letter that has been rendered inaccurate thereby, then the Company shall promptly supplement, or amend the Company Disclosure Letter that it has delivered pursuant to this Agreement and deliver such supplement or amendment to Parent; provided that such supplement or amendment shall be for informational purposes only and shall not enlarge, reduce or otherwise modify the rights of the parties hereunder (including the right of any party to assert the failure of a condition to Closing set forth in Article VI without regard to any such supplement or amendment).

Section 5.4.   Further Assurances.

(a)    Upon the terms and subject to the conditions hereof, each of the parties shall use all commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under Law, subject to Section 5.5, to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including using all commercially reasonable efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of each Governmental Entity and parties to contracts with the Company and the Subsidiaries as are necessary for the consummation of the Merger and the other transactions contemplated by this Agreement or as otherwise reasonably requested by Parent or as are necessary to fulfill the conditions set forth in Article VI. Without limiting the generality of the foregoing, the Company shall use all commercially reasonable efforts and shall otherwise cooperate with Parent in such manner as reasonably requested by Parent in order to obtain the consents referred to in Section 1.2 of the Company Disclosure Letter. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this

Agreement, the proper officers of each party to this Agreement and the Surviving Corporation, subject to Section 5.5, shall use all commercially reasonable efforts to take all such action.

(b)   In connection with, and without limiting the foregoing, the Company shall (i) take all commercially reasonable actions necessary to ensure that no state antitakeover statute or similar statute or regulation is or becomes operative with respect to this Agreement, the Merger or any other transactions contemplated by this Agreement and (ii) if any state antitakeover statute or similar statute or regulation is or becomes operative with respect to this Agreement, the Merger or any other transaction contemplated by this Agreement, take all actions necessary to ensure that this Agreement, the Merger and any other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by this Agreement.

Section 5.5.   Board Recommendations.

(a)    In connection with the Merger and the Stockholders’ Meeting, the Board of Directors of the Company shall (i) subject to Section 5.5(b), recommend to the Company Stockholders to vote in favor of the approval of the Merger Agreement and the Merger and use all commercially reasonable efforts to obtain the necessary approvals by the Company Stockholders of this Agreement, the Merger and the other transactions contemplated by this Agreement and (ii) otherwise comply with the legal requirements applicable to such meeting.

(b)   Neither the Board of Directors of the Company nor any committee thereof shall, except as expressly permitted by this Section 5.5(b), (i) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify the approval or recommendation of such Board of Directors or such committee of the Merger or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Alternative Transaction (any action described in clause (i) above or in this clause (ii) being referred to as an “Adverse Recommendation Change”), or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (other than a confidentiality agreement in compliance with the provisions of Section 5.9(b) (each, an “Acquisition Agreement”) related to any transaction involving an Acquisition Proposal from a third party (an “Alternative Transaction”). Notwithstanding the foregoing, if prior to the adoption of this Agreement by the Company Stockholders, the Board of Directors of the Company determines in good faith, after it has received a Superior Proposal in compliance with this Section 5.5(b) and after receipt of advice from outside counsel, that it is required to do so to comply with fiduciary duties to the Company Stockholders under applicable Delaware Law, the Board of Directors of the Company may (subject to this and the following sentences) make an Adverse Recommendation Change, but only at a time that is after the fourth business day following Parent’s receipt of written notice advising Parent that the Board of Directors of the Company has received a Superior Proposal or an Acquisition Proposal that is reasonably likely to be a Superior Proposal. Such written notice shall specify the material terms and conditions of such Superior Proposal or Acquisition Proposal (and include a copy thereof with all accompanying documentation, if in writing), identify the person making such Superior Proposal and state that the Board of Directors of the Company is considering making an Adverse Recommendation Change. During such four business day period, the Company shall provide an opportunity for Parent to propose such adjustments to the terms and conditions of this Agreement as would enable the Company to proceed with its recommendation to the Company Stockholders without an Adverse Recommendation Change; provided, however, that any such proposed adjustment shall be at the discretion of Parent at the time. For purposes of this Agreement, a “Superior Proposal” means any proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into an Alternative Transaction that the Board of Directors of the Company determines in its good faith judgment (based on the advice of an independent financial advisor) to be more favorable to the Company Stockholders than the Merger, taking into account all relevant factors (including whether, in the good faith judgment of the Board of Directors of the Company, after obtaining the advice of such independent financial advisor, the third party is reasonably able to finance the transaction, and any proposed changes to this Agreement that may be proposed by Parent in response to such Alternative Transaction). Notwithstanding any such Adverse Recommendation Change, the Company shall submit this Agreement to the Company Stockholders, with such disclosures as shall be required by Law, and provided that in the event of an Adverse Recommendation Change permitted under this Section 5.5(b), the Company may submit this Agreement to the Company Stockholders without a recommendation or with a negative recommendation, in which event the Board of Directors of the Company may communicate the basis for its lack of recommendation or negative recommendation to the Company Stockholders in the Proxy Statement or an appropriate amendment or supplement thereto. Nothing contained in this Agreement shall prohibit the Company or the Board of Directors of the Company from taking and disclosing to the Company Stockholders pursuant to Rule 14e-2 promulgated under the Exchange Act a position with respect to a tender or exchange offer by a third party or from making any similar disclosure, in either case to the extent required by applicable Law; provided, that the Company may not, except as provided by this Section 5.5(b), withdraw, qualify or modify, in a manner adverse to Parent, the approval or recommendation of such Board of Directors of the Merger or this Agreement.

Section 5.6.   Stockholder Litigation.   The Company or Parent shall give the other party the opportunity to participate in the defense or settlement of any stockholder Litigation against the Company and its directors or Parent and its directors, as the case may be, relating to the transactions contemplated by this Agreement or the Merger; provided, however, that no such settlement shall be agreed to without Parent’s consent, which consent will not be unreasonably withheld.

Section 5.7.   Indemnification.

(a)    It is understood and agreed that all rights to indemnification by the Company now existing in favor of each present and former director, officer, employee and agent of the Company or the Subsidiaries (the “Indemnified Parties”) as provided in the Company Certificate of Incorporation or the Company Bylaws, in each case as in effect on the date of this Agreement, or pursuant to any other agreements in effect on the date hereof, copies of which have been made available to Parent, shall survive the Merger, and Parent shall, subject to Section 5.7(c), (i) cause the Surviving Corporation to continue in full force and effect for a period of at least six years from the Effective Time and (ii) perform, or cause the Surviving Corporation to perform, in a timely manner, the Surviving Corporation’s obligation with respect thereto (without regard to any discharge of such obligation in any bankruptcy or similar proceeding). Parent and Merger Sub agree that any claims for indemnification hereunder as to which they have received written notice prior to the sixth anniversary of the Effective Time shall survive, whether or not such claims shall have been finally adjudicated or settled.

(b)   Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, maintain in effect for six years from the Effective Time, if available, the Company’s current directors’ and officers’ liability insurance policies covering acts or omissions occurring at or prior to the Effective Time with respect to those persons who are currently (and any additional persons who prior to the Effective Time become) Indemnified Parties (“D&O Insurance”) (provided that the Surviving Corporation may substitute therefor policies with reputable and financially sound carriers of at least the same coverage containing terms and conditions that are not materially less favorable to the Indemnified Parties); provided, however, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 5.7(b) more than an amount per year equal to 200% of current annual premiums paid by the Company for such insurance. In the event that, but for the proviso to the immediately preceding sentence, the Surviving Corporation would be required to expend more than

200% of current annual premiums, the Surviving Corporation shall obtain the maximum amount of such insurance obtainable by payment of annual premiums equal to 200% of current annual premiums. If the Surviving Corporation elects to reduce the amount of insurance coverage pursuant to the preceding sentence, it will furnish to the officers and directors currently covered by such D&O Insurance reasonable notice of such reduction in coverage and shall, to the extent additional coverage is available, afford such persons the opportunity to pay such additional premiums as may be necessary to maintain the existing level of D&O Insurance coverage. In lieu of the foregoing, the Company may purchase, prior to the Effective Time, or the Surviving Corporation may purchase, after the Effective Time, a six-year “tail” prepaid officers’ and directors’ liability insurance policy in respect of acts or omissions occurring prior to the Effective Time covering each such Indemnified Party; provided that the premium and terms of such insurance are reasonably acceptable to Parent (it being understood that a policy with a one-time premium not in excess of 250% of the current annual premium shall be deemed to be reasonably acceptable to Parent).

(c)    If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 5.7.

(d)   The provisions of this Section 5.7 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives.

Section 5.8.   Public Announcements.   Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by Law or any listing agreement with a national securities exchange or trading system to which Parent or the Company is a party. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement will be substantially in the form attached as Exhibit C.

Section 5.9.   Acquisition Proposals.

(a)    The Company shall, on the date hereof, terminate (and shall cause each Subsidiary to terminate) all direct and indirect negotiations and discussions with all other parties with respect to any Acquisition Proposal or any potential Acquisition Proposal.

(b)   The Company shall not, nor shall it authorize or permit any of the Subsidiaries or Representatives to, directly or indirectly, (i) solicit, initiate or knowingly encourage the submission of any Acquisition Proposal or (ii) participate in or knowingly encourage any discussion or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to knowingly facilitate any inquiries or the making of, any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal; provided, however, that the foregoing shall not prohibit the Board of Directors of the Company from furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited Acquisition Proposal prior to the adoption of this Agreement by the Company Stockholders if, and only to the extent that, (A) the Board of Directors of the Company, based upon the advice of independent outside legal counsel, determines in good faith that such action is required for the Board of Directors of the Company to comply with its fiduciary obligations to the Company Stockholders under applicable Delaware Law, (B) prior to taking such action, the Company receives from such person or entity an executed agreement in reasonably customary form relating to the confidentiality of information to be provided to such person or entity containing provisions no less favorable to the Company than those set forth in the Confidentiality Agreement and (C) the Board of Directors of the

Company concludes in good faith, based upon advice from its independent financial advisor, that the Acquisition Proposal is reasonably likely to lead to a Superior Proposal. The Company shall provide prompt (and at least within 24 hours) oral and written notice to Parent of (1) the receipt of any such Acquisition Proposal or any inquiry that could reasonably be expected to lead to any Acquisition Proposal, (2) the material terms and conditions of such Acquisition Proposal or inquiry, (3) the identity of such person or entity making any such Acquisition Proposal or inquiry and (4) the Company’s intention to furnish information to, or enter into discussions or negotiations with, such person or entity. The Company shall continue to keep Parent fully and promptly informed of the status and material changes to the terms of any such Acquisition Proposal or inquiry. For purposes of this Agreement, subject to Section 7.2(c), “Acquisition Proposal” means any proposal with respect to (i) a transaction pursuant to which any person (or group of persons) other than Parent or its affiliates, directly or indirectly, acquires or would acquire more than 20% of the outstanding shares of common stock of the Company or of the outstanding voting power of the Company, whether from the Company or pursuant to a tender offer or exchange offer or otherwise, (ii) a merger, share exchange, consolidation, business combination, recapitalization or any other transaction involving the Company (other than the Merger) or any of the Subsidiaries pursuant to which any person or group of persons (other than Parent or its affiliates) party thereto, or its stockholders, owns or would own more than 20% of the outstanding shares of common stock or the outstanding voting power of the Company or, if applicable, the parent entity resulting from any such transaction immediately upon consummation thereof, or (iii) any transaction pursuant to which any person (or group of persons) other than Parent or its affiliates acquires or would acquire control of assets (including for this purpose the outstanding equity securities of the Subsidiaries of the Company and securities of the entity surviving any merger or business combination involving any of the Subsidiaries of the Company) of the Company or any of the Subsidiaries representing more than 20% of the fair market value of all the assets of the Company and the Subsidiaries, taken as a whole, immediately prior to such transaction.

Section 5.10.   Stockholders’ Meeting; Proxy Statement.

(a)    At the request of Parent, the Company shall cause the Stockholders’ Meeting to be duly called and held as soon as practicable after the Proxy Statement is cleared by the SEC, for the purpose of voting on the approval and adoption of this Agreement and the Merger.

(b)   The Company shall take all action necessary in accordance with applicable Law and the Company Certificate of Incorporation and Company Bylaws to duly call, give notice of, and convene the Stockholders’ Meeting.

(c)    Subject to Sections 5.5 and 5.9, the Company shall (i) solicit from the Company Stockholders entitled to vote at the Stockholders’ Meeting proxies in favor of such approval and (ii) take all other action reasonably necessary to secure the vote or consent of such holders required by the DGCL or this Agreement to effect the Merger.

(d)   Parent and the Company will as promptly as practicable after the date of this Agreement jointly prepare the Proxy Statement, and the Company shall file the Proxy Statement with the SEC, and shall use all commercially reasonable efforts to respond to the comments of the SEC and to cause the Proxy Statement to be mailed to the Company Stockholders at the earliest practical time. The Company shall furnish all information concerning it and the holders of its capital stock as Parent may reasonably request in connection with such actions, and Parent shall furnish all information concerning it and Merger Sub as the Company may reasonably request in connection with such actions. Each party to this Agreement will notify the other parties promptly of the receipt of the comments of the SEC, if any, and of any request by the SEC for amendments or supplements to the Proxy Statement or for additional information with respect thereto, and will supply the other parties with copies of all correspondence between such party or its Representatives, on the one hand, and the SEC or members of its staff, on the other hand, with respect to the Proxy Statement or the Merger. If (i) at any time prior to the Stockholders’ Meeting, any event should occur relating to the Company or any of the Subsidiaries that should be set forth in an amendment of, or a supplement to, the Proxy Statement, the Company shall promptly inform Parent and (ii) if at any time prior to the Stockholders’ Meeting, any event should occur relating to Parent or Merger Sub or any of their respective associates or affiliates, or relating to the plans of any such persons for the Company after the Effective Time that should be set forth in an amendment of, or a supplement to, the Proxy Statement, Parent will promptly inform the Company, and in the case of (i) or (ii) the Company and Parent, will, upon learning of such event, promptly prepare, and the Company shall file with the SEC and, if required, mail such amendment or supplement to the Company Stockholders; provided, prior to such filing, the Company and Parent shall consult with each other with respect to such amendment or supplement and shall incorporate the other’s comments, except with respect to any comment that would create a misstatement of fact or an omission of a material fact. Each of Parent and Merger Sub shall vote, or cause to be voted, in favor of the Merger and this Agreement all shares of Company Common Stock directly or indirectly beneficially owned by it.

(e)    The Company hereby consents to the inclusion in the Proxy Statement of the recommendation of the Board of Directors of the Company described in Section 3.3, subject to any modification, amendment or withdrawal thereof, and represents that the Independent Advisor has, subject to the terms of its engagement letter with the Company and the Board of Directors of the Company (the “Independent Advisor Engagement Letter”), consented to the inclusion of references to its opinion in the Proxy Statement.

Section 5.11.   Stockholder and Warrant Holder Lists.

(a)    The Company shall promptly upon the request by Parent, or shall cause its transfer agent to promptly, furnish Parent and Merger Sub with mailing labels containing the names and addresses of all record holders of shares of Company Common Stock and with security position listings of shares of Company Common Stock held in stock depositories, each as of the most recent practicable date, together with all other available listings and computer files containing names, addresses and security position listings of record holders and beneficial owners of shares of Company Common Stock. The Company shall furnish Parent and Merger Sub with such additional information, including updated listings and computer files of the Company Stockholders, mailing labels and security position listings, and such other assistance as Parent, Merger Sub or their agents may reasonably request. Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Proxy Statement and any other documents necessary to consummate the Merger, Parent shall hold in confidence the information contained in any such labels, listings and files, and the additional information referred to in the preceding sentence, will use such information only in connection with the Merger and, if this Agreement shall be terminated, shall, upon request, deliver to the Company all copies of such information then in its possession or control or in the possession or control of its agents or representatives.

(b)   The Company shall use its commercially reasonable efforts to provide, or cause the warrant agent for the Company Warrants to provide, promptly after the date hereof the names and addresses of all record holders of Company Warrants, as of the most recent practicable date. The Company shall timely provide notice of the Merger and the transactions contemplated by this Agreement in accordance with the terms of the warrant agreement governing the Company Warrants to the warrant agent for the Company Warrants, such notice to be in form and substance reasonably satisfactory to Parent. The Company shall use its commercially reasonable efforts to cause the warrant agent for the Company Warrants to timely provide notice of the Merger and the transactions contemplated by this Agreement in accordance with the terms of the warrant agreement governing the Company Warrants to all holders of any Company Warrant, such notice to be in form and substance reasonably satisfactory to Parent.

Section 5.12.   Director Resignations.   The Company shall cause to be delivered to Parent resignations of all the directors of the Company’s Subsidiaries to be effective upon the consummation of the Merger. The Company shall cause such directors, prior to resignation, to appoint new directors nominated by Parent to fill such vacancies.

Section 5.13.   Benefits Continuation; Severance.

(a)    Except as provided in Section 5.13 of the Company Disclosure Letter, for the period beginning at the Effective Time and ending no earlier than the first anniversary of the Effective Time, Parent, the Company and the Surviving Corporation shall provide, or shall cause their subsidiaries to provide, benefits that are substantially comparable in the aggregate to those provided under the Scheduled Company Benefit Plans as in effect on the date hereof to employees of the Company and the Subsidiaries as of the Effective Time (“Affected Employees”); notwithstanding the foregoing, however, Parent, the Company and the Surviving Corporation shall not be obligated to make matching contributions or any other payments under the UbiquiTel Retirement Plan (the “Company 401(K) Plan”) in amounts or percentage levels comparable to matching contributions or other payments made by the Company prior to the consummation of the Merger but will provide matching contributions and other such payments in amounts and percentage levels comparable to similarly situated employees of Parent. Parent, the Company and the Surviving Corporation shall comply with the terms of all Scheduled Company Benefit Plans in effect on the date hereof, subject to any reserved right to amend or terminate any Scheduled Company Benefit Plan; provided, however, that no such amendment or termination may be inconsistent with Parent’s and the Surviving Corporation’s obligations pursuant to the first sentence of this Section 5.13(a). Without limiting the generality of the foregoing, Parent, the Company and the Surviving Corporation agree to honor all obligations to Affected Employees, including, but not limited to, obligations for severance pay and other severance benefits (x) pursuant to the terms of the written employment and separation agreements listed in Section 3.16 of the Company Disclosure Letter or pursuant to Section 5.1(c) of the Company Disclosure Letter and (y) who are terminated prior to the date that is 12 months following the Effective Time in accordance with the Company’s severance pay plan and policies set forth in Section 5.13(a) of the Company Disclosure Letter.

(b)   Affected Employees shall be given credit for all service with the Company and the Subsidiaries (or service credited by the Company or the Subsidiaries) under all employee benefit plans and arrangements currently maintained or established in the future by Parent or any of its subsidiaries (including the Surviving Corporation) in which they are or become participants for purposes of participation, eligibility, vesting and level of benefits (but not for benefit accruals under any defined benefit pension plan or any plan providing post-retirement medical, dental or prescription drug benefits or as would otherwise result in duplication of benefits). Parent and its subsidiaries (including the Surviving Corporation) shall cause any pre-existing conditions or limitations, eligibility waiting periods or required physical examinations under any welfare benefit plans of Parent and its subsidiaries (including the Surviving Corporation) to be waived with respect to Affected Employees and their eligible dependents to the extent waived under the corresponding Scheduled Company Benefit Plan in which the applicable Affected Employee participated prior to the Effective Time and, with respect to life insurance coverage, up to the Affected Employee’s current level of insurability. Parent and its subsidiaries (including the Surviving Corporation) shall give Affected Employees and their eligible dependents credit for the plan year in which the Effective Time (or, if later, the commencement of participation in any benefit plan) occurs toward applicable deductibles and annual out-of-pocket limits for expenses incurred prior to the Effective Time (or, if later, the date of commencement of participation in such benefit plan).

(c)    The Company agrees that Parent may enter into retention bonus arrangements that have effect following the Effective Time with such employees of the Company and the Subsidiaries as determined by Parent in such amounts and on such terms and conditions as determined by Parent.

(d)   For purposes of this Section 5.13, the term “Scheduled Company Benefit Plan” shall mean only those Company Benefit Plans listed in Section 5.13 of the Company Disclosure Letter.

(e)    Nothing in this Section 5.13 shall confer any rights or remedies upon any person, individual or whomsoever other than the Company, Parent and Merger Sub.

Section 5.14.   Rule 16b-3.   Prior to the Effective Time, the Company may approve in accordance with the procedures set forth in Rule 16b-3 promulgated under the Exchange Act and the Skadden, Arps, Slate, Meagher & Flom LLP SEC No-Action Letter (January 12, 1999) any dispositions of equity securities of the Company (including derivative securities with respect to equity securities of the Company) resulting from the transactions contemplated by this Agreement by each officer or director of the Company who is subject to Section 16 of the Exchange Act with respect to equity securities of the Company.

ARTICLE VI

CONDITIONS

Section 6.1.   Conditions to the Obligation of Each Party.   The respective obligations of Parent, Merger Sub and the Company to effect the Merger are subject to the satisfaction of the following conditions, unless waived in writing by all parties at or prior to the Effective Time:

(a)    This Agreement and the Merger shall have been adopted by the requisite vote of the Company Stockholders, as required by the DGCL, the Company Certificate of Incorporation and the Company Bylaws;

(b)   No temporary restraining order, preliminary or permanent injunction or other order issued by any Governmental Entity of competent jurisdiction preventing the consummation of the Merger (an “Injunction”) shall be in effect; provided, however, that each of the parties shall use all commercially reasonable efforts to prevent the entry of any such Injunction and to cause any such Injunction that may be entered to be vacated or otherwise rendered of no effect;

(c)    No statute, rule or regulation shall have been enacted or promulgated by any Governmental Entity of competent jurisdiction which temporarily, preliminarily or permanently restrains, precludes, enjoins or otherwise prohibits the consummation of the Merger or makes the Merger illegal; and

(d)   All actions by or in respect of or filings with any Governmental Entity required to permit the consummation of the Merger shall have been obtained or made (including the expiration or termination of any applicable waiting period under the HSR Act).

Section 6.2.   Conditions to Obligations of Parent and Merger Sub to Effect the Merger.   The obligations of Parent and Merger Sub to effect the Merger are further subject to satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a)    (i) the representations and warranties of the Company set forth in this Agreement (other than those set forth in Section 3.2 or Section 3.23) shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have a Material Adverse Effect (disregarding for these purposes (A) any qualification or exception for, or reference to, materiality in any such representation or warranty and (B) any use of the terms “material,” “materiality,” “in all material respects,” “material adverse change,” “Material Adverse Effect” or similar terms or phrases in any such representation or warranty); and the representations and warranties of the Company set forth in Section 3.2 and Section 3.23 of this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date;

(ii)   the Company shall have performed in all material respects each of its obligations under this Agreement required to be performed by it at or prior to the Effective Time pursuant to the terms of this Agreement; and

(iii)  an executive officer of the Company shall have delivered to Parent a certificate to the effect that each of the conditions specified in clauses (i) and (ii) of this Section 6.2(a) is satisfied in all respects.

(b)   The Company and the Subsidiaries shall have procured all consents identified in Section 6.2(b) of the Company Disclosure Letter.

(c)    There shall not be pending any action, investigation or proceeding by any Governmental Entity, and there shall not be pending any action or proceeding by any other person, domestic or foreign, before any Governmental Entity, which is reasonably likely to be determined adversely to Parent, (i) challenging or seeking to make illegal, to delay materially or otherwise, directly or indirectly, to restrain or prohibit the consummation of the Merger, seeking to obtain material damages or imposing any material adverse conditions in connection therewith or otherwise, directly or indirectly, relating to the transactions contemplated by the Merger, (ii) seeking to restrain, prohibit or delay the exercise of full rights of ownership or operation by Parent or its subsidiaries of all or any portion of the business or assets of the Company and the Subsidiaries, taken as a whole, or of Parent or any of its subsidiaries, or to compel Parent or any of its subsidiaries to dispose of or hold separate all or any material portion of the business or assets of the Company and the Subsidiaries, taken as a whole, or of Parent or any of its subsidiaries, or (iii) seeking to require divestiture by Parent or any of its subsidiaries of the shares of Company Common Stock.

Section 6.3.   Conditions to Obligations of the Company to Effect the Merger.   The obligations of the Company to effect the Merger are further subject to satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a)    (i) the representations and warranties of Parent and Merger Sub in this Agreement that are qualified by materiality shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; and the representations and warranties of Parent and Merger Sub in this Agreement that are not qualified by materiality shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date;

(ii)   each of Parent and Merger Sub shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Effective Time pursuant to the terms of this Agreement; and

(iii)  an executive officer of each of Parent and Merger Sub shall have delivered to the Company a certificate to the effect that each of the conditions specified in clauses (i) and (ii) of this Section 6.3(a) is satisfied in all respects by Parent and Merger Sub, respectively.

(b)   No proceeding initiated by any Governmental Entity seeking an Injunction shall be pending.

article VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1.   Termination.   This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the Company Stockholders:

(a)    By mutual written consent duly authorized by the Boards of Directors of Parent and the Company;

(b)   By either Parent or the Company, upon written notice to the other, if any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree, ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; provided, however, that the party terminating this Agreement pursuant to this Section 7.1(b) shall use all commercially reasonable efforts to have such order, decree, ruling or action vacated;

(c)    By either Parent or the Company upon written notice to the other if the Merger shall not have been consummated on or before December 31, 2006; provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party whose failure to fulfill any of its obligations under this Agreement has been the primary cause of, or resulted in, the failure to consummate the Merger on or before such date;

(d)   By Parent or Merger Sub, upon written notice to the Company, if, prior to the approval required by Section 6.1(a) of the Company Stockholders at the Stockholders’ Meeting, the Board of Directors of the Company (i) shall have withdrawn or shall have modified in a manner adverse to Parent or Merger Sub its approval or recommendation of the Merger or this Agreement, (ii) causes the Company to enter into an agreement with respect to an Acquisition Proposal (other than a confidentiality agreement), (iii) shall have endorsed, approved or recommended any Acquisition Proposal or (iv) shall have resolved to do any of the foregoing.

(e)    By the Company or Parent, upon written notice to the other, if this Agreement shall fail to be adopted by the Company Stockholders at the Stockholders’ Meeting (including any adjournment or postponement thereof);

(f)    By Parent or the Company, upon written notice to the other, if there shall have been a material breach of or any material inaccuracy in any of the representations or warranties set forth in this Agreement on the part of any of the other parties, which breach is not cured within 30 days following receipt by the breaching party of written notice of such breach from the terminating party, or which breach, by its nature, cannot be cured prior to the Closing (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein); provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 7.1(f) unless the breach of representation or warranty, together with all other such breaches, would entitle the party receiving such representation not to consummate the transactions contemplated by this Agreement under Section 6.2(a) (in the case of a breach of representation or warranty by the Company) or Section 6.3(a) (in the case of a breach of representation or warranty by Parent or Merger Sub); or

(g)    By Parent or the Company, upon written notice to the other, if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of any of the other parties, which breach shall not have been cured within 30 days following receipt by the breaching party of written notice of such breach from the terminating party, or which breach, by its nature, cannot be cured prior to the Closing (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein).

Section 7.2.   Effect of Termination.

(a)    In the event of the termination of this Agreement pursuant to Section 7.1 hereof, this Agreement shall forthwith be terminated and have no further effect except that Section 5.2(b), Section 5.11, this Section 7.2 and Article VIII shall survive termination of this Agreement; provided that nothing herein shall relieve any party from liability for any willful breach hereof.

(b)   If Parent or Merger Sub exercises its right to terminate this Agreement under Section 7.1(d), then the Company shall within two (2) business days of such termination pay to Parent $35,000,000 in immediately available funds (the “Termination Fee”).

(c)    In the event that (i)(x) an Acquisition Proposal has been proposed by any person (other than Parent and Merger Sub or any of their respective affiliates) or any person has announced its intention (whether or not conditional) to make an Acquisition Proposal or an Acquisition Proposal or such intention has otherwise become known to the Company’s directors or officers, or its stockholders generally and (y) thereafter this Agreement is terminated by either the Company or Parent pursuant to Section 7.1(c), 7.1(e) or 7.1(g), and (ii) within 12 months after such termination of this Agreement, the Company or any of its Subsidiaries enters into any definitive agreement providing for an Acquisition Proposal, or an Acquisition Proposal is consummated, then the Company shall pay Parent the Termination Fee upon the first to occur of the events described in clause (ii) of this sentence. For purposes of this Section 7.2(c), references to 20% in the definition of “Acquisition Proposal” as such term relates to an Alternative Transaction will be deemed to be references to 50%.

(d)   Notwithstanding anything to the contrary set forth in this Agreement, if the Company fails promptly to pay to Parent any amounts due under this Section 7.2, the Company shall pay the costs and expenses (including reasonable legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee or obligation at the publicly announced prime rate of Citibank, N.A. in effect from time to time from the date such fee or obligation was required to be paid.

Section 7.3.   Amendments.   This Agreement may not be amended except by action taken or authorized by the board of directors of each of the parties (and, in the case of the Company, with the approval of the Board of Directors of the Company) set forth in an instrument in writing signed on behalf of each of the parties; provided, however, that after adoption of this Agreement by the Company Stockholders, no amendment may be made without the further approval of the Company Stockholders if the effect of such amendment would be to reduce the Merger Consideration or change the form thereof or such further approvals otherwise required by the DGCL.

Section 7.4.   Waiver.   At any time prior to the Effective Time, whether before or after the Stockholders’ Meeting, any party, by action taken or authorized by its board of directors, may (a) extend the time for the performance of any of the covenants, obligations or other acts of any other party or (b) waive any inaccuracy of any representations or warranties or compliance with any of the agreements, covenants or conditions of any other party or with any conditions to its own obligations. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party by its duly authorized officer. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights. The waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

article VIII

GENERAL PROVISIONS

Section 8.1.   No Third Party Beneficiaries.   Other than the provisions of Section 5.7, nothing in this Agreement shall confer any rights or remedies upon any person other than the parties.

Section 8.2.   Entire Agreement.   This Agreement constitutes the entire Agreement among the parties with respect to the subject matter hereof and supersedes any prior understandings, agreements, or representations by or among the parties, written or oral, with respect to the subject matter hereof, except for any Sprint PCS Management Agreement or related agreement in effect between the Company or any Subsidiary, on the one hand, and Parent or any of its subsidiaries, on the other hand.

Section 8.3.   Succession and Assignment.   This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties; provided, however, that Merger Sub may freely assign its rights without such prior written approval to another direct or indirect wholly owned subsidiary of Parent as to which the representation in Section 4.7 is true and accurate if such assignee were substituted for Merger Sub therein, but no such assignment shall relieve Merger Sub or Parent of any of its obligations hereunder.

Section 8.4.   Counterparts.   This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Section 8.5.   Governing Law; Venue; Service of Process, Waiver of Jury Trial.

(a)    This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to principles of conflicts of law thereof.

(b)   The parties (i) agree that any suit, action or proceeding arising out of or relating to this Agreement will be brought solely in the state or federal courts of the State of Delaware, (ii) consent to the exclusive jurisdiction of each such court in any suit, action or proceeding relating to arising out of this Agreement and (iii) waive any objection that it may have to the laying of venue in any such suit, action or proceeding in any such court.

(c)    Each party irrevocably consents to service of process in the manner provided for the giving of notices pursuant to this Agreement; provided that such service will be deemed to have been given only when actually received by such party. Nothing in this Agreement will affect the right of a party to serve process in another manner permitted by Law.

(d)   EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND WHETHER MADE BY CLAIM, COUNTERCLAIM, THIRD PARTY CLAIM OR OTHERWISE.

Section 8.6.   Severability.   Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

Section 8.7.   Specific Performance.   Each of the parties acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other party shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof.

Section 8.8.   Construction.   The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” All references to the “parties” means the parties to this Agreement unless the context otherwise requires. All references to any agreement, instrument, statute or regulation are to it as amended and supplemented from time to time (and, in the case of a statute or regulation, to any corresponding provisions or successor statutes or regulations). When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The phrase “the date of this Agreement,” “date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to April 19, 2006.

Section 8.9.   Non-Survival of Representations and Warranties and Agreements.   The representations, warranties and agreements in this Agreement shall terminate at the Effective Time, except that the agreements set forth in Article I and Article VIII and Section 5.4, Section 5.7 and Section 5.13 shall survive the Effective Time in accordance with their terms.

Section 8.10.   Certain Definitions.   For purposes of this Agreement, the terms “associate” and “affiliate” shall have the same meaning as set forth in Rule l2b-2 promulgated under the Exchange Act, and the term “person” shall mean any individual, corporation, partnership (general or limited), limited liability company, limited liability partnership, trust, joint venture, joint-stock company, syndicate, association, entity, unincorporated organization or government or any political subdivision, agency or instrumentality thereof.

Section 8.11.   Fees and Expenses.   Each party shall pay its own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby.

Section 8.12.   Notices.   All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) or sent by reputable overnight express courier (charges prepaid) to the respective parties at the following addresses, or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.12:

If to Parent or Merger Sub:
Sprint Nextel Corporation
2001 Edmund Drive
Reston, VA 20191
Facsimile: (703) 433-4846
Attention: General Counsel
with a copy to:
King & Spalding LLP
1180 Peachtree Street
Atlanta, GA 30309-3521
Facsimile: (404) 572-5100
Attention: Michael J. Egan
C. William Baxley
If to the Company:
UbiquiTel Inc.
One West Elm Street
Suite 400
Conshohocken, PA 19428
Facsimile: (610) 832-1076
Attention: Donald A. Harris
Patricia E. Knese
with a copy to:
Kirkland & Ellis LLP
200 East Randolph Drive
Chicago, IL 60601
Facsimile: (312) 861-2200
Attention: R. Scott Falk, P.C.
Robert M. Hayward

Section 8.13.   Cross-References to Certain Terms Defined Elsewhere in This Agreement.

TERM	Section
Acquisition Agreement	5.5(b)
Acquisition Proposal	5.9(b)
Adverse Recommendation Change	5.5(b)
Affected Employees	5.13(a)
Agreement	Preamble
Alternative Transaction	5.5(b)
Blue Sky Laws	3.5
Certificate	1.4(c)
Certificate of Merger	1.2
Closing	1.2
Code	1.8(e)
Company	Preamble
Company 401(k) Plan	5.13(a)
Company 2005 10-K	3.8(b)
Company Benefit Plan	3.16
Company Benefit Plans	3.16
Company Bylaws	3.1
Company Certificate of Incorporation	3.1
Company Common Stock	Preamble
Company Disclosure Letter	Article III
Company Financial Statements	3.8(b)
Company Licenses	3.7(c)
Company Material Licenses	3.7(b)
Company Options	1.6
Company Permitted Lien	3.11
Company Rights	3.2
Company SEC Reports	Article III
Company Stock Option Plan	1.6
Company Stockholders	Preamble
Company Warrants	3.2
Confidentiality Agreement	5.2(a)
D&O Insurance	5.7(b)
DGCL	Preamble
Dissenting Shares	1.5(a)
Effective Time	1.2
Environmental Laws	3.18(a)
ERISA	3.16
ERISA Affiliate	3.16
ESPP	1.7
Exchange Act	Article III
FAA	3.7(c)
FCC	3.5
FCC Filings	3.5
Fund	1.8(a)
GAAP	3.4
Governmental Entity	3.5
Harris Employment Agreement	1.6(a)

HSR Act	3.5
Indemnified Parties	5.7(a)
Indenture	3.24
Independent Advisor	3.3(b)
Independent Advisor Engagement Letter	5.10(e)
Injunction	6.1(b)
Intellectual Property Rights	3.19(e)
Knowledge	3.7
Law	3.4
Licenses	3.7(b)
Litigation	3.13
Material Adverse Effect	3.4
Material Contract	3.14(a)
Merger	Preamble
Merger Consideration	1.4(b)
Merger Sub	Preamble
NLRB	3.17(a)
Parent	Preamble
Payee	1.8(e)
Paying Agent	1.8(a)
Preferred Stock	3.2
Proxy Statement	3.15
Report	3.8(a)
Representatives	5.2(a)
Scheduled Company Benefit Plan	5.13(d)
SEC	Article III
Securities Act	Article III
SOX Act	3.8(a)
Stockholders Agreement	Preamble
Stockholders’ Meeting	3.15
Subsidiary	3.1
Superior Proposal	5.5(b)
Surviving Corporation	1.1
Tax	3.10
Tax Return	3.10
Taxes	3.10
Termination Fee	7.2(b)

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Company, Parent and Merger Sub and have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SPRINT NEXTEL CORPORATION
By:	/s/ STEVEN M. NIELSEN
Name: Steven M. Nielsen
Title: Vice President
EAGLE MERGER SUB INC
By:	/s/ DOUGLAS B. LYNN
Name: Douglas B. Lynn
Title: Vice President
UBIQUITEL INC.
By:	/s/ DONALD A. HARRIS
Name: Donald A. Harris
Title: President and Chief Executive Officer

ANNEX B

Bear, Stearns & Co. Inc.
100 Crescent Court, Suite 1300
Dallas, TX 75201
www.bearstearns.com
Fred J. Turpin
Senior Managing Director
Tel 214-979-7944
Fax 214-661-9858
fturpin@bear.com

April 19, 2006

The Board of Directors
UbiquiTel Inc.
One West Elm Street, Suite 400
Conshohocken, PA 19428

Ladies and Gentlemen:

We understand that UbiquiTel Inc. (“UbiquiTel”), Sprint Nextel Corporation (“Sprint Nextel”) and Eagle Merger Sub Inc., a wholly owned subsidiary of Sprint Nextel (“Merger Sub”), contemplate entering into an Agreement and Plan of Merger (the “Merger Agreement”) to be dated April 19, 2006, pursuant to which Merger Sub will merge with and into UbiquiTel (the “Merger”), with UbiquiTel continuing as the surviving corporation and becoming a wholly owned subsidiary of Sprint Nextel. We further understand that, pursuant to the Merger Agreement, each issued and outstanding share of common stock, par value $0.0005 per share, of UbiquiTel (“UbiquiTel Common Stock”) shall, at the effective time of the Merger, be cancelled and, by virtue of the Merger and without any action on the part of the holder thereof, shall be converted automatically into the right to receive, without interest, an amount in cash equal to $10.35 per share (the “Merger Consideration”), subject to certain exceptions described in the Merger Agreement. You have provided us with a copy of the Merger Agreement in substantially final form.

You have asked us to render our opinion as to whether the Merger Consideration is fair, from a financial point of view, to the stockholders of UbiquiTel.

In the course of performing our review and analyses for rendering this opinion, we have:

•       reviewed a draft of the Merger Agreement, dated April 18, 2006;

•       reviewed a draft of the Settlement Agreement and Mutual Release, dated April 18, 2006, by and among Sprint Nextel, UbiquiTel and their respective affiliates named therein (the “Settlement Agreement”), which we understand to be in substantially final form;

•       reviewed a draft of the Stockholders Agreement, dated April 18, 2006, among Sprint Nextel and the stockholders of UbiquiTel who are signatories thereto (the “Stockholders Agreement” and, together with the Merger Agreement and the Settlement Agreement, the “Transaction Documents”), which we understand to be in substantially final form;

•       reviewed UbiquiTel’s Annual Reports on Form 10-K for the years ended December 31, 2003, 2004 and 2005, its preliminary results for the quarter ended March 31, 2006 and its Current Reports on Form 8-K filed since December 31, 2005;

The Board of Directors
UbiquiTel Inc.
April 19, 2006

•       reviewed certain operating and financial information relating to UbiquiTel’s business and prospects, including projections for the seven years ending December 31, 2012, all as prepared and provided to us by UbiquiTel’s management;

•       met with certain members of UbiquiTel’s senior management to discuss UbiquiTel’s business, operations, historical and projected financial results and future prospects;

•       reviewed the historical prices, trading multiples and trading volumes of the shares of UbiquiTel Common Stock;

•       reviewed publicly available financial data, stock market performance data and trading multiples of companies which we deemed generally comparable to UbiquiTel;

•       reviewed the terms of recent mergers and acquisitions involving companies which we deemed generally comparable to UbiquiTel;

•       performed discounted cash flow analyses based on the projections provided to us by management for UbiquiTel, including certain tax attributes available to UbiquiTel; and

•       conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information provided to or discussed with us by UbiquiTel, including, without limitation, the projections referred to above, as well as financial and other information obtained by us from public sources. With respect to the projections referred to above, we have relied on representations by senior management of UbiquiTel that such projections have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of UbiquiTel as to the expected future performance of UbiquiTel. We have also assumed, at the direction of the senior management of UbiquiTel, that such projections reflect the best currently available estimates and judgments of management as to the financial consequences, if any, from the outcome of any pending or future disputes between UbiquiTel and Sprint Nextel. We have not been engaged to assess the reasonableness or achievability of such projections or the assumptions on which they were based and express no view as to such projections or assumptions. We have not assumed any responsibility for the independent verification of any such information, including, without limitation, the projections provided to us, and we have further relied upon the assurances of the senior management of UbiquiTel that they are unaware of any facts that would make the information and projections provided to us incomplete or misleading.

In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets or liabilities (contingent or otherwise) of UbiquiTel, nor have we been furnished with any such appraisals. We have not been requested to assume, and have not assumed, any obligation to conduct any inspection of the properties or facilities of UbiquiTel. During the course of our engagement by UbiquiTel, we solicited interest from various parties, including Sprint Nextel, with respect to an acquisition, business combination or other extraordinary transaction involving UbiquiTel. However, following commencement of negotiations between UbiquiTel and Sprint Nextel relating to the Merger, we were not authorized to solicit, and did not solicit, interest from any other party with respect to any alternative transaction involving UbiquiTel or its assets. We have assumed, with your consent, that the drafts of the Transaction Documents which we have reviewed (as referred to above) will conform in all respects to the Transaction Documents when in final form. We have assumed that the Merger will be consummated in a timely manner and in accordance with the terms of the Merger Agreement without any limitations, restrictions, conditions,

The Board of Directors
UbiquiTel Inc.
April 19, 2006

amendments or modifications, regulatory or otherwise, that collectively would have a material effect on UbiquiTel or the Merger.

We do not express any opinion as to the price or range of prices at which the shares of UbiquiTel Common Stock may trade subsequent to the announcement of the Merger.

We have acted as a financial advisor to UbiquiTel in connection with the Merger and will receive a customary fee for such services, a substantial portion of which is contingent on successful consummation of the Merger. In addition, UbiquiTel has agreed to indemnify us under certain circumstances. Bear Stearns has been previously engaged by UbiquiTel to provide certain investment banking and other services for which we received customary fees. In addition, Bear Stearns is currently engaged, and in the past has been engaged, by Sprint Nextel or its affiliates to provide certain investment banking and other services in matters unrelated to the Merger, for which we have received, or expect to receive, customary fees. In the ordinary course of business, Bear Stearns and its affiliates may actively trade the equity and debt securities and/or bank debt of UbiquiTel and/or Sprint Nextel and their respective affiliates for our own account and for the account of our customers and, accordingly, may at any time hold a long or short position in such securities or bank debt.

It is understood that this letter is intended for the benefit and use of the Board of Directors of UbiquiTel and does not constitute a recommendation to the Board of Directors of UbiquiTel or any holders of UbiquiTel Common Stock as to how to vote in connection with the Merger or otherwise. This opinion does not address UbiquiTel’s underlying business decision to pursue the merger, the relative merits of the Merger as compared to any alternative business strategies that might exist for UbiquiTel or the effects of any other transaction in which UbiquiTel might engage. This letter is not to be used for any other purpose, or be reproduced, disseminated, quoted from or referred to at any time, in whole or in part, without our prior written consent; provided, however, that this letter may be included in its entirety in any proxy statement to be distributed to the holders of UbiquiTel Common Stock in connection with the Merger. Our opinion is subject to the assumptions and conditions contained herein and is necessarily based on economic, market and other conditions, and the information made available to us, as of the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof.

Based on and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the stockholders of UbiquiTel.

Very truly yours,

BEAR, STEARNS & CO. INC.
By:	/s/ FRED J. TURPIN JR.
Fred J. Turpin Jr.
Senior Managing Director

ANNEX C

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

SECTION 262. APPRAISAL RIGHTS.

(a)   Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)   Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

(1)         Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

(2)         Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.  Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.  Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c.  Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d.  Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3)         In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c)  Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1)         If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)         If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)   Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)   At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h)   After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)   From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

UBIQUITEL INC.

PROXY FOR 2006 ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

June 27, 2006

The undersigned stockholder(s) of UbiquiTel Inc., a Delaware corporation (the “Company”), hereby revoking any proxy heretofore given, does hereby appoint Donald A. Harris, James J. Volk and Patricia E. Knese, and each of them, with full power to act alone, the true and lawful attorneys-in-fact and proxies of the undersigned, with full powers of substitution, and hereby authorize(s) them and each of them, to represent the undersigned and to vote all shares of common stock of the Company that the undersigned is entitled to vote at the 2006 Annual Meeting of Stockholders of the Company to be held on June 27, 2006, at 9:00 a.m., local time, at the Philadelphia Marriott West Hotel, 111 Crawford Avenue, West Conshohocken, Pennsylvania, and any and all adjournments and postponements thereof, with all powers the undersigned would possess if personally present, on the following proposals, each as described more fully in the accompanying proxy statement, and any other matters coming before said meeting.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF

UBIQUITEL INC.

June 27, 2006

PROXY VOTING INSTRUCTIONS

MAIL - Date, sign and mail your proxy card in the envelope provided as soon as possible.

- OR -

TELEPHONE - Call toll-free 1-800-PROXIES from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

- OR -

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

COMPANY NUMBER
ACCOUNT NUMBER

You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date.

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL NOMINEES AND “FOR” PROPOSALS 1 AND 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1. To adopt the Agreement and Plan of Merger, dated as of April 19, 2006, by and among UbiquiTel Inc., a Delaware corporation, Sprint Nextel Corporation, a Kansas corporation, and Eagle Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Sprint Nextel Corporation, and approve the merger and related transactions contemplated by the Agreement and Plan of Merger.					4.	To transact any other business as may properly come before the annual meeting or any adjournments or postponements of the annual meeting.
		FOR	AGAINST	ABSTAIN

This proxy will be voted in the manner directed herein by the undersigned. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” THE ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER AND RELATED TRANSACTIONS, “FOR“ THE ELECTION OF THE NOMINEES FOR DIRECTOR NAMED IN PROPOSAL 2, "FOR" A PROPOSAL TO ADJOURN OR POSTPONE THE ANNUAL MEETING AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF TO THE EXTENT PERMITTED UNDER APPLICABLE LAW.

Receipt of the Notice of 2006 Annual Meeting of Stockholders and accompanying Proxy Statement, together with the Annual Report, is hereby acknowledged.

		☐	☐	☐

2. To elect the following nominees as Class III directors, each for a term ending on the earlier to occur of the effective date of the merger and our annual meeting of stockholders in 2009:
NOMINEES:
☐	FOR ALL NOMINEES	Robert A. Berlacher
☐ ☐	WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	Donald A. Harris Joseph N. Walter

3. Any proposal to adjourn or postpone the annual meeting to a later date, but in no event later than December 31, 2006, to solicit additional proxies if there are not sufficient votes in favor of the adoption of the merger agreement and approval of the merger and related transactions.

		FOR	AGAINST	ABSTAIN
		☐	☐	☐

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:				IMPORTANT - PLEASE MARK, SIGN, DATE AND RETURN PROMPTLY USING THE ENCLOSED ENVELOPE.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:
Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor,

administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.